Exhibit 10.1

Execution Version

AMENDMENT NO. 2

This AMENDMENT NO. 2, dated as of June 5, 2020 (this “Amendment”), amends the Credit Agreement, dated as of November 28, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), by and among CONSOL ENERGY INC. (the “Borrower”), the guarantors party thereto, the lenders and agents party thereto, PNC Bank, National Association, as administrative agent for the Revolving Lenders and Term A Lenders (the “Revolving/TLA Administrative Agent”) and Citibank, N.A., as administrative agent for the Term B Lenders (the “TLB Administrative Agent” and, together with the Revolving/TLA Administrative Agent, the “Administrative Agents”). Capitalized terms used but not defined herein shall have the meanings given them in the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”).

WITNESSETH

WHEREAS, the Borrower desires to amend the Credit Agreement on the terms set forth herein;

WHEREAS, CCR has requested amendments to, among other provisions, the financial covenants in the Affiliated Company Loan Agreement, and the ALF Lender wishes to consent to such amendments;

WHEREAS, (i) the consents of the Required Lenders are required for the amendments to the Credit Agreement as set forth herein and (ii) pursuant to Section 8.2.11(d) of the Credit Agreement, the consents of the Required Lenders are required for the contemplated amendments to the Affiliated Company Loan Agreement;

WHEREAS, PNC Capital Markets LLC, Citigroup Global Markets Inc., The Huntington National Bank, Credit Suisse Loan Funding LLC and BofA Securities, Inc. are acting as joint lead arrangers and joint bookrunners for this Amendment;

WHEREAS, Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A. are acting as bookrunners for this Amendment;

WHEREAS, Credit Suisse Loan Funding LLC, PNC Bank, National Association and The Huntington National Bank are acting as co-syndication agents for this Amendment with respect to the Initial Term B Loans, and The Huntington National Bank, Credit Suisse Loan Funding LLC and Citibank, N.A. are acting as co-syndication agents for this Amendment with respect to the Revolving Credit Commitments and the Initial Term A Loans; and

WHEREAS, Bank of America, N.A. is acting as documentation agent for this Amendment.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, covenant and agree as follows:

1. Amendments to the Credit Agreement. Effective as of the Amendment No. 2 Effective Date, the Credit Agreement is hereby amended to be as set forth in the conformed copy of the Credit Agreement as amended by this Amendment attached as Exhibit B hereto.

2. Consent. The Required Lenders hereby consent to the amendments to the Affiliated Company Loan Agreement substantially in the form set forth as Exhibit C hereto.

3. Conditions Precedent. This Amendment shall be effective upon satisfaction of each of the following conditions (the date of such effectiveness, the “Amendment No. 2 Effective Date”):

(a) Execution and Delivery of Amendment. (i) The Borrower, the Guarantors and the Administrative Agents shall have executed and delivered this Amendment, and (ii) the Administrative Agents shall have received consents, in the form attached hereto as Exhibit A (each, a “Consent”), executed and delivered by Lenders that constitute the Required Lenders.

(b) Officer’s Certificate. (i) The representations and warranties of each of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the Amendment No. 2 Effective Date with the same effect as though such representations and warranties had been made on and as of such date (except (x) that any representation and warranty that is already qualified as to materiality shall be true and correct in all respects as so qualified and (y) representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein); (ii) no Event of Default or Potential Default shall have occurred and be continuing; (iii) since December 31, 2018, there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to constitute a Material Adverse Change; and (iv) the Borrower shall have delivered to the Administrative Agents for the benefit of each Lender a certificate of the Borrower, dated the Amendment No. 2 Effective Date and signed by a Responsible Officer or Authorized Officer of the Borrower, to each effect in clauses (i) through (iii).

(c) Secretary’s Certificates. The Administrative Agents shall have received:

(i) a certificate dated the Amendment No. 2 Effective Date and signed by an Authorized Officer of the Borrower, certifying (A) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to be executed and delivered in connection herewith, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Amendment No. 2 Effective Date; (B) the names of the officer or officers authorized to sign this Amendment and the other Loan Documents to be executed and delivered in connection herewith and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of the Borrower for purposes of this Amendment and such other Loan Documents and the true signatures of such officers, on which each Administrative Agent and each Lender may conclusively rely; and (C) copies of its certificate of incorporation (recently certified by the Secretary of State of the State of Delaware) and bylaws as in effect on the Amendment No. 2 Effective Date, together with recently dated certificates from the Secretary of State of the State of Delaware as to the continued existence and good standing of the Borrower; and

(ii) a certificate dated the Amendment No. 2 Effective Date and signed by an Authorized Officer of each of the Loan Parties (other than the Borrower), certifying (A) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party (or its managing general partner, managing member or equivalent) authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to be executed and delivered in connection herewith, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Amendment No. 2 Effective Date; (B) the names of the officer or officers authorized to sign this Amendment and the other Loan Documents to be executed and delivered in connection herewith and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of such Loan Party for purposes of this Amendment and such other Loan Documents and the true signatures of such officers, on which each Administrative Agent and each Lender may conclusively rely; and (C) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Amendment No. 2 Effective Date, recently certified by the appropriate state official where such documents are filed in a state office (or, in the alternative, certifying that such organizational documents have not been amended since the latest delivery of such organizational documents pursuant to Section 7.1.1(b)(iii) of the Credit Agreement or pursuant to a condition precedent to effectiveness of an amendment to the Credit Agreement, and that such organizational documents are in full force and effect), together with recently dated certificates from the appropriate state officials as to the continued existence and good standing of such Loan Party in each state where organized.

(d) Solvency Certificate. The Administrative Agents shall have received a certificate of the chief financial officer of the Borrower stating that, after giving effect to this Amendment, the Borrower and its Subsidiaries (other than CCR and its Subsidiaries), taken as a whole, are Solvent.

(e) Consent Fee. The Borrower shall have paid to the Revolving/TLA Administrative Agent for the account of each Lender (a “Consenting Lender”) that has executed and delivered a Consent in accordance with the posting memorandum with respect to such Lender prior to the deadline specified in such posting memorandum (or such later date and time specified by the Borrower and notified in writing to the Lenders by the Revolving/TLA Administrative Agent) the consent fee specified in such posting memorandum (calculated on the amount of such Consenting Lender’s Revolving Credit Commitment and principal amount of such Consenting Lender’s Term Loans).

(f) Fees and Expenses. All fees and expenses payable on or before the Amendment No. 2 Effective Date by the Borrower to the Administrative Agents (or their respective Affiliates) in connection with this Amendment shall have been paid in accordance with Section 11.3 of the Credit Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agents.

4. Full Force and Effect; Reaffirmation. All of the terms, conditions, representations, warranties and covenants contained in the Loan Documents shall continue in full force and effect except, in each case, as expressly modified by this Amendment. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement. All references to the Credit Agreement in any Loan Document, unless expressly provided otherwise, shall mean and be a reference to the Credit Agreement as amended by this Amendment. Each Loan Party, by its signature below, hereby affirms and confirms (i) its obligations under each of the Loan Documents to which it is a party and (ii) its guarantee of the Obligations and the pledge of and/or grant of a security interest in its assets as Collateral to secure the Obligations, and acknowledges and agrees that such guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, the Obligations. The amendment of the Credit Agreement pursuant to this Amendment and all other Loan Documents amended and/or executed and delivered in connection herewith shall not constitute a novation of the Credit Agreement and the other Loan Documents as in effect prior to the Amendment No. 2 Effective Date.

5. Counterparts. This Amendment may be executed by different parties hereto in any number of separate counterparts, each of which, when so executed and delivered shall be an original and all such counterparts shall together constitute one and the same instrument.

6. Severability. If any term of this Amendment or any application thereof shall be held to be invalid, illegal or unenforceable, the validity of other terms of this Amendment or any other application of such term shall in no way be affected thereby.

7. Entire Agreement. This Amendment sets forth the entire agreement and understanding of the parties with respect to the amendments to the Loan Documents contemplated hereby and supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to such amendments. No representation, promise, inducement or statement of intention has been made by any party that is not embodied in this Amendment, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not set forth herein.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. The provisions of Section 11.11.2 through 11.11.5 of the Credit Agreement shall apply to this Amendment mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

CONSOL ENERGY INC.

By:	/s/ Mitesh Thakkar
Name:	Mitesh Thakkar
Title:	Chief Financial Officer

[Signature Page to Amendment No. 2 to Credit Agreement]

GUARANTORS:
AMVEST LLC
AMVEST GAS RESOURCES, LLC
AMVEST WEST VIRGINIA COAL, L.L.C.
BRAXTON-CLAY LAND & MINERAL, LLC
CONSOL MARINE TERMINALS LLC
CONSOL RCPC LLC
CONRHEIN COAL COMPANY
CONSOL AMONATE FACILITY LLC
CONSOL AMONATE MINING COMPANY LLC
CONSOL ENERGY SALES COMPANY LLC
CONSOL MINING COMPANY LLC
CONSOL MINING HOLDING COMPANY LLC
CONSOL OF CANADA LLC
CONSOL OF KENTUCKY LLC
CONSOL PENNSYLVANIA COAL COMPANY LLC
FOLA COAL COMPANY, L.L.C.
HELVETIA COAL COMPANY LLC
ISLAND CREEK COAL COMPANY LLC
LAUREL RUN MINING COMPANY LLC
LEATHERWOOD, LLC
LITTLE EAGLE COAL COMPANY, L.L.C.
MTB LLC
NICHOLAS-CLAY LAND & MINERAL, LLC
R&PCC LLC
TECPART LLC
TERRY EAGLE COAL COMPANY, L.L.C.
TERRY EAGLE LIMITED PARTNERSHIP
VAUGHAN RAILROAD COMPANY LLC
WINDSOR COAL COMPANY LLC
WOLFPEN KNOB DEVELOPMENT COMPANY LLC

By:	/s/ Steven T. Aspinall
Name:	Steven T. Aspinall
Title:	Authorized Officer

CONSOL FINANCIAL INC.

By:	/s/ Christopher C. Jones
Name:	Christopher C. Jones
Title:	Vice President

[Signature Page to Amendment No. 2 to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as Revolving/TLA Administrative Agent

By:	/s/ Kyle T. Helfrich
Name:	Kyle T. Helfrich
Title:	Vice President

[Signature Page to Amendment No. 2 to Credit Agreement]

CITIBANK, N.A.,
as TLB Administrative Agent

By:	/s/ Sumeet Singal
Name:	Sumeet Singal
Title:	Vice President

[Signature Page to Amendment No. 2 to Credit Agreement]

EXHIBIT A

CONSENT TO AMENDMENT NO. 2

Reference is made to Amendment No. 2 (the “Amendment”) to the certain Credit Agreement, dated as of November 28, 2017 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) by and among CONSOL Energy Inc. (the “Borrower”), the guarantors party thereto, the lenders and agents party thereto, PNC Bank, National Association, as administrative agent for the Revolving Lenders and Term A Lenders (the “Revolving/TLA Administrative Agent”) and Citibank, N.A., as administrative agent for the Term B Lenders (the “TLB Administrative Agent”).

The undersigned Lender hereby irrevocably approves of and consents to the Amendment.

(Name of Lender)
By:
Name:
Title:

[If a second signature block is required by the financial institution:]

By:
Name:
Title:

EXHIBIT B

CONFORMED CREDIT AGREEMENT

[See attached]

Exhibit B to Amendment No. 2

BORROWER CUSIP #20855DAH8

REVOLVING CREDIT FACILITY CUSIP #20855DAL9

TERM A LOAN CUSIP #20855DAK1

TERM B LOAN CUSIP #20855DAJ4

CREDIT AGREEMENT

by and among

CONSOL ENERGY INC.

(formerly known as CONSOL MINING CORPORATION),

as Borrower

THE GUARANTORS PARTY HERETO

THE LENDERS PARTY HERETO

PNC BANK, NATIONAL ASSOCIATION,

as Revolving/TLA Administrative Agent

CITIBANK, N.A.,

as TLB Administrative Agent

and

PNC BANK, NATIONAL ASSOCIATION,

as Collateral Agent

THE HUNTINGTON NATIONAL BANK,

CREDIT SUISSE LOAN FUNDING LLC and

CITIBANK, N.A.,

as Revolving/TLA Co-Syndication Agents

CREDIT SUISSE LOAN FUNDING LLC,

PNC BANK, NATIONAL ASSOCIATION and

THE HUNTINGTON NATIONAL BANK,

as TLB Co-Syndication Agents

BANK OF AMERICA, N.A.,

as Documentation Agent

PNC CAPITAL MARKETS LLC,

CITIGROUP GLOBAL MARKETS INC.,

THE HUNTINGTON NATIONAL BANK,

CREDIT SUISSE LOAN FUNDING LLC and

BOFA SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA and

JPMORGAN CHASE BANK, N.A.,

as Bookrunners

Dated as of November 28, 2017,

as amended as of June 5, 2020

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
Schedule 1.1(A)	Pricing Grid
Schedule 1.1(B)	Commitments of Lenders
Schedule 1.1(C)	Existing Letters of Credit
Schedule 1.1(D)	Specified Material Contracts
Schedule 6.1	Qualifications To Do Business
Schedule 6.3	Subsidiaries
Schedule 6.11	Pledged Securities
Schedule 7.1.1(i)	Lien Searches
Schedule 8.1.18	Title Requirements
Schedule 8.1.21	Post-Closing Matters
Schedule 8.2.1	Existing Indebtedness
Schedule 8.2.2	Existing Liens
Schedule 8.2.4(x)	Existing Investments
Schedule 8.2.4(y)	Existing Investments by GasCo
Schedule 8.2.8	Existing Affiliate Transactions
Schedule 8.2.14	Existing Restrictions on Subsidiaries
Schedule 8.2.15	Existing Negative Pledge Agreements
Schedule 8.2.16	Assets of CNXC GP
Schedule 11.5.1	Notice Information

EXHIBITS

Exhibit 1.1(A)(1)	Affiliated Company Loan Agreement
Exhibit 1.1(A)(2)	Assignment and Assumption Agreement
Exhibit 1.1(G)(1)	Guarantor Joinder
Exhibit 1.1(G)(2)	Guaranty Agreement
Exhibit 1.1(I)(1)	Indemnity
Exhibit 1.1(I)(2)	Intercompany Subordination Agreement
Exhibit 1.1(M)	Mortgage
Exhibit 1.1(N)(1)	Revolving Credit Note
Exhibit 1.1(N)(2)	Swing Loan Note
Exhibit 1.1(N)(3)	Term Note
Exhibit 1.1(P)(1)	Perfection Certificate
Exhibit 1.1(P)(2)	Perfection Certificate Supplement
Exhibit 2.5.1	Loan Request
Exhibit 2.5.2	Swing Loan Request
Exhibit 2.16(a)	Discounted Prepayment Offer Solicitation
Exhibit 2.16(b)	Discounted Prepayment Offer
Exhibit 5.9.5	United States Tax Compliance Certificate
Exhibit 8.2.6	Acquisition Certificate
Exhibit 8.3.4	Quarterly Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the “Agreement”) is dated as of November 28, 2017, as amended as of June 5, 2020, and is made by and among CONSOL ENERGY INC. (formerly known as CONSOL MINING CORPORATION), a Delaware corporation (the “Borrower”), EACH OF THE GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Revolving Lenders and Term A Lenders in their capacities as such under this Agreement (in such capacity, the “Revolving/TLA Administrative Agent”), CITIBANK, N.A., as administrative agent for the Term B Lenders in their capacities as such under this Agreement (in such capacity, the “TLB Administrative Agent”) and PNC BANK, NATIONAL ASSOCIATION, as collateral agent for the Lenders and the other Secured Parties (in such capacity, the “Collateral Agent”).

The Borrower has requested the Lenders to provide a revolving credit facility and term loan facilities to the Borrower. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

9. CERTAIN DEFINITIONS

(a) Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Account” shall have the meaning set forth in the Security Agreement.

“Additional Credit Extension Amendment” shall mean an amendment to this Agreement (which may, at the option of the applicable Administrative Agent in consultation with the Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Facilities pursuant to Section 2.11 [Incremental Facilities], Extended Term Loans and/or Extended Revolving Credit Commitments pursuant to Section 2.12 [Extended Term Loans and Extended Revolving Credit Commitments], Refinancing Term Loans pursuant to Section 2.13 [Refinancing Term Loans], and/or Replacement Revolving Credit Commitments pursuant to Section 2.14 [Replacement Revolving Credit Commitments], which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by (i) each applicable Administrative Agent, (ii) in the case of any Revolving Commitment Increase, Extended Revolving Credit Commitment or Replacement Revolving Credit Commitment, the Issuing Lenders that would be entitled, under Section 11.8.2(c) [Assignments by Lenders], to consent to an assignment to the Lenders providing such Revolving Commitment Increase, Extended Revolving Credit Commitment or Replacement Revolving Credit Commitment as if such transaction were an assignment, (iii) in the case of any Revolving Commitment Increase, Extended Revolving Credit Commitment or Replacement Revolving Credit Commitment, the Swingline Lender, (iv) the Loan Parties and (v) the other parties specified in the applicable Section of this Agreement (but not any other Lender not specified in the applicable Section of this Agreement) and acknowledged by the Collateral Agent, but shall not effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in Section 11.1.1 [Required Consents] (other than amendments relating to provisions of Incremental Term Loans, Extended Revolving Credit Commitments, Extended Term Commitments, Extended Term Loans or Refinancing Term Loans that are expressly permitted to be different from those of the Loans or Commitments under the terms of Section 2.11 [Incremental Facilities], Section 2.12 [Extended Term Loans

and Extended Revolving Credit Commitments] or Section 2.13 [Refinancing Term Loans], as applicable). Any Additional Credit Extension Amendment may include conditions for delivery of customary opinions of counsel and other documentation consistent with the conditions in Section 7.1.1 [Deliveries] and certificates confirming satisfaction of conditions consistent with Section 7.2 [Each Additional Loan or Letter of Credit], all to the extent reasonably requested by any applicable Agent or the other parties to such Additional Credit Extension Amendment; provided that the effectiveness of each Additional Credit Extension Amendment shall be subject to the Required Flood Materials having been made available to the Lenders not less than five (5) Business Days prior to the effective date of such Additional Credit Extension Amendment. In addition, each Additional Credit Extension Amendment shall include a certification by an Authorized Officer of the Borrower that, after giving effect to such Additional Credit Extension Amendment and assuming that any Revolving Commitment Increase (if at the time of such Revolving Commitment Increase any Incremental Facility is being established in whole or in part on clause (2) of the definition of “Incremental Cap”) is fully drawn (and, notwithstanding the definition of “Indebtedness,” all letters of credit (including Letters of Credit) being deemed to have a principal amount of outstanding Indebtedness equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder), the aggregate amount of Indebtedness under this Agreement shall not exceed the Applicable Other Indebtedness Cap; provided that (x) at any Administrative Agent’s request, the Borrower shall provide such Administrative Agent calculations and supporting information reasonably satisfactory to such Administrative Agent showing compliance with the Applicable Other Indebtedness Cap and (y) notwithstanding the foregoing clause (x), no Administrative Agent shall have any obligation to request such calculation or information or to determine compliance with the Applicable Other Indebtedness Cap, and shall be fully entitled to assume (without any further investigation) that each borrowing of Loans and each issuance, amendment, extension or increase of a Letter of Credit complies with the Applicable Other Indebtedness Cap if the Borrower makes a Loan Request for such borrowing or application or request with respect to any such Letter of Credit.

“Additional Term A Loan Commitments” shall have the meaning assigned to such term in Section 2.11.1 [Establishment of Incremental Facilities].

“Additional Term A Loans” shall mean term loans made pursuant to Additional Term A Loan Commitments.

“Additional Term B Loan Commitments” shall have the meaning assigned to such term in Section 2.11.1 [Establishment of Incremental Facilities].

“Additional Term B Loans” shall mean term loans made pursuant to Additional Term B Loan Commitments.

“Administrative Agent’s Fee” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

“Administrative Agent’s Letter” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

“Administrative Agents” shall mean the Revolving/TLA Administrative Agent and the TLB Administrative Agent. The term “Administrative Agent” shall mean either of the Administrative Agents.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For the avoidance of doubt, none of the Persons that serves as an Agent or the collateral agent under the Affiliated Company Loan Documents or is a Secured Party shall be deemed an Affiliate of the Borrower or any of its Affiliates solely by virtue of serving or being in such capacity.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 8.2.8 [Affiliate Transactions].

“Affiliated Company Loan Agreement” shall mean the revolving credit facility credit agreement dated the date hereof among the ALF Lender, as lender, PNC, as collateral agent, and CCR, as borrower, substantially in the form attached hereto as Exhibit 1.1(A)(1).

“Affiliated Company Loan Agreement Loan Parties” shall mean each Person that is a borrower, guarantor and grantor of collateral under any Affiliated Company Loan Document.

“Affiliated Company Loan Agreement Security Documents” shall mean, collectively, each security document or pledge agreement delivered in accordance with applicable local Law to grant a valid, perfected security interest in favor of the collateral agent under the Affiliated Company Loan Agreement for the benefit of such collateral agent and the ALF Lender in any property as collateral for the obligations under the Affiliated Company Loan Agreement or any such security document or pledge agreement, and all UCC or other financing statements or instruments of perfection required by this Agreement or the Affiliated Company Loan Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the obligations under the Affiliated Company Loan Agreement, and amendments, supplements or joinders to the foregoing, in each case to the extent permitted hereunder and by the Affiliated Company Loan Agreement.

“Affiliated Company Loan Documents” shall mean the Affiliated Company Loan Agreement, the Affiliated Company Notes and each Affiliated Company Loan Agreement Security Document.

“Affiliated Company Loan Facility” shall mean the revolving credit facility under the Affiliated Company Loan Agreement.

“Affiliated Company Note” shall mean each promissory note evidencing loans made under the Affiliated Company Loan Agreement.

“Agents” shall mean, collectively, the Administrative Agents and the Collateral Agent. The term “Agent” shall mean any of the Agents.

“Agreement” shall have the meaning specified in the preamble hereto.

“ALF Lender” shall initially be the Borrower and may, after the Closing Date, include one or more other Loan Parties.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBOR or Base Rate floor, or other index rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that (a) upfront fees and original issue discount shall be equated to interest rate based upon an assumed four-year average life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin) and (b) “All-In Yield” shall exclude any customary commitment, amendment, underwriting and arranger fees and other similar fees in each case to the extent not paid generally to all lenders in the primary syndication of such Indebtedness.

“Amended Commitment Schedule” has the meaning assigned to such term in Amendment No. 1.

“Amendment No. 1” shall mean that certain Amendment No. 1 to this Agreement, dated as of the Amendment No. 1 Effective Date.

“Amendment No. 1 Effective Date” shall mean March 28, 2019.

“Amendment No. 1 Perfection Certificate Supplement” shall mean the Perfection Certificate Supplement dated as of the Amendment No. 1 Effective Date.

“Amendment No. 2” shall mean that certain Amendment No. 2 to this Agreement, dated as of the Amendment No. 2 Effective Date.

“Amendment No. 2 Effective Date” shall mean June 5, 2020.

“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act and rules and regulations thereunder, (b) the UK Bribery Act and (c) other anti-corruption and anti-bribery laws and regulations of any applicable jurisdiction.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, including the USA PATRIOT Act and regulations of OFAC.

“Applicable Account” shall mean a Deposit Account, a Securities Account or a Commodity Account (each as defined in the UCC), but excluding any Deposit Account that is an Excluded Account.

“Applicable ECF Percentage” shall mean, with respect to any fiscal year: (a) if the Total Net Leverage Ratio as of the end of such fiscal year is greater than or equal to 2.50:1.00, 75%, (b) if the Total Net Leverage Ratio as of the end of such fiscal year is less than 2.50:1.00 but greater than or equal to 2.00:1.00, 50%, (c) if the Total Net Leverage Ratio as of the end of such fiscal year is less than 2.00:1.00, but greater than or equal to 1.50:1.00, 25%, and (d) if the Total Net Leverage Ratio as of the end of such fiscal year is less than 1.50:1.00, 0%.

“Applicable Letter of Credit Fee Rate” shall mean the percentage rate per annum based on the Total Net Leverage Ratio according to the pricing grid on Schedule 1.1(A) below the heading “LIBOR Loans.”

“Applicable Margin” shall mean, as applicable:

(a) for Revolving Credit Loans and Initial Term A Loans:

(1) the percentage spread to be added to the Base Rate applicable to such Loans under the Base Rate Option based on the Total Net Leverage Ratio according to the pricing grid on Schedule 1.1(A) below the heading “Base Rate Loans,” or

(2) the percentage spread to be added to the LIBOR Rate applicable to such Loans under the LIBOR Rate Option based on the Total Net Leverage Ratio according to the pricing grid on Schedule 1.1(A) below the heading “LIBOR Loans”; and

(b) (1) for Initial Term B Loans under the Base Rate Option, 3.50% and (2) for Initial Term B Loans under the LIBOR Rate Option, 4.50%.

“Applicable Other Indebtedness Cap” shall mean the maximum amount of Indebtedness (and, notwithstanding the definition of “Indebtedness,” with letters of credit (including Letters of Credit) being deemed to have an outstanding principal amount of Indebtedness equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) permitted under Section 3.2(1) of the Second Lien Notes Indenture (or analogous provisions of indentures or other documentation governing Indebtedness incurred pursuant to Section 8.2.1(i) or (m)), as such provision is in effect from time to time; provided that if any such provision in any such indentures or documentation permits different amounts of Indebtedness, the most restrictive provision shall govern for purposes of this definition.

“Applicable Prepayment Premium” shall have the meaning assigned to such term in Section 5.6.4 [Prepayment Premium].

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A)(2).

“Authorized Officer” shall mean, with respect to any Loan Party, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Loan Party or such other individuals, designated by written notice to each Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to each Agent.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.9.1(c) [Issuance of Letters of Credit].

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Balance Sheet Cash” shall mean cash, Temporary Cash Investments and any other amounts of the Borrower and its Restricted Subsidiaries that would be reflected as “cash and cash equivalents” on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Baltimore Dock Facility” shall mean that certain terminal, storage, loading and dock facility, including all facilities and equipment supporting such facility, located in Baltimore, Maryland owned as of the Closing Date by CONSOL Marine Terminals, Inc. (f/k/a CNX Marine Terminals, Inc.), including all related easements, rights of way and the similar interests used in connection with such facility.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, (b) the Prime Rate, and (c) the LIBOR Rate for an Interest Period of one month, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(a)(i) [Base Rate Option].

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “Person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “Person” will be deemed to have beneficial ownership of all securities that such “Person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” (as defined in Section 4975 of the Code) or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Black Lung Act” shall mean, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.

“Board of Directors” shall mean, with respect to any Person, (a) if the Person is a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board or a similar governing body, (b) if the Person is a partnership, the board of directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board or a similar governing body and (c) with respect to any other Person, the functional equivalent of the foregoing.

“Board Resolution” shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the Borrower to have been duly adopted by the Board of Directors of the Borrower and to be in full force and effect on the date of such certification.

“Bookrunners” shall mean Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A. in their capacities as bookrunners of the revolving credit and term loan facilities hereunder.

“Borrower” shall have the meaning specified in the preamble hereto.

“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Borrowing Tranche” shall mean specified portions of Loans of any Class outstanding as follows: (a) any Loans of such Class to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (b) all Loans of such Class to which a Base Rate Option applies shall constitute one Borrowing Tranche.

“Building” shall mean a walled and roofed structure, other than a gas or liquid storage tank, that is principally above ground and affixed to a permanent site, and a walled and roofed structure while in the course of construction, alteration or repair or shall have such other meaning ascribed to such term in the Flood Laws.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market.

“Capital Expenditures” shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (in the case of leasing, pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person.

“Capital Lease Obligation” shall mean, subject to Section 1.3 [Accounting Principles], an obligation that is required to be classified and accounted for as a capital lease or financing lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Revolving/TLA Administrative Agent, for the benefit of each applicable Issuing Lender, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation reasonably satisfactory to the Revolving/TLA Administrative Agent and each applicable Issuing Lender (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked deposit accounts at the Revolving/TLA Administrative Agent. At the option of the applicable Issuing Lender, in lieu of cash collateral, the applicable Letter of Credit Obligations may be supported by one or more back-to-back letters of credit in form and from institutions reasonably satisfactory to such Issuing Lender, and such arrangement shall also be within the meaning of Cash Collateralize. The term “Cash Collateral” shall have a correlative meaning.

“Cash on Hand” shall mean, as of any date of determination, an amount equal to the sum of (i) the aggregate amount of unrestricted cash and Temporary Cash Investments of the Loan Parties as of such date and (ii) the aggregate amount of cash and Temporary Cash Investments of the Loan Parties pledged solely (x) to the Collateral Agent for the benefit of the Secured Parties to secure the Obligations as of such date and (y) subject to the Intercreditor Agreement, to the collateral agent for the benefit of the secured parties under Indebtedness incurred under Section 8.2.1(i) [Indebtedness], in each case, after giving effect to all incurrences and repayments of Indebtedness, issuances of Equity Interests, Investments and Restricted Payments to occur on such date; provided that Cash on Hand shall exclude any Cash Collateral or any other cash collateral pledged to secure obligations under any letters of credit.

“Casualty Event” shall mean, with respect to any assets of the Borrower or any Restricted Subsidiary, any damage to or destruction of, or any condemnation or other taking (including by any Official Body) of, any such assets that occurs after the Closing Date for which the Borrower or any Restricted Subsidiary receives insurance proceeds or proceeds of a condemnation award or any other compensation. Casualty Event shall include but not be limited to any taking of all or any part of any real property of the Borrower or any Restricted Subsidiary in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition or the use or occupancy of all or any part of any real property by any Official Body, civil or military.

“CCR” shall mean CONSOL Coal Resources LP, a Delaware limited partnership (f/k/a CNX Coal Resources LP).

“CCR Credit Agreement” shall mean that certain Revolving Credit Facility Credit Agreement, dated as of July 7, 2015, by and among CCR, certain of its Subsidiaries, the lenders party thereto, Bank of America, N.A., in its capacity as syndication agent, and PNC Bank, National Association, in its capacity as administrative agent (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date).

“CCR GP” shall mean CONSOL Coal Resources GP LLC, a Delaware limited liability company (f/k/a CNX Coal Resources GP LLC).

“CCR Internally Generated Cash” shall mean any cash of CCR or its Subsidiaries that is not generated from an asset sale (excluding sales of inventory and dispositions of cash and Temporary Cash Investments, in each case, in the ordinary course of business), a casualty or condemnation event, an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution to CCR.

“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC Holdco” shall mean a Subsidiary of the Borrower that owns no material assets other than Equity Interests in one or more Foreign Subsidiaries that are CFCs.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean:

(a) the consummation of any transaction (including any merger or consolidation or the acquisition of any Capital Stock) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Borrower;

(b) the holders of Capital Stock of the Borrower shall have approved any plan of liquidation or dissolution of the Borrower;

(c) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower (including Equity Interests of Restricted Subsidiaries) and the Restricted Subsidiaries, taken as a whole, to any Person other than a Loan Party; or

(d) a “change of control” or similar event occurred under any agreement governing any Indebtedness incurred under Section 8.2.1(i) or (m) [Indebtedness].

“CIP Regulations” shall have the meaning assigned to such term in Section 10.11 [No Reliance on Administrative Agents’ Customer Identification Programs].

“Citi” shall mean Citibank, N.A., its successors and assigns.

“Class” shall mean (a) with respect to any Commitment, its character as a Revolving Credit Commitment, an Initial Term A Loan Commitment, an Initial Term B Loan Commitment, Additional Term A Loan Commitment, Additional Term B Loan Commitment, an Other Term A Loan Commitment, an Other Term B Loan Commitment or any other group of Commitments (whether established by way of new Commitments or by way of conversion or extension of existing Commitments or Loans) designated as a “Class” in an Additional Credit Extension Amendment and (b) with respect to any Loans, its character as a Revolving Credit Loan, a Swing Loan, an Initial Term A Loan, an Initial Term B Loan, an Other Term A Loan, an Other Term B Loan or any other group of Loans (whether made pursuant to new Commitments or by way of conversion or extension of existing Loans) designated as a “Class” in an Additional Credit Extension Amendment; provided that (i) in no event shall there be more than two Classes of Revolving Credit Commitments or Revolving Credit Loans outstanding at any time, (ii) notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the borrowing and repayment of Revolving Credit Loans shall be made on a pro rata basis across all Classes of Revolving Credit Loans (except to the extent that any applicable Additional Credit Extension Amendment provides that the Class of Revolving Credit Loans established thereunder shall be entitled to less than pro rata repayments), and any termination of Revolving Credit Commitments shall be made on a pro rata basis across all Classes of Revolving Credit Commitments (except to the extent that any applicable Additional Credit Extension Amendment provides that the Class of Revolving Credit Commitments established thereunder shall be entitled to less than pro rata treatment) and (iii) the repayment of the Term Loans of any Class shall be made on a pro rata basis among Term Loans of such Class except as specifically set forth in Section 2.12 [Extended Term Loans and Extended Revolving Credit Commitments] or 2.13 [Refinancing Term Loans]. Commitments or Loans that have different maturity dates, pricing (other than, except with respect to Additional Term A Loans, upfront fees or original issue discount), prepayment premiums or other terms shall be designated as separate Classes (for the avoidance of doubt, it is understood that there may be more than one Class of Other Term A Loans and more than one Class of Other Term B Loans.

“Clearing Prepayment Price” shall have the meaning assigned to such term in Section 2.16(b)(ii) [Procedures].

“Clearing Prepayment Price Notice” shall have the meaning assigned to such term in Section 2.16(b)(iii) [Procedures].

“Closing Date” shall mean November 28, 2017.

“Closing Date Distribution” shall mean payment of a cash distribution by the Borrower to GasCo on the Closing Date (or promptly thereafter in respect of Transactions consummated on the Closing Date but from which such proceeds are not immediately available) in an amount not to exceed $475,000,000.

“Closing Date Refinancing and Releases” shall mean (a) the repayment in full and termination of the CCR Credit Agreement, (b) the release of all guarantees and collateral under the CCR Credit Agreement and (c) the release of the Borrower and its Subsidiaries from any of their guarantees under the GasCo Credit Agreement and the release of their assets from the Liens securing the GasCo Credit Agreement.

“CNXC” shall mean CCR.

“Coal” shall mean all types of solid naturally occurring hydrocarbons (other than oil shale or Gilsonite), including bituminous and sub-bituminous coal, and lignite.

“Coal Act” shall mean the Coal Industry Retiree Health Benefits Act of 1992.

“Coal Gas” shall mean occluded methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity, whether known or unknown, that are, can be, or historically have been produced or emitted from coalbeds, coal formations, coal seams, mined out areas, gob areas, or any related, associated, or adjacent rock material or strata, together with all substances produced with each of the foregoing or refined therefrom. For the avoidance of doubt, the term “Coal Gas” shall expressly include all substances commonly known as “coalbed methane,” “coal mine methane,” and “gob gas.”

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean the property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document, but shall not include (i) any asset that shall have been released, pursuant to Section 10.10 [Authorization to Release Collateral and Guarantors] or Section 11.1.1(d) [Required Consents], from the Liens created under such Security Document or (ii) any Excluded Assets.

“Collateral Agent” shall have the meaning specified in the preamble hereto, and shall include any successor collateral agent.

“Commercial Letter of Credit” shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries.

“Commitment” shall mean as to any Lender its Revolving Credit Commitment, commitment to provide a Revolving Commitment Increase, Extended Revolving Credit Commitment, Replacement Revolving Credit Commitment, Initial Term A Loan Commitment, Initial Term B Loan Commitment, Incremental Term Loan Commitment, Extended Revolving Credit Commitment, Extended Term Commitment, commitment to provide Refinancing Term Loans or any combination thereof (as the context requires), and “Commitments” shall mean the aggregate Commitments of the appropriate Class or any combinations thereof (as the context requires) of all of the Lenders.

“Commitment Fee” shall have the meaning specified in Section 2.3 [Commitment Fees].

“Commitment Fee Rate” shall mean 0.50% per annum.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” shall have the meaning specified in Section 8.3.4 [Certificate of the Borrower].

“Conrhein” shall mean Conrhein Coal Company, a Pennsylvania general partnership.

“Consideration” shall mean, with respect to any acquisition, without duplication, the aggregate of (i) the cash paid by the Borrower or any Restricted Subsidiary, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection therewith and (iii) any other consideration given by the Borrower or any Restricted Subsidiary in connection therewith.

“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, net of any cash interest income, excluding the portion thereof not paid or payable in cash.

“Consolidated Current Assets” shall mean, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and the Restricted Subsidiaries in accordance with GAAP, excluding cash and Temporary Cash Investments.

“Consolidated Current Liabilities” shall mean, as of any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries which may properly be classified as current liabilities (other than Revolving Credit Loans and the current portion of (i) any Term Loans or (ii) any Indebtedness with a scheduled final maturity longer than one year at the time of incurrence) on a consolidated balance sheet of Borrower and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, the sum of Consolidated Net Income, plus (a) other than in the case of clause (8) below, to the extent deducted in calculating such Consolidated Net Income (without duplication):

(1) Consolidated Interest Expense, net of interest income (other than income arising out of payments of interest under the Affiliated Company Loan Documents);

(2) provision for taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Borrower and the Restricted Subsidiaries for such period;

(3) depletion, depreciation and impairment charges and expenses of the Borrower and the Restricted Subsidiaries for such period;

(4) amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of the Borrower and the Restricted Subsidiaries for such period;

(5) losses (or minus gains) for such period from the early extinguishment of Indebtedness;

(6) (i) non-recurring transaction costs expensed (in accordance with GAAP) by the Borrower and the Restricted Subsidiaries in connection with the Transactions, Amendment No. 1, Amendment No. 2 or the Take-In Transaction and (ii) to the extent permitted hereunder, any (A) amendments, restatements and other modifications of the Loan Documents, (B) acquisition, investment, disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and (C) charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each, case whether or not successful, in an aggregate amount under this subclause (ii) not to exceed, in any four-quarter period, $10,000,000;

(7) non-cash charges related to legacy employee liabilities;

(8) net cash proceeds of insurance received, or recognized as a receivable in accordance with GAAP, for such period in respect of a casualty event (to the extent such amount is reducing an expense on the statement of operations of the Borrower for such period relating to such casualty event) or business interruption; provided that to the extent such amount is actually not received in cash, the amount not received that increased Consolidated EBITDA shall be deducted from Consolidated EBITDA in the period in which it is determined that such amount has not been or is not likely to be received; and

(9) write-offs of legacy receivables outstanding on the Amendment No. 2 Effective Date in an aggregate amount during the term of this Agreement not to exceed $14,000,000; provided that if the Borrower or any Restricted Subsidiary receives any amount in respect of a legacy receivable previously written-off and added back to Consolidated EBITDA pursuant to this clause (9), such amount so received will be deducted from Consolidated EBITDA for the period in which such amount so received is realized;

minus (b) (1) to the extent increasing Consolidated Net Income for such period, gains for such period from the early extinguishment of Indebtedness and (2) except to the extent already reducing Consolidated Net Income for such period, cash payments made in such period by the Borrower and the Restricted Subsidiaries related to legacy employee liabilities. Consolidated EBITDA shall be calculated on a Pro Forma Basis except for purposes of calculating Fixed Charge Coverage Ratio for purposes of compliance with Section 8.2.13(c) [Minimum Fixed Charge Coverage Ratio] and Excess Cash Flow.

“Consolidated First Lien Debt” shall mean Consolidated Indebtedness other than any Consolidated Indebtedness that is (i) unsecured or (ii) secured by a Lien on the Collateral that is contractually junior to the Lien securing the Obligations. For the avoidance of doubt, Consolidated First Lien Debt includes the Obligations under the documents described in clause (i) of the definition of “Obligations” and the obligations under any Qualified Receivables Transaction.

“Consolidated Fixed Charges” shall mean, for any period, calculated on a consolidated basis for the Borrower and the Restricted Subsidiaries, (i) the sum of (a) Consolidated Cash Interest Expense for such period, (b) the amount of cash payments made (net of cash refunds received) during such period by the Borrower and the Restricted Subsidiaries in respect of Taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) during such period, (c) the aggregate amount of scheduled repayments of principal during such period in respect of any Consolidated Indebtedness, (d) dividends and distributions paid in cash during such period by the Borrower and the Restricted Subsidiaries on a consolidated basis and (e) Maintenance Capital Expenditures for such period, minus (or plus) (ii) net cash repayments of principal received from (or net cash loans made to) CCR during such period under the Affiliated Company Loan Agreement; provided that the amount deducted from Consolidated Fixed Charges for any period pursuant to this clause (ii), to the extent such amounts received from CCR are not funded by CCR Internally Generated Cash, shall not exceed the aggregate principal amount of the payments required to be made with respect to the Term A Loans under Section 3.1 [Scheduled Amortization of Initial Term A Loans] during such period.

“Consolidated Indebtedness” shall mean the sum (without duplication) of (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries of the type referenced under the first instances of clause (1), (2) or (3) of the definition of “Indebtedness” outstanding on such date and (b) all obligations of Borrower and the Restricted Subsidiaries under (i) any drawn letters of credit, bankers’ acceptances or similar credit transactions that are not reimbursed within one Business Day following receipt by Borrower or the relevant Restricted Subsidiary of a demand for reimbursement following payment on such letter of credit, bankers’ acceptance or similar credit transaction and (ii) to the extent that the aggregate face amount thereof exceeds $200,000,000, undrawn letters of credit (including Letters of Credit issued hereunder), bankers’ acceptances or similar credit transactions, in each case of the Borrower and the Restricted Subsidiaries outstanding as of such date, in each case under clause (a) or (b), after giving effect to all incurrences and repayments of such Indebtedness occurring on such date.

“Consolidated Interest Expense” shall mean, for any period, the total interest expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding (i) write-off of deferred financing costs and (ii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness), plus, to the extent not included in such total interest expense, and to the extent incurred by the Borrower or any Restricted Subsidiary, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) capitalized interest;

(3) non-cash interest expense; and

(4) net costs (including amortization of fees and up-front payments) associated with Interest Rate Agreements and Currency Agreements that, at the time entered into, resulted in the Borrower and the Restricted Subsidiaries being net payees as to future payouts under such Interest Rate Agreements or Currency Agreements, and Interest Rate Agreements and Currency Agreements for which the Borrower or any Restricted Subsidiary has paid a premium;

provided that “Consolidated Interest Expense” shall not include any amortization of costs relating to original debt issuances other than the amortization of debt discount related to the issuance of zero coupon securities or other securities with an original issue price of not more than 90% of the principal thereof. Consolidated Interest Expense shall be calculated on a Pro Forma Basis.

“Consolidated Net Income” shall mean the aggregate net income (loss) attributable to the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall not be included in such Consolidated Net Income:

(1) any net income of any other Person if such other Person is not a Restricted Subsidiary, except that:

(a) subject to the exclusion contained in clause (4) of this definition, the Borrower’s equity in the net income of such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to the Borrower or any Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) of this definition); and

(b) the Borrower’s equity in a net loss of any such other Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(a) subject to the exclusion contained in clause (4) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3) any income or loss attributed to discontinued operations;

(4) any extraordinary gains or losses, together with any related provision for taxes on such gains or losses;

(5) any gain or loss, together with any related provision for taxes on such gains or losses, on Dispositions outside the ordinary course of business;

(6) any non-cash compensation expense realized for grants of performance shares, stock, stock options or other equity-based awards;

(7) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of FASB ASC 815;

(8) any non-cash asset impairment or write-downs (other than of any current assets) under GAAP or SEC guidelines; provided that any reversal or other benefit of any such impairment or write-down in any future period shall be excluded from Consolidated Net Income in such future period;

(9) the cumulative effect of a change in accounting principles; and

(10) any income arising out of payments of principal under the Affiliated Company Loan Documents.

“Consolidated Working Capital Adjustment” shall mean, for any period on a consolidated basis, the amount (which may be a negative number) by which Net Working Capital as of the beginning of such period exceeds (or is less than) Net Working Capital as of the end of such period.

“Contractual Requirement” shall have the meaning assigned to that term in Section 6.6 [No Conflict].

“Co-Owners” shall mean, collectively, CPCC and Conrhein.

“Covered Entity” shall mean (a) the Borrower, each of the Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is an Affiliate of a Person described in clause (a) above.

“Covered Party” shall have the meaning assigned to such term in Section 11.16(a) [Acknowledgement Regarding Any Supported QFCs].

“CPCC” shall mean Consol Pennsylvania Coal Company LLC, a Delaware limited liability company.

“CTA” shall mean, at any time, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries, excluding the accounts of Unrestricted Subsidiaries and all assets that are considered to be intangible assets under GAAP, as of (unless otherwise specified) the end of the latest fiscal period for which financial statements have been delivered pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements] at or prior to such time.

“Cumulative Credit” shall mean, at any time, an amount, determined on a cumulative basis equal to, without duplication:

(1) for each Excess Cash Flow Period, (x) Excess Cash Flow for such Excess Cash Flow Period minus (y) (A) for the Excess Cash Flow Period ended December 31, 2018, 75% of Excess Cash Flow for such Excess Cash Flow Period and (B) for each Excess Cash Flow Period commencing after December 31, 2018, the Applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period; plus

(2) 100% of the aggregate Net Cash Proceeds received by the Borrower following the Closing Date from the issuance or sale of equity of its Capital Stock (other than Disqualified Stock, Net Cash Proceeds applied pursuant to Section 8.2.5(d) [Restricted Payments] and Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Borrower or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Borrower or any Restricted Subsidiary of the Borrower (unless such loans have been repaid with cash on or prior to the date of determination)); plus

(3) 100% of the aggregate Net Cash Proceeds received by the Borrower or any Restricted Subsidiary following the Closing Date from the incurrence of Indebtedness following the Closing Date (other than Net Cash Proceeds received from the Borrower or any Subsidiary of the Borrower) that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Borrower upon such conversion or exchange), together with the net proceeds, if any, received by the Borrower or any Restricted Subsidiary from any Person other than the Borrower or a Subsidiary of the Borrower upon such conversion or exchange; plus

(4) any dividends or distributions received in cash by the Borrower or a Restricted Subsidiary (other than any payment under the Affiliated Company Loan Documents) after the Closing Date from an Unrestricted Subsidiary; plus

(5) $50,000,000; minus

(6) the aggregate amount of Investments made using the Cumulative Credit pursuant to Section 8.2.4(r)(y) [Loans and Investments] after the Closing Date and prior to such time; minus

(7) the aggregate amount of Restricted Payments made pursuant to Section 8.2.5(h)(y) [Restricted Payments] after the Closing Date and prior to such time; minus

(8) the aggregate amount of Restricted Payments made pursuant to Section 8.2.5(k) [Restricted Payments] on or after the Amendment No. 1 Effective Date and prior to the date on which the Take-In Transaction is consummated.

“Currency Agreement” shall mean in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Current Lender” shall have the meaning assigned to such term in Section 2.11.1 [Establishment of Incremental Facilities].

“Customary Recourse Exceptions” shall mean, with respect to any Non-Recourse Debt of any Person, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Person, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) in the case of a Revolving Lender, fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to any Agent, any Issuing Lender, the Swingline Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the applicable Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the applicable Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the applicable Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the applicable Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the applicable Administrative Agent or the Borrower, as the case may be, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. Any reference to a participation in a Swing Loan shall include any participation therein acquired pursuant to Section 7(a) of Amendment No. 1.

As used in this definition and in Section 2.15 [Defaulting Lenders], the term “Bankruptcy Event” shall mean, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the applicable Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or (ii) the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Person or a Person’s direct or indirect parent company under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) if applicable law prohibits the public disclosure of such appointment and so long as such appointment has in fact not been publicly disclosed.

“Deposit Accounts” shall have the meaning given to such term in the UCC.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash Consideration received by the Borrower or a Restricted Subsidiary of the Borrower in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Discounted Prepayment” shall have the meaning assigned to such term in Section 2.16(a)(i) [Discounted Prepayment Offers].

“Discounted Prepayment Effective Date” shall mean five (5) Business Days following the Discounted Prepayment Response Date in accordance with Section 2.16(b) [Procedures], unless a shorter period is agreed to between the Borrower and the applicable Administrative Agent.

“Discounted Prepayment Offer” shall mean the irrevocable written offer by a Lender, substantially in the form of Exhibit 2.16(b), submitted in response to an invitation to submit offers following the applicable Administrative Agent’s receipt of a Discounted Prepayment Offer Solicitation.

“Discounted Prepayment Offer Solicitation” shall mean a written notice of the Borrower’s solicitation of Discounted Prepayment Offers made pursuant to Section 2.16(a) [Discounted Prepayment Offer] substantially in the form of Exhibit 2.16(a).

“Discounted Prepayment Proration” shall have the meaning assigned to such term in Section 2.16(b)(iii) [Procedures].

“Discounted Prepayment Response Date” shall mean, with respect to any Discounted Prepayment Offer Solicitation, the date and time specified in such Discounted Prepayment Offer Solicitation, which shall be no less than three (3) full Business Days after delivery of such notice to applicable Lenders, as such date may be extended upon notice by the Borrower to the applicable Administrative Agent and each Lender holding the applicable Class of Loans before the previously announced Discounted Prepayment Response Date.

“Disposition” or “Dispose” shall mean the sale, conveyance, assignment, lease, sale and leaseback, abandonment or other transfer or disposal of, voluntarily or involuntarily, of any property or assets, tangible or intangible, including the sale, assignment, discount or other disposition of Accounts, equipment or general intangibles with or without recourse, the issuance or sale of Capital Stock of a Subsidiary or granting of options or rights of first refusal in such assets. In the case of the grant of an option or right of first refusal with respect to any asset, the date of such grant shall be deemed to be the date of Disposition of such asset.

“Disqualified Person” shall mean (a) a Person whose primary business competes with that of the Borrower and is identified by the Borrower in writing prior to October 6, 2017 to the Administrative Agents as a “Disqualified Person” and (b) any Affiliate of a Person referred to in clause (a), which Affiliate is identified by the Borrower in writing prior to October 6, 2017 to the Administrative Agents as a “Disqualified Person” or identified by the applicable Administrative Agent as an Affiliate of a Person referred to in clause (a) solely on the basis of its name; provided that any Affiliate of a Disqualified Person that is (i) a bank, (ii) a bona fide diversified debt fund or (iii) an investment vehicle that is engaged in the making, purchasing, holding or investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course, is not, and shall not be deemed to be, a Disqualified Person. The Borrower may supplement the list of Disqualified Persons to add competitors (and their respective Affiliates) of the Borrower from time to time in writing to the Administrative Agents; provided that (a) each supplement shall only be given effect two Business Days after it is provided to the Lenders and (b) the

Borrower may not supplement the list of Disqualified Persons to add any Person that is referred to in clause (i), (ii) or (iii) above.

“Disqualified Stock” shall mean any Equity Interests of a Person or any Restricted Subsidiary that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to the earlier of, in the case of clause (a), (b) or (c) above, (i) 91 days after the then Latest Maturity Date and (ii) upon Payment In Full (provided that only the portion of Equity Interests which is mandatorily redeemable or matures or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock), in each case other than in exchange for Equity Interests of the Borrower (other than Disqualified Stock).

Notwithstanding the preceding sentence:

(1) any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset disposition will not constitute Disqualified Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than unasserted contingent obligations);

(2) any Equity Interests issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and

(3) any Equity Interests held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of the Borrower or any of its Subsidiaries, in each case upon the termination of employment or death of such person pursuant to any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Documentation Agent” means the entity listed as Documentation Agent on the cover page to this Agreement.

“Dollars,” “U.S. Dollars” and the symbol “$” shall each mean lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway, or any other country that is a member of the European Economic Area.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall have the meaning assigned thereto in Section 11.10 [Counterparts; Integration; Effectiveness].

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Closing Date).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” shall mean any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the Environment or to emissions, discharges, Releases or threatened Releases of Hazardous Materials, (b) human health as affected by Hazardous Materials, or (c) mining operations and activities to the extent relating to protection of the Environment or reclamation, including the Surface Mining Control and Reclamation Act or to occupational or miner health and safety, provided that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” of any Person shall mean (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” shall mean, at any relevant time, any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification to the Borrower or any ERISA Affiliate that a Multiemployer Plan is insolvent or in reorganization within the meaning of Title IV of ERISA or experienced a mass withdrawal within the meaning of Section 4219 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, respectively; (e) the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) Borrower or an ERISA Affiliate is informed that any Multiemployer Plan to which Borrower or the ERISA Affiliate contributes is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or a failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“European Interbank Market” shall mean the European interbank market for Euro operating in Participating Member States.

“Event of Default” shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

“Excess Balance Sheet Cash” shall mean, as of any date of determination, Balance Sheet Cash as of such date minus, to the extent included in Balance Sheet Cash and without duplication, each of the following:

(i) to the extent the payment of such amounts are not prohibited by this Agreement, amounts in respect of which the Borrower or any Restricted Subsidiary has issued checks or has initiated wires or ACH transfers to Persons that are not Affiliates of a Loan Party but have not yet been subtracted from the balance in the relevant account of the Borrower or any Restricted Subsidiary;

(ii) any amounts of the Borrower and its Restricted Subsidiaries constituting pledges and/or deposits securing any binding and enforceable purchase and sale agreement with any Persons who are not Affiliates of a Loan Party, in each case to the extent permitted by this Agreement;

(iii) amounts in Deposit Accounts described in clause (i) (to the extent constituting amounts for employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, bonuses, benefits and expense reimbursements), in each case to the extent then due and owing or due and owing within five (5) Business Days of such date), (ii) or (iii) of the definition of “Excluded Account”;

(iv) cash deposited with any Issuing Lender to cash collateralize Letters of Credit in accordance with this Agreement;

(v) any cash allocated for, reserved or otherwise set aside to pay production taxes, royalty obligations, vendor payments and lease payments or similar payments as are customary in the coal industry, of the Borrower or any Restricted Subsidiary then due and owing to third parties (or to be due and owing to third parties within five (5) Business Days of such date) and for which the Borrower or such Restricted Subsidiary either (x) has issued checks or has initiated wires or ACH transfers or (y) reasonably anticipates in good faith that it will issue checks or initiate wires or ACH transfers within five (5) Business Days of such date; and

(vi) any cash allocated for, reserved or otherwise set aside to make regularly scheduled payments of principal of, and interest on, Indebtedness due within thirty (30) days of such date to the extent otherwise permitted by this Agreement.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the excess, if any, of:

(a) the sum, without duplication, of:

(i) Consolidated EBITDA for such Excess Cash Flow Period;

(ii) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period,

(iii) to the extent not otherwise increasing Consolidated EBITDA during such Excess Cash Flow Period, cash interest income received during such Excess Cash Flow Period; and

(iv) the amount related to items that were deducted from or not added to net income when calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either (i) such items represented cash received by the Borrower or any Restricted Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Restricted Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period;

over

(b) the sum, without duplication, of

(i) to the extent not otherwise reducing Consolidated EBITDA in such Excess Cash Flow Period, Consolidated Fixed Charges for such Excess Cash Flow Period (but without giving effect to the proviso in the definition thereof);

(ii) Capital Expenditures (without duplication of Maintenance Capital Expenditures included in Consolidated Fixed Charges) and Investments made pursuant to Section 8.2.4(a), (c), (d), (h), (l), or (r)(x) [Loans and Investments], in each case made with Internally Generated Cash during such Excess Cash Flow Period;

(iii) (x) voluntary prepayments of Revolving Credit Loans (to the extent that such prepayment is accompanied by a permanent and simultaneous equivalent reduction of Revolving Credit Commitments) and Term A Loans in such Excess Cash Flow Period

(in each case, other than from proceeds of long-term Indebtedness (other than revolving Indebtedness)) pursuant to Section 5.6.1 [Right to Prepay], (y) payments of the principal of any Indebtedness during such Excess Cash Flow Period (other than Indebtedness under this Agreement) otherwise permitted hereunder to the extent paid using Internally Generated Cash other than the prepayment of any Indebtedness under any revolving credit arrangement that are not accompanied by a permanent equivalent reduction in the related revolving commitments and (z) amounts expended using Internally Generated Cash in connection with prepayments of Term Loans made pursuant to Section 2.16 [Discounted Prepayment Offers] during such Excess Cash Flow Period;

(iv) the aggregate amount of any cash payments made by Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period in respect of expenses and losses (minus the aggregate amount of any cash received in respect of gains) referred to in clause (4) of the definition of “Consolidated Net Income” included in determining Consolidated Net Income for such Excess Cash Flow Period, which aggregate amount may be a negative number, determined on a consolidated basis; and

(v) an amount equal to the amount of all non-cash amounts that increased Consolidated EBITDA for such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2018.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Account” shall mean a Deposit Account (i) which is used solely for making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, bonuses, benefits and expense reimbursements), (ii) which is used solely for paying or remitting taxes, including sales taxes, (iii) which is used solely as an escrow account or as a fiduciary or trust account, in each case, for the benefit of unaffiliated third parties or (iv) the aggregate average daily balance in which (in each case determined for the most recently completed calendar month) does not at any time exceed $250,000; provided that the average daily balance in all Deposit Accounts referred to in this clause (iv) shall not exceed $3,000,000 or, following consummation of the Take-In Transaction, $5,000,000.

“Excluded Assets” shall have the meaning specified in Section 8.1.17(b) [Collateral].

“Excluded Subsidiaries” shall mean (a) each Unrestricted Subsidiary, (b) each CFC and each CFC Holdco, (c) each Immaterial Subsidiary, (d) each Receivables Subsidiary, (e) prior to the consummation of the Take-In Transaction, CCR GP, and (f) each Restricted Subsidiary of the Borrower that is not directly or indirectly wholly-owned by the Borrower; provided that (i) a Restricted Subsidiary that is a Loan Party shall not become an Excluded Subsidiary by virtue of a transfer of a portion of the equity in such Restricted Subsidiary (except pursuant to a bona fide joint venture transaction permitted hereunder) until a majority of the Equity Interests in such Restricted Subsidiary are Disposed of in accordance with the provisions of Section 8.2.4 [Loans and Investments] or Section 8.2.7 [Dispositions] and (ii) in no event shall (x) any owner of any portion of the Required Collateral or (y) prior to the Take-In Transaction, any Co-Owners, in each case, be an Excluded Subsidiary. Notwithstanding the foregoing, (A) any Person that is an obligor or guarantor under any Indebtedness permitted under Section 8.2.1(i) or (m) [Indebtedness] shall not be an Excluded Subsidiary and, if not already a Guarantor, shall become a Guarantor pursuant to Section 8.1.9 [Additional Guarantors] and (B) no Person whose Equity Interests are being acquired by Borrower or any Subsidiary thereof in the Take-In Transaction shall constitute an Excluded Subsidiary as of the date of the consummation of the Take-In Transaction.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time the Guaranty of such Guarantor or the grant by such Guarantor of a security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps of such Guarantor for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by such recipient’s net income or profits (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or having its principal office located or, in the case of any Lender, applicable lending office in such jurisdiction or that are Other Connection Taxes, (b) any branch profits Taxes imposed under section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.9.1 [Payments Free of Taxes], (d) any withholding Tax attributable to such Lender’s failure to comply with Section 5.9.5 [Status of Lenders] and (e) any Tax imposed pursuant to FATCA.

“Existing Class” shall mean a Class of Existing Term Loans or a Class of Existing Revolving Credit Commitments.

“Existing Letter of Credit” shall mean the Letters of Credit originally issued under the GasCo Credit Agreement and set forth on Schedule 1.1(C); provided that the Existing Letters of Credit shall exclude the Specified Receivables Transaction Letters of Credit.

“Existing Revolving Credit Commitments” shall have the meaning set forth in Section 2.12(b) [Extended Term Loans and Extended Revolving Credit Commitments].

“Existing Term Loans” shall have the meaning set forth in Section 2.12(a) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extended Class” shall mean a Class of Extended Term Loans or a Class of Extended Revolving Credit Commitments.

“Extended Revolving Credit Commitments” shall have the meaning set forth in Section 2.12(b) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extended Term A Loans” shall mean Extended Term Loans that extend existing Term A Loans.

“Extended Term B Loans” shall mean Extended Term Loans that extend existing Term B Loans.

“Extended Term Commitment” shall mean as to any Lender its commitment to provide Extended Term Loans pursuant to Section 2.12 [Extended Term Loans and Extended Revolving Credit Commitments].

“Extended Term Loans” shall have the meaning set forth in Section 2.12(a) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extending Lender” shall have the meaning set forth in Section 2.12(c) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extension Effective Date” shall have the meaning set forth in Section 2.12(c) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extension Election” shall have the meaning set forth in Section 2.12(c) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extension Request” shall mean a Revolving Extension Request or a Term Extension Request.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower in the case of amounts of at least the Threshold Amount and otherwise by a Responsible Officer (or, in the case of any transaction pursuant to Section 8.2.4(v) [Investments]), as determined in good faith by the Board of Directors of the Borrower (excluding any persons who are also on the Board of Directors of CCR or any of its Subsidiaries) regardless of whether such amounts are below, exceed or equal the Threshold Amount), any such determination being conclusive for all purposes under this Agreement. In determining the Fair Market Value of any Real Property, a subsurface interest of a Loan Party shall be deemed part of the same Real Property as other subsurface interests of such Loan Party or other Loan Parties when such subsurface interest is, or could reasonably be, part of the same operating complex as such other subsurface interests.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to the current Section 1471(b)(1) of the Code (and any amended or successor version described above), and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. Notwithstanding anything to the contrary set forth above, in the event the rate determined pursuant to the preceding sentence shall be less than zero, then (for the avoidance of doubt) the Federal Funds Effective Rate shall be deemed to be zero for purposes of this Agreement.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen), as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the applicable Administrative Agent (for the purposes of this definition only, an “Alternate Source”) or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the applicable Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Finance Co.” shall mean any direct, wholly-owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower of Indebtedness permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 8.1.9 [Additional Guarantors] have been complied with in respect of such Subsidiary, and such Subsidiary is a Restricted Subsidiary and a Loan Party, (b) such Subsidiary shall be a domestic Subsidiary that is a corporation, and (c) such Subsidiary does not (i) incur, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than Indebtedness of the Borrower for which it serves as co-issuer or co-borrower, (ii) engage in any business, activity or transaction, or own any property, assets or Equity Interests, other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of Indebtedness of the Borrower and (B) other activities incidental to the maintenance of its existence, including legal, tax and accounting administration, (iii) consolidate with or merge with or into any Person, or (iv) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Financial Covenants” shall mean the covenants set forth in Section 8.2.13 [Financial Covenants].

“Financial Projections” shall have the meaning assigned to that term in Section 6.9(b) [Financial Projections].

“First Lien Gross Leverage Ratio” shall mean, as of any date of determination, the ratio of (without duplication): (A) (x) Consolidated First Lien Debt as of such date to (B) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of four fiscal quarters of the Borrower most recently ended on or prior to the date of determination.

“Fixed Charge Coverage Ratio” shall mean, on any date of determination, the ratio of (1) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of four fiscal quarters of the Borrower most recently ended on or prior to the date of determination to (2) Consolidated Fixed Charges for such period.

“Flood Laws” shall mean (i) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (iv) all other applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in section 7701 of the Code.

“Foreign Subsidiaries” shall mean, for any Person, each Subsidiary of such Person that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Form 10” shall mean the Form 10 (File No. 001-38147) of the Borrower filed with the SEC on November 2, 2017.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

“GasCo” shall mean CNX Resources Corporation, a Delaware corporation (f/k/a CONSOL Energy Inc.).

“GasCo Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of March 8, 2018, by and among GasCo, certain of its Subsidiaries, the lenders party thereto, JPMorgan Chase Bank, N.A., in its capacity as syndication agent, and PNC Bank, National Association, in its capacity as administrative agent.

“GasCo Indentures” shall mean the indentures governing the 8.00% Senior Notes due 2023 and the 5.875% Senior Notes due 2022 of GasCo.

“Guarantor” shall mean each of the parties to this Agreement that is designated as a “Guarantor” on the signature page hereof and each other Person that joins this Agreement as a Guarantor after the date hereof, in each case, until such Person ceases to be a Guarantor in accordance with this Agreement.

“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

“Guaranty” of any Person shall mean any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, including letters of credit issued for the account of Persons other than Loan Parties, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business. “Guarantied” shall have a correlative meaning.

“Guaranty Agreement” shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by the Borrower and each of the Guarantors.

“Hazardous Materials” shall mean (i) any explosive substances or wastes and (ii) any chemicals, pollutants or contaminants, substances, materials or wastes, in any form, regulated under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including asbestos and asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, mining waste (including tailings), gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any Coal Gas, coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Swap Agreement.

“Historical Statements” shall have the meaning specified in Section 6.9(a) [Historical Statements].

“Hydrocarbon Swap Agreement” shall mean any cap, floor, collar, exchange transaction, hedging contract, forward contract, swap agreement, futures contract, call or put option or any other similar agreement or other exchange or protection agreement relating to Hydrocarbons or power or any other inputs in the production or processing processes for Hydrocarbons (specifically excluding contracts entered into in the ordinary course of business for the future sale and delivery of commodities, including but not limited to take-or-pay contracts).

“Hydrocarbons” shall mean coal, oil, natural gas, casing head gas, drip gasoline, natural gasoline, diesel, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Identified Participating Lenders” shall have the meaning specified in Section 2.16(b) [Procedures].

“Immaterial Real Property” shall mean Real Property (other than coal reserves) with a Fair Market Value less than $3,000,000 or, following consummation of the Take-In Transaction, $5,000,000.

“Immaterial Subsidiary” shall mean as of any date, any Restricted Subsidiary that does not (i) have assets having an aggregate book value, as of the end of the most recently ended fiscal year of the Borrower, exceeding $1,000,000 or Consolidated Net Income exceeding $1,000,000 for the most recently ended fiscal year of the Borrower (or, following consummation of the Take-In Transaction, have assets having an aggregate book value, as of the end of the most recently ended fiscal year of the Borrower, exceeding $3,000,000 or Consolidated Net Income exceeding $3,000,000 for the most recently ended fiscal year of the Borrower), in each case, that is certified in the Perfection Certificate delivered as of the Closing Date or shown in the most recently delivered Compliance Certificate; (ii) have, in the aggregate with all other Immaterial Subsidiaries existing as of such date, (A) an aggregate book value, as of the end of the most recently ended fiscal year of the Borrower, exceeding $3,000,000 (or, following consummation of the Take-In Transaction, $5,000,000) or (B) Consolidated Net Income exceeding $3,000,000 (or, following consummation of the Take-In Transaction, $5,000,000) for the most recently ended fiscal year of the Borrower, in each case, as shown in the most recently delivered combined or consolidated annual financial statements of the Borrower; provided that, solely with respect to any Restricted Subsidiary that has been acquired or created by the Borrower or any of its Restricted Subsidiaries subsequent to the Closing Date or the most recently delivered Compliance Certificate, (x) the assets and Consolidated Net Income determinations set forth in clauses (i) and (ii) shall be made by the Borrower based on information concerning such Restricted Subsidiary that is reasonably available to the Borrower at the date of determination and (y) the certification referred to in clause (i) above may take the form of an Officer’s Certificate delivered to the Administrative Agents at any time during the fiscal year in which such Restricted Subsidiary was acquired or created (as applicable) and subsequent to the Closing Date or the most recently delivered Compliance Certificate; provided, further, that if any of the thresholds in clause (i) or (ii) would be exceeded, the Borrower shall give written notice to the Administrative Agents that Subsidiaries specified in such notice shall no longer be deemed Immaterial Subsidiaries so that none of the thresholds in clause (i) or (ii) shall be exceeded; or (iii) directly or indirectly Guaranty or otherwise provide credit support for any Indebtedness of a Loan Party. For the avoidance of doubt, the designation of a Restricted Subsidiary pursuant to an Officer’s Certificate in accordance with the first proviso to the immediately preceding sentence shall not be required to include a recertification with respect to Restricted Subsidiaries designated as Immaterial Subsidiaries in the Perfection Certificate delivered as of the Closing Date or as shown the most recently delivered Compliance Certificate.

“Incremental Cap” shall mean, at any time, such amount that immediately after giving effect to the incurrence thereof on a Pro Forma Basis (assuming any Revolving Commitment Increase established at such time has been fully drawn as Revolving Credit Loans) would not result in the First Lien Gross Leverage Ratio exceeding 1.00:1.00.

“Incremental Effective Date” shall have the meaning specified in Section 2.11.1 [Establishment of Incremental Facilities].

“Incremental Facilities” shall have the meaning assigned to such term in Section 2.11.1 [Establishment of Incremental Facilities].

“Incremental Lender” shall mean any Person that provides an Incremental Facility.

“Incremental Term B Loans” shall mean term loans established pursuant to an Additional Term B Loan Commitment or an Other Term B Loan Commitment.

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.11.1 [Establishment of Incremental Facilities].

“Incremental Term Loans” shall mean term loans established pursuant to an Incremental Term Loan Commitment.

“Indebtedness” shall mean, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed, (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable and (c) cash borrowings under any Qualified Receivables Transaction;

(2) all Capital Lease Obligations of such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) of this paragraph) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the first Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5) Hedging Obligations;

(6) all obligations of the type referred to in clauses (1) through (5) of this paragraph of other Persons and all dividends of other Persons with respect to Preferred Stock and Disqualified Stock for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guaranty; and

(7) all obligations of the type referred to in clauses (1) through (6) of this paragraph of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets or the amount of the obligation so secured.

The “amount” or “principal amount” of any Indebtedness or Disqualified Stock or other Preferred Stock outstanding at any time of determination as used herein shall be as set forth below or, if not set forth below, determined in accordance with GAAP:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (a) the Fair Market Value of such assets at the date of determination; and (b) the amount of the Indebtedness of the other Person;

(4) in the case of any Capital Lease Obligation, the amount determined in accordance with the definition thereof;

(5) in the case of any Preferred Stock, (a) if other than Disqualified Stock, the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price or (b) if Disqualified Stock, as specified in the definition thereof;

(6) in the case of any Swap Agreements permitted by Section 8.2.1(f) [Indebtedness], zero;

(7) in the case of all other unconditional obligations, the amount of the liability thereof determined in accordance with GAAP;

(8) in the case of all other contingent obligations, the maximum liability at such date of such Person; and

(9) in the case of a Qualified Receivables Transaction, solely the aggregate amount of cash borrowings thereunder.

For purposes of determining any particular amount of Indebtedness, Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included. If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (a) the principal of such Indebtedness and (b) the amount that may be drawn under such letter of credit.

None of the following shall constitute Indebtedness:

(1) Indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from Guaranties securing any obligations of the Borrower or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Borrower, other than Guaranties or similar credit support by the Borrower or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(2) obligations to pay accrued expenses, any trade payables or other similar liabilities to trade creditors and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property;

(3) any liability for Federal, state, local or other taxes owed or owing by such Person;

(4) obligations to pay royalties and other amounts due in the ordinary course of business to royalty and working interest owners;

(5) obligations arising from Guaranties to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;

(6) obligations (other than express Guaranties of Indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (a) trade acceptances and (b) endorsements of instruments for deposit in the ordinary course of business;

(7) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such obligation is extinguished within two Business Days of its incurrence;

(8) obligations in respect of any obligations under workers’ compensation laws and similar legislation;

(9) any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FASB ASC 815);

(10) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower and the Restricted Subsidiaries;

(11) any repayment or reimbursement obligation of such Person or any Restricted Subsidiary with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness; and

(12) earn-out obligations in respect of Consideration in an acquisition permitted hereunder until such obligations would be required to be reflected on a balance sheet in accordance with GAAP (provided that the amount of such earn-out obligations reflected on a balance sheet shall be counted in the Consideration at such time).

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, all Other Taxes.

“Indemnitee” shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

“Indemnity” shall mean the Regulated Substances Certificate and Indemnity Agreement, in substantially the form of Exhibit 1.1(I)(1), executed and delivered by each of the Loan Parties to each Administrative Agent for the benefit of the Secured Parties.

“Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

“Initial Term A Loan” shall mean all of the term loans made pursuant to either of the first two sentences of Section 2.1.3 [Term A Loans].

“Initial Term A Loan Commitment” shall mean, as to any Person at any time, the amount initially set forth opposite such Person’s name on Schedule 1.1(B) (as amended by Amendment No. 1) in the column labeled “Initial Term A Loan Commitment,” as such Commitment is thereafter assigned or modified, and “Initial Term A Loan Commitments” shall mean the aggregate Initial Term A Loan Commitments of all of such Persons.

“Initial Term B Loan” has the meaning assigned to such term in Section 2.1.4 [Term B Loans].

“Initial Term B Loan Commitment” shall mean, as to any Person at any time, the amount initially set forth opposite such Person’s name on Schedule 1.1(B) (as amended by Amendment No. 1) in the column labeled “Initial Term B Loan Commitment,” as such Commitment is thereafter assigned or modified, and “Initial Term B Loan Commitments” shall mean the aggregate Initial Term B Loan Commitments of all of the such Persons.

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors undertaken under any Law.

“Intercompany Subordination Agreement” shall mean the Subordination Agreement among the Loan Parties and the Restricted Subsidiaries, dated as of the Closing Date, in substantially the form of Exhibit 1.1(I)(2), executed and delivered by the Loan Parties and the Restricted Subsidiaries.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the date hereof, among the Collateral Agent, the Second Lien Notes Collateral Agent and the Second Lien Notes Trustee.

“Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be two weeks, one, two, three or six Months or, to the extent agreed to by all applicable Lenders, 12 Months; provided that an Interest Period of two weeks shall be available exclusively for Revolving Credit Loans; provided further that if a period of two weeks is selected, the LIBOR Rate for such period shall be the LIBOR Rate that is applicable to a period of one Month. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be the Borrowing Date. Notwithstanding the second sentence hereof: (a) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) the Borrower shall not select, convert to or renew an Interest Period for any portion of any Loans that would end after the Maturity Date of such Loans.

“Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement relating to fluctuations in interest rates.

“Interest Rate Option” shall mean any LIBOR Rate Option or Base Rate Option.

“Internally Generated Cash” shall mean any cash of the Borrower or any Restricted Subsidiary that is not generated from a Disposition outside the ordinary course of business, a Casualty Event, an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution to the Borrower.

“Investment” in any Person shall mean any (1) direct or indirect advance, loan or other extensions of credit (including by way of Guaranty or similar arrangement), or capital contribution to such Person (including any transfer of cash or other property to others or any payment for property or services for the account or use of others but excluding (a) advances to customers and contract miners or joint interest partners in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender, and (b) trade payables and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices), (2) all items that are or would be classified as investments on a balance sheet or (3) any purchase or acquisition of Capital Stock, Indebtedness or other similar securities issued by such Person. Except as otherwise provided for in this Agreement, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value. If the Borrower or any Restricted Subsidiary sells or otherwise Disposes of any Capital Stock of any Restricted Subsidiary, or any Restricted Subsidiary issues any Capital Stock, in either case, such that, after giving effect to any such sale or Disposition, such Person is no longer a Subsidiary, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Stock of and all other Investments in such Person retained.

For purposes of Section 8.2.4 [Loans and Investments] with respect to Investments in Unrestricted Subsidiaries:

(1) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; and upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the aggregate amount of Investments outstanding under Section 8.2.4(h) [Loans and Investments] shall be reduced (but not below zero) by an amount equal to the Fair Market Value of the Borrower’s proportionate interest in such Subsidiary immediately following such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“IRS” shall mean the Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit application, and any other document, agreement and instrument entered into by the applicable Issuing Lender and any Loan Party or in favor of the applicable Issuing Lender and relating to such Letter of Credit.

“Issuing Lenders” shall mean each Revolving Lender (or Affiliate thereof designated as an Issuing Lender by such Revolving Lender).

“Joint Venture” shall mean any Person that is not a direct or indirect Subsidiary of the Borrower in which the Borrower or any Restricted Subsidiary makes any equity Investment.

“Labor Contracts” shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among the Borrower or any Restricted Subsidiary and its employees.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including after giving effect to any Additional Credit Extension Amendment.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit issued by such Issuing Lender.

“Lead Arrangers” shall mean PNC Capital Markets LLC, Citigroup Global Markets Inc., The Huntington National Bank, Credit Suisse Loan Funding LLC and BofA Securities, Inc. in their capacities as joint lead arrangers and joint bookrunners of the revolving credit and term loan facilities hereunder.

“Lenders” shall mean the Revolving Lenders, the Swingline Lenders, the Term A Lenders and the Term B Lenders and the holders of any Class of Term Loans or Commitments established after the Closing Date.

“Letter of Credit” shall have the meaning assigned to that term in Section 2.9.1(a) [Issuance of Letters of Credit] and shall include the Existing Letters of Credit.

“Letter of Credit Aggregate Sublimit” shall mean, at any time, the amount equal to 100% of the Revolving Credit Commitments at such time.

“Letter of Credit Fee” shall have the meaning assigned to that term in Section 2.9.2 [Letter of Credit Fees].

“Letter of Credit Issuing Lender Sublimit” shall mean, with respect to each Issuing Lender, an amount equal to such Issuing Lender’s (or its designated Affiliate’s) Ratable Share of the Letter of Credit Aggregate Sublimit or, if lesser, the Revolving Credit Commitment of such Issuing Lender (or its Affiliate that is the Revolving Lender).

“Letter of Credit Maturity Date” shall mean the date which is 10 Business Days prior to the Revolving Maturity Date, but, as to any Letter of Credit issued or to be issued by any Issuing Lender, without giving effect to the parenthetical phrase in the definition of “Revolving Maturity Date” unless the applicable Additional Credit Extension Amendment has been consented to in writing by such Issuing Lender.

“Letter of Credit Obligations” shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate outstanding Reimbursement Obligations on such date. The Letter of Credit Obligations of any Revolving Lender at any time shall be its Ratable Share of the total Letter of Credit Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5 [Letter of Credit Amounts]. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LIBOR Rate” shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the applicable Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the applicable Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or, if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the applicable Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR Rate =	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The applicable Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than (x) in the case of Revolving Credit Loans, Swing Loans and Term A Loans, (A) in respect of all interest accruing for periods prior to the Amendment No. 2 Effective Date, 0.00% and (B) in respect of all interest accruing for periods on and following the Amendment No. 2 Effective Date, 1.00% and (y) in the case of Term B Loans, 0.00%.

“LIBOR Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(a)(ii) [LIBOR Rate Option].

“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

“LIBOR Termination Date” shall have the meaning specified in Section 4.6(a) [Successor LIBOR Rate Index].

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other similar encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but shall not include any operating lease.

“LLC Interests” shall have the meaning specified in Section 6.3 [Subsidiaries].

“Loan Documents” shall mean this Agreement, each Administrative Agent’s Letter, the Guaranty Agreement, the Indemnity, the Intercompany Subordination Agreement, the Notes, the Security Documents and amendments, supplements, joinders or assignments to the foregoing and any other instruments, certificates or documents (expressly excluding any Other Lender Provided Financial Service Product, any Specified Swap Agreements or any other Swap Agreements) delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, and Loan Document shall mean any of the Loan Documents.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loan Request” shall have the meaning specified in Section 2.5.1 [Loan Requests].

“Loans” shall mean the loans made to the Borrower under this Agreement.

“Maintenance Capital Expenditures” shall mean, for any period, the portion of the Borrower’s and the Restricted Subsidiaries’ Capital Expenditures required to maintain the operating capacity of the Borrower’s and the Restricted Subsidiaries’ capital assets for such period as determined in good faith by the Borrower, specifically excluding the Capital Expenditures for the refuse disposal expansion project for areas 7 and 8 located at the Pennsylvania Mining Complex preparation plant; provided that the Borrower shall provide to the Revolving/TLA Administrative Agent a brief written explanation of such determination no less than five (5) Business Days prior to the earlier of each time that the Borrower delivers or is required to deliver financial statements pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] (or such shorter period as the Revolving/TLA Administrative Agent shall agree in its sole discretion), and the Revolving/TLA Administrative Agent shall have the right to approve (such approval not to be unreasonably withheld) such determination; provided further that if the Revolving/TLA Administrative Agent shall not have responded to the Borrower with respect to such explanation within two (2) Business Days after the Borrower delivers it, then such approval will not be deemed to be required.

“Margin Stock” shall have the meaning provided in Regulation U.

“Margin Stock Regulation” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Acquisition/Disposition” shall mean any Investment, Permitted Acquisition or Disposition that involves (a) an acquisition or disposition of assets, the Fair Market Value of which assets exceeds $25,000,000 or (b) a change in Consolidated EBITDA that exceeds $10,000,000 per four fiscal quarter period.

“Material Adverse Change” shall mean any set of circumstances or events that (a) has or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations of the Borrower and its Subsidiaries (other than, prior to the consummation of the Take-In Transaction, CCR and its Subsidiaries) taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay their Indebtedness under this Agreement or any other Loan Document, or (d) impairs materially or would reasonably be expected to impair materially the rights and remedies of any Agent or any of the Lenders pursuant to this Agreement or any other Loan Document.

“Material Contract” shall mean any contract, agreement or other instrument to which the Borrower or any of the Restricted Subsidiaries is or becomes party, the termination, breach or non-renewal of which could reasonably be expected to result in a Material Adverse Change, including, for the avoidance of doubt, the Specified Material Contracts and Permitted Replacement Contracts thereof. Notwithstanding the foregoing, none of the Affiliated Company Loan Documents shall constitute Material Contracts.

“Maturity Date” shall mean (a) with respect to the Revolving Credit Commitments, Swing Loans and Revolving Credit Loans, the Revolving Maturity Date, (b) with respect to the Term A Loans, the Term A Loan Maturity Date and (c) with respect to the Term B Loans, the Term B Loan Maturity Date.

“Maximum Prepayment Price” shall have the meaning assigned to such term in Section 2.16(b)(i) [Procedures].

“MFN Provision” shall have the meaning assigned to such term in Section 2.11.4(e) [Terms of Incremental Term Loan Commitment].

“Month,” with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgages” shall mean collectively, (i) the mortgages or deeds of trust with respect to Real Property in which a security interest has been granted on the Closing Date (if any) and (ii) the mortgages or deeds of trust with respect to Real Property in which a security interest is granted after the Closing Date in substantially the form of Exhibit 1.1(M), in each case, executed and delivered by the applicable Loan Parties to the Collateral Agent to secure the Obligations, for the benefit of the Secured Parties, and “Mortgage” shall mean, individually, any of the Mortgages.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions or has any ongoing obligation with respect to withdrawal liability (within the meaning of Title IV of ERISA).

“Net Cash Proceeds” shall mean:

(a) with respect to any Disposition (other than any Permitted Undivided Interests Sale), the cash proceeds received by the Borrower or any of the Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by the Borrower or any of the Restricted Subsidiaries) in respect of non-cash consideration initially received), net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by the Borrower or any of the Restricted Subsidiaries associated with the properties sold in such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Disposition (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Disposition, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien (senior to the Lien securing the Obligations) on the properties sold in such Disposition (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Permitted Undivided Interests Sale, all cash proceeds received from such Permitted Undivided Interests Sale, net of reasonable and customary out-of-pocket legal, accounting, financial advisory and other similar professional and transactional fees and transfer and similar taxes incurred in connection with such Permitted Undivided Interests Sale;

(c) with respect to any incurrence of Indebtedness, the cash proceeds thereof, net of customary fees, commissions, underwriting discounts, costs and other expenses incurred in connection therewith; and

(d) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of (i) all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event, including the Borrower’s good faith estimate of income taxes actually paid or payable in connection with the receipt of such proceeds, awards or other compensation and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien (senior to the Lien securing the Obligations) on the property damaged, destroyed, condemned or taken in such Casualty Event (so long as such Lien was permitted under the Loan Documents at the time of such Casualty Event) and which is repaid with such proceeds (other than any such Indebtedness assumed by any other Person in connection with such Casualty Event).

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Consenting Lender” shall have the meaning specified in Section 11.1.4 [Non-Consenting Lenders].

“Non-Recourse Debt” shall mean, with respect to Indebtedness of any Unrestricted Subsidiary or Joint Venture, Indebtedness:

(1) as to which neither the Borrower nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions and except by the pledge of (or a Guaranty limited in recourse solely to) the Equity Interests of such Unrestricted Subsidiary or Joint Venture; and

(2) as to which the lenders will not have any recourse to the Capital Stock or assets of the Borrower or any Restricted Subsidiary (other than the Equity Interests of such Unrestricted Subsidiary or Joint Venture), except for Customary Recourse Exceptions.

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.9.1(c) [Issuance of Letters of Credit].

“Notes” shall mean Revolving Credit Notes, the Swing Loan Notes and the Term Notes.

“Obligation” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (including interest, fees, premiums (including any Applicable Prepayment Premium) and other monetary obligations accruing and/or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), under or in connection with (i) this Agreement, the Loans, the Notes, the Letters of Credit, each Administrative Agent’s Letter or any other Loan Document whether to any Agent, any Issuing Lender, any of the Lenders or their Affiliates or other Persons provided for under such Loan Documents, (ii) any Specified Swap Agreement (other than, with respect to any Guarantor that is not a Qualified ECP Loan Party, Excluded Swap Obligations of such Guarantor) or (iii) any Other Lender Provided Financial Service Product.

“OFAC” shall mean the United States Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” shall mean a certificate signed by an Authorized Officer of the Borrower.

“Official Body” shall mean the government of the United States of America or any other nation, or in each case any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Operating Agreement” shall mean the Pennsylvania Mining Complex Operating Agreement, dated as of July 7, 2015, as amended as of the Closing Date, among the Co-Owners and the Operator.

“Operator” shall mean CONSOL Thermal Holdings LLC, a Delaware limited liability company (f/k/a CNX Thermal Holdings LLC).

“Order” shall have the meaning specified in Section 2.9.9(b) [Liability for Acts and Omissions].

“Other Connection Taxes” shall mean, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document, or sold or assigned an interest in any Note or Loan Document).

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements under which any Agent, any Lender or Affiliate of any Agent or a Lender (or any Person that was an Agent or a Lender or Affiliate of an Agent or Lender at the time such agreement or arrangement was entered into) provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).

“Other Term A Loan Commitments” shall have the meaning assigned to such term in Section 2.11.1 [Establishment of Incremental Facilities].

“Other Term A Loans” shall mean term loans that (i) have annual scheduled amortization in excess of 1.00% of the original aggregate principal amount of such term loans, (ii) have a final maturity of five years or less, (iii) are, as reasonably determined by the Administrative Agents, primarily syndicated to commercial banks in the primary syndication thereof and (iv) have interest rates, amortization (subject to the foregoing clause (i)), maturity (subject to the foregoing clause (ii)) and/or other terms different from the Initial Term A Loans.

“Other Term B Loan Commitments” shall have the meaning assigned to such term in Section 2.11.1 [Establishment of Incremental Facilities].

“Other Term B Loans” shall mean term loans that (i) are not Other Term A Loans and (ii) have interest rates, amortization, maturity and/or other terms different from the Initial Term B Loans.

“Participant” shall have the meaning specified in Section 11.8.4 [Participations].

“Participating Lender” shall have the meaning specified in Section 2.16(b) [Procedures].

“Participating Member State” shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Participation Advance” shall have the meaning specified in Section 2.9.4(a) [Repayment of Participation Advances], and for the avoidance of doubt shall include any Participation Advance made pursuant to Section 7(a) of Amendment No. 1.

“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of CCR, dated as of September 30, 2016, among CCR GP, GasCo and the other parties thereto.

“Partnership Interests” shall have the meaning specified in Section 6.3 [Subsidiaries].

“Patent, Trademark and Copyright Security Agreement” shall mean the Patent, Trademark and Copyright Security Agreement, dated as of the Closing Date, executed and delivered by each of the Loan Parties to the Collateral Agent for the benefit of the Secured Parties.

“Payment Date” shall mean the first Business Day of each calendar quarter after the date hereof and on the Maturity Date for the applicable Loans or Commitments or upon termination of the Commitments.

“Payment In Full” and “Paid in Full” shall mean the payment in full in cash of the Loans and other Obligations (other than contingent indemnity obligations not then due) under the Loan Documents, termination of the Commitments and expiration or termination of all Letters of Credit (or with respect to any Letter of Credit with an expiration date that extends beyond the Revolving Maturity Date, the pledge of Cash Collateral for such Letter of Credit pursuant to Section 2.9.10 [Cash Collateral Prior to the Revolving Maturity Date]).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pennsylvania Mining Complex” shall mean those certain coal mines in Greene and Washington Counties, Pennsylvania and Marshall County, West Virginia, commonly known as the Bailey Mine, the Enlow Fork Mine, the Harvey Mine, and the related preparation plant commonly known as the Bailey preparation plant.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, that is subject to Title IV of ERISA or the Pension Funding Rules and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

“Perfection Certificate” shall mean a certificate in the form of Exhibit 1.1(P)(1) or any other form reasonably acceptable to the Collateral Agent.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit 1.1(P)(2) or any other form reasonably acceptable to the Collateral Agent.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 8.2.6(b) [Liquidations, Mergers, Consolidations, Acquisitions].

“Permitted Business” shall mean the businesses conducted by the Borrower and its Subsidiaries on the Closing Date (after giving effect to the Transactions) and any activity that is ancillary or complementary to or necessary or desirable for, or otherwise reasonably related to, such businesses.

“Permitted Liens” shall mean:

(1) Liens existing on the Closing Date and described on Schedule 8.2.2;

(2) Liens securing the Obligations in favor of the Collateral Agent for the benefit of the Secured Parties;

(3) Liens on cash or Temporary Cash Investments securing Letter of Credit Obligations with respect to Letters of Credit that have an expiration date that extends beyond the Letter of Credit Maturity Date in favor of the applicable Issuing Lender of such Letters of Credit;

(4) Liens in favor of (a) the Borrower or a Guarantor or (b) by a Restricted Subsidiary that is not a Guarantor in favor of any other Restricted Subsidiary that is not a Guarantor;

(5) [reserved];

(6) Liens for taxes, assessments and governmental charges not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time, and which proceedings (or orders entered in connection with such proceedings) have the effect of suspending the enforcement or collection of such Liens;

(7) Liens incurred to secure appeal bonds and judgment Liens not constituting an Event of Default or Potential Default, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings;

(8) Liens upon real or personal property other than the Collateral, including any attachment of personal property or real property or other legal process prior to adjudication of a dispute on the merits, (a) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed or bonded and continue to be stayed or bonded, (b) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (c) the payment of which is covered in full (subject to customary deductible) by insurance;

(9) inchoate Liens arising by operation of law;

(10) Liens securing Capital Lease Obligations, mortgage financings, equipment leases, purchase money obligations or other Indebtedness incurred pursuant to Section 8.2.1(d) [Indebtedness] and Capital Lease Obligations set forth on Schedule 8.2.1 [Existing Indebtedness]; provided that such Liens shall attach only to the property (a) acquired with the proceeds of such Indebtedness or (b) which is the subject of such Capital Lease Obligations;

(11) Liens on Collateral securing obligations in respect of Indebtedness incurred or outstanding pursuant to Section 8.2.1(i) [Indebtedness]; provided that such Liens are subordinated to the Liens of the Collateral Agent pursuant to the Intercreditor Agreement;

(12) Liens on the Equity Interests of a Person that is not a Restricted Subsidiary to secure obligations of such Person;

(13) claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or real property or other legal process prior to adjudication of a dispute on the merits, (a) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed, (b) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (c) the payment of which is covered in full (subject to customary deductible) by insurance;

(14) precautionary filings under the UCC by a lessor with respect to personal property leased to such Person;

(15) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(16) Liens on Qualified Receivables Assets securing obligations under Indebtedness permitted by Section 8.2.1(j) [Indebtedness];

(17) Liens on cash or Temporary Cash Investments arising in connection with the defeasance, discharge or redemption of Indebtedness permitted hereunder;

(18) [reserved];

(19) other Liens not otherwise permitted hereunder with respect to Indebtedness or other obligations that do not in the aggregate exceed at any one time outstanding the greater of (i) $25,000,000 and (ii) 1.0% of CTA at such time;

(20) Liens to renew, extend, refinance or refund a Lien referred to in clause (1) above; provided that (i) such new Lien shall be limited to all or part of the same property (including future improvements thereon and accessions thereto) subject to the original Lien and (ii) the obligations secured by such Lien at such time is not increased to any amount greater than the amount permitted by Refinancing Indebtedness;

(21) statutory and common law banker’s Liens and rights of setoff on bank deposits;

(22) option agreements and rights of first refusal granted with respect to assets that are permitted to be Disposed of pursuant to the terms of Section 8.2.7 [Dispositions];

(23) [reserved];

(24) any leases of assets permitted by Section 8.2.7 [Dispositions];

(25) [reserved];

(26) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary use of such property;

(27) pledges, deposits or bonds made in the ordinary course of business to secure payment of reclamation liabilities or workers’ compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance or other social security programs (including pledges or deposits of cash securing letters of credit that secure payment of such workers’ compensation, unemployment insurance or other social security programs);

(28) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens (including any other statutory nonconsensual or common law Liens), securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default (including pledges or deposits of cash securing letters of credit that secure such Liens of landlords securing obligations to make lease payments that are not yet due and payable or in default) or, with respect to any of the foregoing, that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP and which proceedings (or orders entered in connection with such proceedings) have the effect of suspending the enforcement or collection of such Liens;

(29) good-faith pledges or deposits made or other Liens granted in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business (including pledges or deposits of cash securing letters of credit that secure such performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or that secure such statutory obligations, or such surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business);

(30) Liens on cash and Temporary Cash Investments securing Indebtedness permitted by Section 8.2.1(f) [Indebtedness] in an aggregate amount not to exceed $10,000,000 at any one time outstanding; and

(31) deposits and escrows of cash pursuant to customary purchase price adjustment, indemnity or similar obligations under agreements related to acquisitions and Dispositions permitted hereunder;

provided that (A) prior to the consummation of the Take-In Transaction, Permitted Liens shall not include any Liens on the Equity Interests of CCR GP or CCR other than Liens pursuant to clauses (2) and (11) above and (B) in the event any Indebtedness (other than any of the Obligations) shall be secured by Liens on Collateral on a pari passu basis with the Initial Term B Loans (including, for the avoidance of doubt,

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any senior secured notes that are secured on a pari passu basis with the Initial Term B Loans), then the Applicable Margin and/or interest rate floor applicable to the Initial Term B Loans shall benefit from the MFN Provision as if such Indebtedness were an Incremental Term B Loan (it being understood that, as of the Amendment No. 1 Effective Date, no Indebtedness (other than the Obligations) may be secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations).

“Permitted Replacement Contract” shall mean a written agreement, contract or other arrangement that replaces any Specified Material Contract or other Material Contract existing immediately prior to such replacement; provided that the terms are either no less favorable, taken as a whole, to the Borrower and its Subsidiaries (other than, prior to the consummation of the Take-In Transaction, CCR and its Subsidiaries) or are otherwise reasonably acceptable to the Administrative Agents.

“Permitted Undivided Interests Sale” shall mean, prior to the consummation of the Take-In Transaction, a sale that results in the Co-Owners owning a lower percentage of the Undivided Interests and CNX Thermal Holdings LLC owning a higher percentage of the Undivided Interests; provided that (a) not less than 75% of the consideration therefor shall consist of cash and is received by a Loan Party, (b) such Disposition is for Fair Market Value, (c) the proceeds of such Disposition are applied in accordance with Section 5.7.2(b) [Dispositions], (d) no Event of Default has occurred or is continuing or would result therefrom, (e) after giving effect to such Disposition, the Borrower shall be in compliance with the Financial Covenants on a Pro Forma Basis and (f) the Borrower shall have delivered to each Administrative Agent prior to such Disposition a certificate of an Authorized Officer of the Borrower certifying as to compliance with the requirements of this definition and setting forth in reasonable detail calculations of compliance with the Financial Covenants on a Pro Forma Basis.

“Permitted Unsecured Notes” shall mean any unsecured notes issued by the Borrower and/or Finance Co. in one or more transactions; provided that (i) no payment of principal in respect of such notes shall be required prior to six months after the Latest Maturity Date in effect at the time of issuance (except for customary offers to purchase with proceeds of asset sales or upon the occurrence of a change of control), (ii) such notes shall not include any financial maintenance covenants, and the covenants and events of default shall be customary for high yield debt securities but in any event shall not be more restrictive than the covenants and events of default in the Second Lien Notes Indenture, taken as a whole, and (iii) no Subsidiary of the Borrower shall Guaranty such notes unless such Subsidiary is (or concurrently with any such Guaranty becomes) a Guarantor hereunder.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body, or any other entity.

“Pledged Securities” shall mean all of the property described as “Pledged Securities” in the Security Agreement.

“Pledgor” shall have the meaning set forth in the Security Agreement.

“PNC” shall mean PNC Bank, National Association, its successors and assigns.

“Potential Default” shall mean any event or condition which with notice or passage of time, or any combination of the foregoing, would constitute an Event of Default.

“Preferred Stock” shall mean, with respect to any Person, Capital Stock of such Person of any class or classes (however designated) which is preferred as to the payment of dividends or distributions,

or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Prime Rate” shall mean the interest rate per annum announced from time to time by the applicable Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by such Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Amortization Payment” shall mean a scheduled payment on the Term Loans of the applicable Class pursuant to Section 3 [Amortization of Term Loans].

“Principal Office” shall mean the main banking office of the Revolving/TLA Administrative Agent in Pittsburgh, Pennsylvania or the main banking office of the TLB Administrative Agent in New Castle, Delaware, as applicable.

“Pro Forma Basis” shall mean:

(1) any Material Acquisition/Disposition and any dividend or distribution on, or repurchases or redemptions of, Capital Stock of the Borrower made or to be made by the Borrower or any Restricted Subsidiary during the applicable reference period or subsequent to such reference period and on or prior to the date of determination will be given pro forma effect as if it had occurred on the first day of the applicable reference period;

(2) any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(3) any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such reference period;

(4) other than for purposes of compliance with Section 8.2.13(c) [Minimum Fixed Charge Coverage Ratio], Consolidated Fixed Charges shall be calculated after giving pro forma effect to incurrences and repayments of Indebtedness (other than ordinary course working capital borrowings and repayments under revolving credit facilities) during the applicable reference period or subsequent to such reference period and on or prior to the date of determination to the extent in connection with any transaction referred to in clause (1) above as if it had occurred on the first day of the applicable reference period; and

(5) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account the effect on such interest rate of any Specified Swap Agreement applicable to such Indebtedness).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and in a manner consistent with Article 11 of Regulation S-X of the Securities Act, as set forth in a certificate of an Authorized Officer of the Borrower (with supporting calculations) and reasonably acceptable to each applicable Administrative Agent. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility (to the extent required to be computed on a pro forma basis) shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. For the avoidance of doubt, neither the Fixed Charge Coverage Ratio for purposes of compliance with Section 8.2.13(c) [Minimum Fixed Charge Coverage Ratio] nor Excess Cash Flow shall be calculated on a Pro Forma Basis.

“Properties” shall have the meaning assigned to such term in Section 6.25(b) [Environmental Matters].

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Support” shall have the meaning assigned to such term in Section 11.16 [Acknowledgement Regarding Any Supported QFCs].

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) an Eligible Contract Participant (after giving effect to Section 22 of the Guaranty Agreement and any and all other Guaranties of such Guarantor’s Swap Obligations by the Borrower and any other Guarantor), or (b) an Eligible Contract Participant that can cause another Person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Receivables Assets” shall mean Receivables (whether now existing or arising in the future) of the Borrower or any Restricted Subsidiary and any Related Security and proceeds of such Receivables and Related Security that are customarily transferred or in which security interests are granted in connection with asset securitization or factoring transactions involving Receivables.

“Qualified Receivables Transaction” shall mean any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary in which the Borrower or any such Restricted Subsidiary may sell, contribute, convey or otherwise transfer to a Receivables Subsidiary or any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Qualified Receivables Assets, including, for the avoidance of doubt, the Specified Receivables Transaction.

“Qualifying Offer” shall have the meaning assigned to such term in Section 2.16(b)(ii) [Procedures].

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December, beginning with the last Business Day of June 2019.

“Ratable Share” shall mean:

(i) with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Swing Loans, issue Letters of Credit, participate in Letters of Credit and other Letter of Credit Obligations, and receive payments, interest, and fees related thereto and for purposes of Section 2.15(a)(iii) and (b) [Defaulting Lenders], (a) the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, (b) the proportion that the aggregate principal amount of such Lender’s participation in Swing Loans bears to the aggregate Swingline Exposure or (c) as such term is used in the definition of “Letter of Credit Issuing Lender Sublimit,” the proportion that a Lender’s Commitment bears to the Commitments of all the Issuing Lenders (or of their Affiliates that are the Revolving Lenders); provided that in the case of Section 2.15 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean (x) the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment and (y) the percentage of the aggregate principal amount of the Swing Loans (disregarding any Defaulting Lender’s Swing Loans) represented by such Lenders’ participation in Swing Loans. If the Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;

(ii) with respect to a Lender’s obligation to make Term A Loans of any Class and receive payments, interest, and fees related thereto, the proportion that the principal amount of such Lender’s Term A Loans bears to the aggregate principal amount of Term A Loans of all of the Lenders of such Class;

(iii) with respect to a Lender’s obligation to make Term B Loans of any Class and receive payments, interest, and fees related thereto, the proportion that the principal amount of such Lender’s Term B Loans bears to the aggregate principal amount of Term B Loans of all of the Lenders of such Class; and

(iv) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (x) such Lender’s Revolving Credit Commitment plus Term Loans, by (y) the sum of the aggregate amount of the Revolving Credit Commitments plus the Term Loans of all Lenders; provided, however, that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Real Property” shall mean, individually as the context requires, real property that is owned or leased by any Loan Party, including, but not limited to, the surface, Coal, methane gas and other mineral rights, interests and coal leases associated with such property, and “Real Properties” shall mean, collectively, as the context requires, all of the foregoing.

“Receivable Contract” shall mean, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which the Person obligated to make payments pursuant to such contracts, instruments, agreements, leases, invoices, notes or other writings relating to such Receivable becomes or is obligated to make payment in respect of such Receivable.

“Receivables” shall mean any right to payment of a monetary obligation, whether or not earned by performance, owed to the Borrower, any Restricted Subsidiary or any Receivables Subsidiary, whether constituting an account, as-extracted collateral, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered by the Borrower or any Restricted Subsidiary (or, if purchased by the Borrower or a Restricted Subsidiary in accordance with Section 8.2.8(o) [Affiliate Transactions], by CCR or any of its Subsidiaries), and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Related Standstill Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Collateral Agent shall agree with the collateral agent (or person serving a similar function) in respect of the Qualified Receivables Transaction on limitations on Collateral Agent’s exercise of remedies or foreclosure on Collateral constituting Equity Interests of, or subordinated notes issued by, any Receivables Subsidiary.

“Receivables Subsidiary” shall mean a wholly owned Subsidiary of the Borrower (or another Person formed for the purpose of engaging in a Qualified Receivables Transaction with the Borrower or a Restricted Subsidiary in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or any Restricted Subsidiary transfers Receivables) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets, in each case, relating to such Receivables, and any business or activities incidental or related to such business, and that is designated by the Borrower’s Board of Directors (as provided below) as a Receivables Subsidiary and

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is Guarantied by the Borrower or any Restricted Subsidiary (excluding Guaranties of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings;

(b) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Borrower or of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower, other than agreements entered into in the ordinary course of business in connection with servicing Receivables; and

(3) with which neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition or cause such Receivables Subsidiary to achieve certain levels of operating results.

Any designation of a Receivables Subsidiary by the Borrower’s Board of Directors after the Closing Date shall be evidenced to each Administrative Agent by delivering to each Administrative Agent a Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions.

“Recipient” shall mean (i) any Administrative Agent, (ii) any Lender and (iii) any Issuing Lender, as applicable.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, replace, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Term Loans” has the meaning specified in Section 2.13.1(i) [Refinancing Term Loans].

“Refinanced Term Loan Class” has the meaning specified in Section 2.13.1(i) [Refinancing Term Loans].

“Refinancing Indebtedness” shall mean Indebtedness that Refinances any Indebtedness of the Borrower or any Restricted Subsidiary existing on the Closing Date or incurred in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

(4) if the refinanced Indebtedness was (A) subordinated in right of payment to the Obligations or the Guaranties thereof, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Obligations or the Guaranties thereof, as the case may be, at least to the same extent as the Indebtedness being Refinanced or (B) secured by a Lien on Collateral that was contractually junior to the Lien on such Collateral securing the Obligations, then such Refinancing Indebtedness may be secured by such Collateral only to the extent the Liens on such Collateral securing such Refinancing Indebtedness are contractually junior to the Liens on such Collateral securing the Obligations to at least the same extent as in the Indebtedness being Refinanced; and

(5) if the refinanced Indebtedness is purchase money obligations, (a) the holders of such Refinancing Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Refinancing Indebtedness, and neither the Borrower nor any Restricted Subsidiary (i) is directly or indirectly liable for such Refinancing Indebtedness or (ii) provides credit support, including any undertaking, Guaranty, agreement or instrument, related to such Refinancing Indebtedness that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets) and (b) no default or event of default with respect to such Refinancing Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Borrower or a Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity;

provided further, however, that Refinancing Indebtedness shall not include:

(a) Indebtedness of a Subsidiary that Refinances Indebtedness of the Borrower;

(b) Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that Refinances Indebtedness of an Unrestricted Subsidiary; or

(c) Indebtedness of a Restricted Subsidiary of the Borrower that is not a Loan Party which Refinances Indebtedness of a Loan Party.

“Refinancing Term A Loans” shall mean Refinancing Term Loans that refinance Term A Loans.

“Refinancing Term B Loans” shall mean Refinancing Term Loans that refinance Term B Loans.

“Refinancing Term Lender” shall have the meaning specified in Section 2.13.2 [Refinancing Term Loans].

“Refinancing Term Loan Effective Date” shall have the meaning specified in Section 2.13.2 [Refinancing Term Loans].

“Refinancing Term Loans” shall have the meaning specified in Section 2.13.1 [Refinancing Term Loans].

“Reimbursement Date” shall have the meaning specified in Section 2.9.3(b) [Participations, Disbursements, Reimbursement].

“Reimbursement Obligation” shall have the meaning specified in Section 2.9.3(b) [Participations, Disbursements, Reimbursement].

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors, trustees, administrators, managers and representatives of such Person and of such Person’s Affiliates.

“Related Security” shall mean, with respect to any Receivable subject to a Qualified Receivables Transaction:

(1) all of the Loan Parties’ interests in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

(2) all instruments and chattel paper that may evidence such Receivable,

(3) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

(4) all of the Loan Parties’ rights, interests and claims under the contracts and all guaranties, indemnities, insurance and other agreements (including the related contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the contract related to such Receivable or otherwise;

(5) all of the Loan Parties’ rights, remedies, powers, privileges, title and interest (but not obligations) under any agreement pursuant to which such Loan Party purchases Receivables from CCR or any of its Subsidiaries in connection with a Qualified Receivables Transaction;

(6) all books and records of the Loan Parties to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each lockbox account and collection account used solely for depositing proceeds of such Receivables, and any related investment property acquired with any such proceeds (as such term is defined in the applicable UCC); and

(7) all proceeds (as defined in the UCC) of any of the foregoing that are or were received by any Loan Party, including all funds which either are received by a Loan Party from or on behalf of the Person(s) obligated to make payments pursuant to the Receivable Contract relating to such Receivable in payment of any amounts owed (including invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by such Person(s) (including any insurance payments that any Loan Party applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of such Person(s) in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharge, injecting, escaping, leaching, dumping, disposing, depositing into or migration into or through the Environment, or into, from or through any building or structure.

“Relevant Interbank Market” shall mean in relation to Euro, the European Interbank Market, and, in relation to any other currency, the London interbank market or other applicable offshore interbank market.

“Reorganization Plan” shall have the meaning assigned to it in Section 11.8.2(f)(ii) [No Assignment to Disqualified Person].

“Replaced Revolving Credit Commitments” shall have the meaning specified in Section 2.14.1 [Replacement Revolving Credit Commitments].

“Replacement Index” shall have the meaning specified in Section 4.6(a) [Successor LIBOR Rate Index].

“Replacement Index Amendment” shall have the meaning specified in Section 4.6(a) [Successor LIBOR Rate Index].

“Replacement Revolving Credit Commitments” shall have the meaning specified in Section 2.14.1 [Replacement Revolving Credit Commitments].

“Replacement Revolving Lender” has the meaning specified in Section 2.14.2 [Replacement Revolving Credit Commitments].

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA or regulations thereunder with respect to a Pension Plan.

“Repricing Event” shall mean (a) any prepayment or repayment of any Initial Term B Loans with the proceeds of, or any conversion of Initial Term B Loans into, any loan that has a lower All-In Yield than the All-In Yield of such Initial Term B Loans or (b) any amendment to any Initial Term B Loans which reduces the All-in Yield applicable to such Initial Term B Loans; provided that any such repayment, prepayment or amendment in connection with any Change of Control or the Take-In Transaction shall not constitute a Repricing Event.

“Required Class Lenders” shall mean, with respect to any Class, (i) in the case of any Class of Term Loans, the Lenders of such Class holding more than 50% of the aggregate principal amount of Term Loans of such Class then outstanding and (ii) in the case of any Class of Revolving Credit Commitments, the Lenders of such Class holding more than 50% of the Revolving Credit Commitments of such Class or, after the termination of the Revolving Credit Commitments of such Class, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of such Class; provided that the Revolving Credit Commitment, Loans and Ratable Share of Letter of Credit Obligations of any Defaulting Lender shall be disregarded.

“Required Collateral” shall mean (a) all Equity Interests of CCR (other than, prior to the consummation of the Take-In Transaction, general partnership interests) owned by the Borrower or any of its Subsidiaries (other than, prior to the consummation of the Take-In Transaction, CCR or any of its Subsidiaries), (b) prior to the consummation of the Take-In Transaction, all Equity Interests of CCR GP, (c)(A) prior to the consummation of the Take-In Transaction, the Undivided Interests in the Pennsylvania Mining Complex owned by the Borrower or any of its Subsidiaries (other than, prior to the consummation of the Take-In Transaction, CCR or any of its Subsidiaries) and (B) on and following the consummation of Take-In Transaction, the Pennsylvania Mining Complex, (d) the Baltimore Dock Facility, (e) the Specified Coal Reserves and (f) prior to the consummation of the Take-In Transaction, all rights in the obligations of the Affiliated Company Loan Agreement Loan Parties under the Affiliated Company Loan Documents, including all rights in all Affiliated Company Notes.

“Required Flood Materials” shall mean, at any time of determination, with respect to each Real Property that is improved with a Building and is subject to a Mortgage at such time, or is the subject of a Mortgage to be delivered at such time, (i) a “Life-of-Loan” flood hazard determination with respect to such Real Property and (ii) if such Real Property is located in a special flood hazard area, (a) a notification to the Borrower of that fact and evidence of the receipt by the Borrower of such notice and (b) evidence of flood insurance on such Real Property that complies with Section 8.1.3 [Maintenance of Insurance].

“Required Lenders” shall mean, collectively, (a) Lenders holding more than 50% of the sum of (i) the Revolving Credit Commitments or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations and (ii) the aggregate principal amount of any Term Loans then outstanding and (b) the Required Revolving/TLA Lenders; provided that the Revolving Credit Commitment, Loans and Ratable Share of Letter of Credit Obligations of any Defaulting Lender shall be disregarded.

“Required Permits” shall mean all permits, licenses, authorizations, plans, approvals and bonds necessary under the applicable Laws for the Loan Parties to continue to conduct coal mining and related operations on, in or under such parties’ real property, and any and all other mining properties owned or leased by the Borrower or any such Loan Party (collectively, “Mining Property”) substantially in the manner as such operations had been authorized immediately prior to such Loan Party’s acquisition of its interests in such real property and as may be necessary for such Loan Party to conduct, in all material respects, coal mining and related operations on, in or under the Mining Property as described in any plan of operation.

“Required Revolving Lenders” shall mean Lenders holding more than 50% of the Revolving Credit Commitments or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations; provided that the Revolving Credit Commitment, Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of any Defaulting Lender shall be disregarded.

“Required Revolving/TLA Lenders” shall mean Lenders holding more than 50% of the sum of (a) the Revolving Credit Commitments or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations and (b) the aggregate principal amount of outstanding Term A Loans; provided that the Revolving Credit Commitment, Loans and Ratable Share of Letter of Credit Obligations of any Defaulting Lender shall be disregarded.

“Required Share” shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Loan Party, each of the chief executive officer, president, vice president, chief financial officer, chief administrative officer, general counsel, secretary, treasurer and assistant treasurer of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” shall mean:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of Equity Interests of the Borrower or any Restricted Subsidiary (including any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) or similar payment to the direct or indirect holders of such Equity Interests, other than:

(a) dividends or distributions payable solely in Equity Interests of the Borrower (other than Disqualified Stock);

(b) dividends or distributions payable solely to the Borrower or a Restricted Subsidiary; and

(c) pro rata dividends or other distributions made by a Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation);

(2) the purchase, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary held by any other Person (other than any acquisition or retirement for value from, or payment to, the Borrower or any Restricted Subsidiary); or

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Specified Junior Obligations (other than any intercompany Indebtedness between or among the Borrower and any Restricted Subsidiary).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revenue Bonds” shall mean the aggregate principal amount of $102,865,000 of 5.75% Port Facilities Refunding Revenue Bonds (CONSOL Marine Terminals Inc. (f/k/a CNX Marine Terminals Inc.) Port of Baltimore Facility) Series 2010 due September 2025 issued pursuant to the Revenue Bonds Indenture.

“Revenue Bonds Indenture” shall mean that certain indenture of trust dated as of September 1, 2010 by and among Maryland Economic Development Corporation and Wells Fargo Bank, N.A., as trustee.

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.11.1 [Establishment of Incremental Facilities].

“Revolving Credit Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) (as amended by Amendment No. 1) in the column labeled “Revolving Credit Commitment,” as such Commitment is thereafter assigned pursuant to an Assignment and Assumption Agreement, increased pursuant to Section 2.11 [Incremental Facilities], extended pursuant to Section 2.12 [Extended Term Loans and Extended Revolving Credit Commitments], replaced pursuant to Section 2.14 [Replacement Revolving Credit Commitments] or decreased pursuant to Section 2.4 [Commitment Reductions and Terminations], and “Revolving Credit Commitments” shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

“Revolving Credit Loans” shall mean collectively and “Revolving Credit Loan” shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Revolving Lenders or one of the Revolving Lenders to the Borrower pursuant to Section 2.1.1 [Revolving Credit Loans], Section 7(a) of Amendment No. 1 or Section 2.9.3 [Participations, Disbursements, Reimbursement].

“Revolving Credit Notes” shall mean collectively and “Revolving Credit Note” shall mean separately all the promissory notes of the Borrower in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans.

“Revolving Exposure” shall mean, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Credit Loans and its Letter of Credit Obligations and Swingline Exposure at such time.

“Revolving Extension Request” shall have the meaning set forth in Section 2.12(b) [Extended Term Loans and Extended Revolving Credit Commitments].

“Revolving Facility Usage” shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

“Revolving Lender” shall mean a Person with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Person with Revolving Exposure.

“Revolving Maturity Date” shall mean the fourth anniversary of the Amendment No. 1 Effective Date (or with respect to any Revolving Credit Commitments established pursuant to an Additional Credit Extension Amendment, the maturity date established for such Revolving Credit Commitments as specified therein); provided that if the Revolving Maturity Date is not a Business Day, such date shall be the immediately preceding Business Day.

“Revolving/TLA Administrative Agent” shall have the meaning specified in the preamble hereto.

“S&P” shall mean Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Country” shall mean a country, territory or region subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission, or any Official Body succeeding to any of its principal functions.

“Second Lien Notes” shall mean the 11.00% second lien notes due 2025 issued on November 13, 2017, by the Borrower in an aggregate principal amount of $300,000,000.

“Second Lien Notes Collateral Agent” shall mean UMB Bank, N.A., in its capacity as collateral agent for the holders of Second Lien Notes and the Second Lien Notes Trustee.

“Second Lien Notes Documents” shall mean the Second Lien Notes Indenture, the Second Lien Notes, the Intercreditor Agreement and each security document or pledge agreement delivered in accordance with applicable local Law to grant a valid, perfected security interest in any property as collateral for the obligations in respect of the Second Lien Notes, and all UCC or other financing statements or instruments of perfection required by the Second Lien Notes Indenture or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant thereto.

“Second Lien Notes Indenture” shall mean the indenture governing the Second Lien Notes.

“Second Lien Notes Trustee” shall mean UMB Bank, N.A., in its capacity as trustee under the Second Lien Notes Indenture.

“Secured Parties” shall mean collectively, the Collateral Agent, the Administrative Agents, the Swingline Lender, the Issuing Lenders, the Lenders, the Indemnitees and any provider of a Specified Swap Agreement or Other Lender Provided Financial Service Product.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, executed and delivered by each of the Loan Parties to the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” shall mean, collectively, the Security Agreement, the Mortgages, the Patent, Trademark and Copyright Security Agreement, the Intercreditor Agreement and each other security document or pledge agreement delivered in accordance with applicable local Law to grant a valid, perfected security interest in any property as Collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as Collateral for the Obligations, and amendments, supplements or joinders to the foregoing.

“Settlement Date” shall mean the Business Day on which the Revolving/TLA Administrative Agent elects to effect settlement pursuant to Section 5.11 [Settlement Date Procedures].

“Solvent” shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Coal Reserves” shall mean the properties set forth on Schedule 3(c) of the Perfection Certificate.

“Specified Conditions” shall mean, with respect to any transaction, at the time of and after giving effect to such transaction, (i) no Revolving Credit Loans, Swing Loans or Reimbursement Obligations shall be outstanding and (ii) the aggregate amount available to be drawn under all Letters of Credit shall not exceed $200,000,000.

“Specified Issuing Lenders” shall mean (i) Credit Suisse AG, Cayman Islands Branch, (ii) Goldman Sachs Bank USA and (iii) any other Person that becomes an Issuing Lender after the Closing Date and has provided written notice (prior to becoming an Issuing Lender) to the Revolving/TLA Administrative Agent and the Borrower that it does not issue Commercial Letters of Credit.

“Specified Junior Obligations” shall mean (i) any Indebtedness that is incurred or outstanding pursuant to Section 8.2.1(h), (i) or (m) [Indebtedness] and (ii) any Subordinated Obligations.

“Specified Leased Properties” shall mean any Real Property leased by a Loan Party for which the lease requires consent from the landlord in order for such Loan Party to grant a first priority lien, security interest and assignment in its leasehold interest therein.

“Specified Liquidity” shall mean the sum at any time of (a) Cash on Hand at such time plus (b) the excess of the Revolving Credit Commitments over the Revolving Exposure of all Revolving Lenders at such time plus (c) if a Qualified Receivables Transaction is effective at such time, the aggregate available commitments under such Qualified Receivables Transaction (as limited by the borrowing base thereunder).

“Specified Material Contracts” shall mean (i) the agreements listed on Schedule 1.1(D) and (ii) Permitted Replacement Contracts thereof; provided that upon consummation of the Take-In Transaction, the following agreements shall be deemed removed from Schedule 1.1(D): (A) the Operating Agreement and any amendments thereto, (B) that certain Employee Services Agreement, dated as of July 7, 2015, by and between Consol Pennsylvania Coal Company LLC and CONSOL Thermal Holdings LLC, (C) that certain Contract Agency Agreement, dated as of July 7, 2015, by and between CONSOL Energy Sales Company and CONSOL Thermal Holdings LLC, and any amendments thereto, (D) that certain Terminal and Throughput Agreement, dated as of July 7, 2015, by and between CONSOL Marine Terminals, Inc. and CONSOL Thermal Holdings LLC.

“Specified Receivables Transaction” shall mean the transactions contemplated by that certain Receivables Financing Agreement, dated the Specified Receivables Transaction Closing Date (as the same may be amended, supplemented, restated or otherwise modified from time to time), by and among CONSOL Funding LLC, as borrower, PNC Bank, National Association, as administrative agent, CPCC, as initial servicer, and the lenders and other entities from time to time party thereto, so long as such Receivables Financing Agreement and the other documentation, filings and instruments entered into and/or delivered in connection therewith are in form and substance reasonably satisfactory to the Administrative Agents.

“Specified Receivables Transaction Closing Date” shall mean November 30, 2017.

“Specified Receivables Transaction Letters of Credit” shall mean those Letters of Credit on Schedule 1.01(C) identified as being intended to be deemed issued under the Specified Receivables Transaction.

“Specified Swap Agreement” shall mean any Swap Agreement entered into for the purpose of hedging risk between (a) any Loan Party and (b) any counterparty that is, or was at the Closing Date or at the time such Swap Agreement was entered into, an Agent, a Lender or an Affiliate of an entity that is an Agent or an entity that is a Lender.

“Spin-Off” shall mean the distribution of the shares of common stock of the Borrower to the stockholders of GasCo in a spin-off transaction consummated substantially in the manner described in the Form 10.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings.

“Standby Letter of Credit” shall mean a Letter of Credit that is not a Commercial Letter of Credit.

“Stated Maturity” shall mean, with respect to any Indebtedness, the maturity date (or specified date on which the final payment of principal on such Indebtedness is due) applicable thereto including as such maturity date (or specified date) may be changed to an earlier date pursuant to the provisions of the documents governing such Indebtedness including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Submitted Amount” has the meaning assigned to such term in Section 2.16(b)(i) [Procedures].

“Submitted Prepayment Price” has the meaning assigned to such term in Section 2.16(b)(i) [Procedures].

“Subordinated Obligation” shall mean any Indebtedness of the Borrower or any Guarantor (whether outstanding on the Closing Date or thereafter incurred) which is subordinate or junior in right of payment to, in the case of the Borrower, the Obligations or, in the case of a Guarantor, its Guaranty of the Obligations pursuant to a written agreement to that effect.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Shares” shall have the meaning specified in Section 6.3 [Subsidiaries].

“Supported QFC” shall have the meaning assigned to such term in Section 11.16 [Acknowledgement Regarding Any Supported QFCs].

“Swap” shall mean any “swap” as defined in Section 1a(47) of the Commodity Exchange Act and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the Commodity Exchange Act, or (b) a commodity option entered into pursuant to Commodity Futures Trading Commission Regulation 32.3(a).

“Swap Agreement” shall mean (i) any Interest Rate Agreement, (ii) any Currency Agreement, (iii) any Hydrocarbon Swap Agreement or (iv) any cap, floor, collar, exchange transaction, hedging contract, forward contract, swap agreement, futures contract, call or put option or any other similar agreement or other exchange or protection agreement relating to commodity prices, securities prices or financial market conditions.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

“Swing Loan Note” shall mean a promissory note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans.

“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests].

“Swing Loans” shall mean collectively and “Swing Loan” shall mean separately all Swing Loans or any Swing Loan made by the Swingline Lender to the Borrower pursuant to Section 2.6.3 [Making Swing Loans].

“Swingline Cap” shall mean, at any time, the lesser of (i) $25,000,000 and (ii) the Revolving Credit Commitments at such time.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Ratable Share of the total Swingline Exposure at such time.

“Swingline Lender” shall mean the Revolving/TLA Administrative Agent in its capacity as the lender of Swing Loans.

“Take-In Transaction” shall have the meaning specified in Section 8.2.4(v) [Loans and Investments].

“Target Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.16(b)(i) [Procedures].

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto. “Taxation” shall have a correlative meaning.

“Temporary Cash Investments” shall mean any of the following:

(1) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case maturing not later than one year following acquisition thereof;

(2) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by (I) a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company (A) has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and (B) has outstanding debt which is rated “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) (provided that the requirement in this clause (2)(I)(B) shall not apply to any such bank or trust company which is a Lender) or (II) any money-market fund sponsored by a registered broker dealer or mutual fund distributor whose assets consist of obligations of the types described in clauses (1), (2), (3), (4) and (5) of this definition;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) of this definition entered into with a bank meeting the qualifications described in clause (2) of this definition;

(4) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a Person (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P or “R-1” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

(5) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A-2” by Moody’s;

(6) Investments in asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any Investment therein is made of “A” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

(7) obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government maturing not later than one year after acquisition thereof;

(8) obligations of United States government-sponsored enterprises, Federal agencies, and Federal financing banks that are not otherwise authorized including, but not limited to, (i) United States government-sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks and Federal National Mortgage Association and (ii) Federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export-Import Bank, Farmers Home Administration and Tennessee Valley Authority, in each case maturing not later than one year following acquisition thereof;

(9) debt obligations (other than commercial paper obligations) of domestic or foreign corporations maturing not later than one year after acquisition thereof;

(10) preferred stock obligations with a floating rate dividend that is reset periodically at auction maturing not later than one year after acquisition thereof;

(11) Investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase; provided that the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank; and

(12) Investments in shares of institutional mutual funds whose investment policies are essentially in agreement with the type and criteria for Investments otherwise set forth in this definition;

provided that Investments described in clauses (7) through (12) of this definition are restricted to obligations rated no lower than “A3” or “P-1” by Moody’s or “A-“ or “A-1” by S&P.

“Term A Lender” shall mean each Person with a Term A Loan Commitment or an outstanding Term A Loan.

“Term A Loan Commitment” shall mean Initial Term A Loan Commitments, any Additional Term A Loan Commitments, any Other Term A Loan Commitments and any commitments to make Extended Term A Loans or Refinancing Term A Loans.

“Term A Loan Maturity Date” shall mean the fourth anniversary of the Amendment No. 1 Effective Date (or with respect to any Term A Loan established pursuant to an Additional Credit Extension Amendment, the maturity date established for such Term A Loan as specified therein); provided that if the Term A Loan Maturity Date is not a Business Day, such date shall be the immediately preceding Business Day.

“Term A Loans” shall mean, collectively, the Initial Term A Loans, the Additional Term A Loans, the Other Term A Loans, the Extended Term A Loans and Refinancing Term A Loans.

“Term B Lender” shall mean each Person with a Term B Loan Commitment or an outstanding Term B Loan.

“Term B Loan Commitment” shall mean Initial Term B Loan Commitments, any Additional Term B Loan Commitments, any Other Term Loan B Commitments and any commitments to make Extended Term B Loans or Refinancing Term B Loans.

“Term B Loan Maturity Date” shall mean the date which is five and a half years after the Amendment No. 1 Effective Date (or with respect to any Term B Loan established pursuant to an Additional Credit Extension Amendment, the maturity date established for such Term B Loan as specified therein); provided that if the Term B Loan Maturity Date is not a Business Day, such date shall be the immediately preceding Business Day.

“Term B Loans” shall mean, collectively, the Initial Term B Loans, the Additional Term B Loans, the Other Term B Loans, the Extended Term B Loans and the Refinancing Term B Loans.

“Term Extension Request” shall have the meaning set forth in Section 2.12(a) [Extended Term Loans and Extended Revolving Credit Commitments].

“Term Lender” shall mean a Term A Lender or a Term B Lender, as the case may be.

“Term Loans” shall mean collectively the Term A Loans and the Term B Loans.

“Term Note” shall mean a promissory note of the Borrower in the form of Exhibit 1.1(N)(3) evidencing a Term Loan.

“Threshold Amount” shall mean $35,000,000.

“Tiered Offer” shall have the meaning assigned to such term in Section 2.16(b)(i) [Procedures].

“TLB Administrative Agent” shall have the meaning specified in the preamble hereto.

“Total Net Leverage Ratio” shall mean, as of any date, the ratio of (without duplication), (A) (x) Consolidated Indebtedness as of such date minus (y) Cash on Hand as of such date to (B) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of four fiscal quarters of the Borrower most recently ended on or prior to the date of determination.

“Total Liquidity” shall mean the sum at any time of (a) Cash on Hand at such time plus (b) the excess of the Revolving Credit Commitments over the Revolving Exposure of all Revolving Lenders at such time that would be permitted to be drawn as Revolving Credit Loans at such time without breaching the Financial Covenants set forth in Section 8.2.13(a) or (b) (determined as if they were in effect as of the end of the most recent fiscal quarter ended) plus (c) if a Qualified Receivables Transaction is effective at such time, the aggregate available commitments under such Qualified Receivables Transaction (as limited by the borrowing base thereunder) without breaching any financial covenants that may be applicable thereunder as of the most recently ended fiscal quarter at such time (assuming such available commitments were drawn at such quarter end).

“Trade Date” shall mean (a) with respect to any assignment of Loans or Commitments, the “Trade Date” specified in the applicable Assignment and Assumption Agreement (or if not so specified,

the date the Assignment and Assumption Agreement with respect an assignment is delivered to the applicable Administrative Agent and (b) with respect to any participation, the date on which the assigning Lender entered into a binding agreement to sell such participation.

“Transactions” shall mean, collectively, (1) the Spin-Off, (2) the execution and delivery of the Specified Material Contracts, and the other Material Contracts contemplated by the Form 10 to be effective as of the Closing Date, by the parties thereto, (3) the execution and delivery of the Loan Documents to be entered into as of the Closing Date by the parties thereto, (4) the Closing Date Distribution, (5) the Closing Date Refinancing and Releases, (6) to the extent required, the cash collateralization, and/or cash collateralization of letters of credit issued to support, surety bonds outstanding for the benefit of the Borrower and its Subsidiaries as of the Closing Date, (7) the entry by CCR, the ALF Lender and the other parties thereto into the Affiliated Company Loan Documents, (8) the effectiveness of any Qualified Receivables Transaction (to the extent entered into on the Closing Date), (9) the issuance of the Second Lien Notes and the execution and delivery of the Second Lien Notes Documents, (10) the borrowing of Term Loans under this Agreement to be made on the Closing Date and (11) the payment of the fees and expenses incurred in connection with the foregoing.

“Treasury Rate” shall mean, at the time of computation, the weekly average yield rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the prepayment or mandatory assignment date) on actually traded United States Treasury securities adjusted to a constant maturity of one year.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 11.16 [Acknowledgement Regarding Any Supported QFCs]

“UCP” shall have the meaning assigned to such term in Section 11.11.1 [Governing Law].

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undivided Interests” shall mean the undivided co-ownership interests in the Pennsylvania Mining Complex.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 5.9.5(b)(i)(C) [Status of Lenders].

“Unrestricted Subsidiary” shall mean (a) prior to the consummation of the Take-In Transaction, CCR and its Subsidiaries and (b) any other Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein or CCR and its Subsidiaries following the consummation of the Take-In Transaction) that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a Board

Resolution in accordance with Section 8.2.3 [Designation of Unrestricted Subsidiaries]; provided that in no event shall CCR GP or any Subsidiary of the Borrower that owns any Required Collateral (other than CCR and its Subsidiaries) be designated an Unrestricted Subsidiary. All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any specified Person shall mean a Subsidiary of such Person all of the outstanding Equity Interests or other ownership interest of which (other than directors’ qualifying shares) will at that time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(b) Construction/Calculations.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s permitted successors and assigns; (v) unless otherwise provided, reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument, order, declaration, understanding or other arrangement means such agreement, document, instrument, order, declaration, understanding or other arrangement as amended, restated, supplemented, modified, extended, renewed, refunded, superseded, substituted for, replaced, refinanced or increased in whole or in part, from time to time, to the extent not prohibited hereunder; provided that the term “Affiliated Company Loan Documents” (and related terms) shall not apply to any refinancing or replacement facility for which Section 5.7.5 [Refinancing of Affiliated Company Loan Facility] shall apply; (vi) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified, supplemented or replaced from time to time; (vii) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (ix) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (x) unless otherwise specified, all references herein to times of day shall be references to Eastern time and (xi) references to the “date hereof” or “date of this Agreement” shall be to the Closing Date.

For the avoidance of doubt, if any minimum Liquidity test or maximum Total Net Leverage Ratio test applicable to the making of an Investment or Restricted Payment or an incurrence of Indebtedness is satisfied (on a Pro Forma Basis if applicable) as of the time of the making of such Investment or Restricted Payment or incurrence of such Indebtedness in accordance with the terms of such test, the making of such Investment or Restricted Payment or incurrence of such Indebtedness will not be deemed to violate the applicable covenant or restriction contained herein solely because at a later date such minimum Liquidity level or maximum Total Net Leverage Ratio test is unable to be satisfied (it being understood that this sentence shall not be construed to excuse any inaccurate certification as to the satisfaction of any such test or the failure to make all pro forma adjustments or proper calculations applicable to such test).

(c) Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 6.9(a) [Historical Statements], except in the case of the definition of “Maintenance Capital Expenditures,” as contemplated in the definition thereof. For the avoidance of doubt, (i) in no event shall any lease be deemed a capital lease for purposes of this Agreement if such lease would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Accounting Standards Codification Topic 842, Leases and (ii) all lease liabilities and right of use assets in each case related to operating leases shall be excluded from all calculations made under this Agreement. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agents, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agents and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Valuations.

Whenever this Agreement requires the determination of the monetary value of “other consideration,” a Guaranty, “other obligations” or an Investment and the computation method to determine such monetary value is not already addressed by GAAP, (i) the monetary value of “other consideration” or an Investment of tangible property shall be calculated as the Fair Market Value of such consideration or tangible property, (ii) the monetary value of any Guaranty at any time of a fixed monetary obligation shall be the amount of such fixed monetary obligation at such time, (iii) the monetary value of any Guaranty of a fixed stream of monetary obligations at any time shall be the present value of the remaining amounts of such stream of monetary obligations at such time discounted at a rate equal to the Borrower’s cost of funds at such time, (iv) the monetary value of a Guaranty of performance or of contingent liabilities at any time shall be the amount which, in light of all the facts and circumstances existing at the time, represent the amount which would reasonably be expected to become an actual or matured monetary obligation or liability of the Person making such Guaranty determined by such Person in good faith, or (v) the monetary value of “other obligations,” contingent or otherwise, at any time shall be the amount which, in light of all the facts and circumstances existing at the time, represent the amount which would reasonably be expected to become an actual or matured monetary obligation or liability of the Person who is obligated for such “other obligations.”

(e) Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

(f) Pro Forma Financial Covenant Compliance.

Whenever compliance with a Financial Covenant is required to be made on a Pro Forma Basis for determining the permissibility of any action, or the level of such Financial Covenant is used in reference to a test or covenant hereunder (but not, for the avoidance of doubt, for the purposes of determining actual compliance with Section 8.2.13 [Financial Covenants]): (a) if such compliance is required prior to a date on which there is a level applicable to such Financial Covenant in such Section 8.2.13 [Financial Covenants], the level for the first date for which there is a level so applicable in such Section shall be used in determining such compliance or whether such test or covenant is satisfied, (b) if such compliance is required on a date on which there is no level applicable to such Financial Covenant in Section 8.2.13 [Financial Covenants] and which follows a date on which there is a level applicable to such Financial Covenant in such Section, the level for the latest date for which there is a level so applicable in such Section shall be used in determining such compliance or whether such test or covenant is satisfied, (c) the levels set forth in this Agreement as applicable to such Financial Covenants in such Section shall not give effect to any amendment, modification or waiver with respect to such Section (or any amendment, modification or waiver of a definition as applied in such Section) that is not approved by the Required Lenders and (d) the reference in Section 8.2.13 [Financial Covenants] that the covenants in such Section 8.2.13 are for the benefit of the Revolving Lenders and Term A Lenders shall not be interpreted to mean that all Lenders are not the beneficiaries of the requirements of such compliance on a Pro Forma Basis or the satisfaction of such test or covenant for determining the permissibility of an action hereunder.

(g) Interest Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

10. FACILITIES

(a) Commitments.

(i) Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time after the Closing Date to, but not including, the Revolving Maturity Date; provided that after giving effect to each such Loan, (i) such Lender’s Revolving Exposure shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1 [Revolving Credit Loans].

(ii) Swing Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, the Swingline Lender may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the Closing Date to, but not including, the Revolving Maturity Date, in an aggregate principal amount up to but not in excess of the Swingline Cap; provided that, after giving effect to each such Loan, the Revolving Facility Usage shall not at any time exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2 [Swing Loans].

(iii) Term A Loans

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Term A Lender made a term loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Initial Term A Loan Commitment as in effect on the Closing Date.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth and in Amendment No. 1, pursuant to the second sentence of Section 7(b) of Amendment No. 1, each Term A Lender severally agrees to make a term loan to the Borrower on the Amendment No. 1 Effective Date in an amount equal to the excess of the principal amount of such Term A Lender’s Initial Term A Loan as set forth on the Amended Commitment Schedule over the principal amount of such Term A Lender’s Initial Term A Loan immediately prior to the Amendment No. 1 Effective Date.

Once repaid or prepaid, the Initial Term A Loans may not be reborrowed.

(iv) Term B Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Term B Lender made a term loan (an “Initial Term B Loan”) to the Borrower on the Closing Date in a principal amount equal to such Lender’s Initial Term B Loan Commitment as in effect on the Closing Date.

Once repaid or prepaid, the Initial Term B Loans may not be reborrowed.

(b) Lenders’ Obligations Several.

Each applicable Lender shall be obligated to participate in each request for Revolving Credit Loans and Term Loans of any Class pursuant to Section 2.5 [Loan Requests] in accordance with its Ratable Share. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.

(c) Commitment Fees.

Accruing from the Closing Date until the Revolving Maturity Date, the Borrower agrees to pay to the Revolving/TLA Administrative Agent for the account of each Revolving Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (a) such Lender’s Revolving Credit Commitment as the same may be constituted from time to time and (b) such Lender’s Revolving Exposure (for purposes of this computation, Swing Loans shall not be deemed to be borrowed amounts under its Revolving Credit Commitment); provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

(d) Commitment Reductions and Terminations.

(i) Revolving Credit Commitments.

(a) The Borrower shall have the right any time and from time to time, without premium or penalty, upon three (3) Business Days’ prior written notice to the Revolving/TLA Administrative Agent to permanently reduce, in whole multiples of $5,000,000, or terminate the Revolving Credit Commitments; provided that the Revolving Credit Commitments may not be reduced pursuant to this Section 2.4.1 below the Revolving Facility Usage. All notices to reduce Revolving Credit Commitments shall be irrevocable, except that any such notice may state that it is conditional upon the consummation of a financing transaction, in which case such notice may be revoked or delayed by the Borrower (by notice to the Revolving/TLA Administrative Agent on or prior to the specified date of reduction) if such condition is not satisfied.

(b) The Revolving Credit Commitments shall be reduced in the circumstances set forth in and pursuant to Section 5.7.2(b) [Dispositions].

(c) Each reduction of Revolving Credit Commitments shall ratably reduce the Revolving Credit Commitments of the Lenders, except as otherwise provided in an Additional Credit Extension Amendment as permitted in the definition of “Class.” Any reduction or termination of the Revolving Credit Commitments shall be accompanied by (a) the payment in full of any Commitment Fee then accrued on the amount of such reduction or termination and (b) to the extent that the Revolving Facility Usage exceeds the Revolving Credit Commitment as so reduced or terminated, first, the prepayment of Swing Loans, second, the prepayment of Revolving Credit Loans and third, the Cash Collateralization for the benefit of the Issuing Lenders (ratably among the Issuing Lenders) of the Borrower’s obligation under Letter of Credit Obligations (in an aggregate amount under the foregoing first, second and third clauses, equal to such excess), together with the full amount of interest accrued on the principal sum of Revolving Credit Loans to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof).

(d) The Revolving Credit Commitments shall terminate on the Revolving Maturity Date.

(ii) Term Loan Commitments.

Each Commitment with respect to a Term Loan shall terminate upon the funding of such Term Loan. For the avoidance of doubt, the Initial Term A Loan Commitments and the Initial Term B Loan Commitments terminated on the Closing Date upon the funding of Initial Term A Loans and Initial Term B Loans, respectively, on the Closing Date.

(e) Loan Requests.

(i) Loan Requests.

Except as otherwise provided herein, subject to the notice requirements set forth in this Section 2.5.1 and the other terms and conditions hereof, (a) the Borrower may from time to time on or after the Amendment No. 1 Effective Date and prior to the Revolving Maturity Date request the Lenders to make Revolving Credit Loans, (b) the Borrower may request that the Lenders make Initial Term A Loans on the Amendment No. 1 Effective Date pursuant to the second paragraph of Section 2.1.3 [Term A Loans] and (c) the Borrower may from time to time prior to the applicable Maturity Date renew or convert the Interest Rate Option applicable to existing Loans pursuant to Section 4.1 [Interest Rate Options] and Section 4.2 [Interest Periods], by delivering to the applicable Administrative Agent, not later than 11:00 a.m., (i) except for borrowings of Initial Term A Loans made on the Amendment No. 1 Effective Date, three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans (other than Swing Loans) to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans (other than Swing Loans); and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Loan (other than Swing Loans) to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing in such form and delivered by facsimile or email (in “pdf,” “tif” or similar format) (each, a “Loan Request”); it being understood that the applicable Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify or certify, as applicable (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which amount shall be in (x) except in the case of the borrowing of Initial Term A Loans on the Effective Date, the an integral multiple of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche under the LIBOR Rate Option and (y) an integral multiple of $50,000 and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the LIBOR Rate Option or Base

Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the LIBOR Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche. In addition, each Loan Request shall include a certification by the Borrower that, after giving effect to the borrowing contemplated by such Loan Request, the aggregate amount of Indebtedness (and, notwithstanding the definition of “Indebtedness,” all letters of credit (including Letters of Credit) being deemed to have an outstanding principal amount of Indebtedness equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) under this Agreement shall not exceed the Applicable Other Indebtedness Cap; provided that (x) at any Administrative Agent’s request, the Borrower shall provide such Administrative Agent calculations and supporting information reasonably satisfactory to such Administrative Agent showing compliance with the Applicable Other Indebtedness Cap and (y) notwithstanding the foregoing clause (x), no Administrative Agent shall have any obligation to request such calculation or information or to determine compliance with the Applicable Other Indebtedness Cap, and shall be fully entitled to assume (without any further investigation) that each borrowing of Loans complies with the Applicable Other Indebtedness Cap if the Borrower makes a Loan Request for such borrowing.

(ii) Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Maturity Date request the Swingline Lender to make Swing Loans by delivery to the Swingline Lender not later than 2:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing in such form and delivered by facsimile or email (in “pdf,” “tif” or similar format) (each, a “Swing Loan Request”); it being understood that the Swingline Lender may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of $50,000 and shall be not less than $100,000. In addition, each Swing Loan Request shall include a certification by the Borrower that, after giving effect to the borrowing contemplated by such Swing Loan Request, the aggregate amount of Indebtedness (and, notwithstanding the definition of “Indebtedness,” all letters of credit (including Letters of Credit) being deemed to have an outstanding principal amount of Indebtedness equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) under this Agreement shall not exceed the Applicable Other Indebtedness Cap; provided that (x) at any Administrative Agent’s request, the Borrower shall provide such Administrative Agent calculations and supporting information reasonably satisfactory to such Administrative Agent showing compliance with the Applicable Other Indebtedness Cap and (y) notwithstanding the foregoing clause (x), no Administrative Agent shall have any obligation to request such calculation or information or to determine compliance with the Applicable Other Indebtedness Cap, and shall be fully entitled to assume (without any further investigation) that each borrowing of Loans complies with the Applicable Other Indebtedness Cap if the Borrower makes a Swing Loan Request for such borrowing.

(f) Making Loans; Presumptions by Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

(i) Making Loans.

The applicable Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5.1 [Loan Requests], notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among such Lenders of the requested Loans as determined by the applicable Administrative Agent in accordance with Section 2.2

[Lenders’ Obligations Several]. Each Lender shall remit the principal amount of each Loan of the applicable Class to the applicable Administrative Agent such that the applicable Administrative Agent is able to, and the applicable Administrative Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Additional Loan or Letter of Credit], fund such Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the applicable Administrative Agent in a timely manner, the applicable Administrative Agent may elect in its sole discretion to fund with its own funds the Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent]. Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(ii) Presumptions by the Administrative Agent.

Unless the applicable Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. on the proposed date of any Loan that such Lender will not make available to such Administrative Agent such Lender’s share of such Loan, such Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the applicable Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the applicable Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the applicable Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans of the applicable Class, under the Base Rate Option. If such Lender pays its share of the applicable Loan to the applicable Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the applicable Administrative Agent.

(iii) Making Swing Loans.

So long as the Swingline Lender elects to make Swing Loans, the Swingline Lender shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 3:00 p.m. on the Borrowing Date.

(iv) Repayment of Loans.

The Borrower shall repay all Loans together with all outstanding interest thereon on the Maturity Date with respect thereto (provided that in the case of any Swing Loans, the parenthetical phrase in the definition of “Revolving Maturity Date” shall not be given effect unless the applicable Additional Credit Extension Amendment has been consented to by the Swingline Lender). On each date that a Revolving Credit Loan is made, the Borrower shall repay all Swing Loans then outstanding.

(g) Notes.

(i) Revolving Credit Notes.

If requested by any Revolving Lender, the obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by such Revolving Lender, together with interest thereon, shall be evidenced by a Revolving Credit Note payable to the order of such Revolving Lender in a face amount equal to the Revolving Credit Commitment of such Revolving Lender. The Revolving Credit Loans shall mature, and the Borrower unconditionally agrees to pay in full the unpaid principal amount and all amounts outstanding and unpaid in respect of the Revolving Credit Loans to the Revolving/TLA Administrative Agent for the account of each Revolving Lender, on the Revolving Maturity Date.

(ii) Swing Loan Note.

The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by the Swingline Lender, together with interest thereon, shall be evidenced by a Swing Loan Note payable to the order of the Swingline Lender in a face amount equal to the Swingline Cap.

(iii) Term Notes.

If requested by any Term Lender, the obligation of the Borrower to repay the aggregate unpaid principal amount of Term Loans of each Class made to it by such Term Lender, together with interest thereon, shall be evidenced by a Term Note payable to the order of such Term Lender in a face amount equal to the Term Loans of each Class made by such Term Lender.

(h) Use of Proceeds.

The proceeds of the Loans will be used in accordance with Section 8.1.11 [Use of Proceeds; Margin Regulations].

(i) Letters of Credit.

(i) Issuance of Letters of Credit.

(a) The Borrower may at any time prior to the Letter of Credit Maturity Date request the issuance of a letter of credit (each, a “Letter of Credit”), for its own account or the account of any of the Borrower’s Subsidiaries, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting by facsimile or email (in “pdf,” “tif” or similar format), to an Issuing Lender selected by the Borrower (with a copy to the Revolving/TLA Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, signed by the Borrower (and, in the case of a Letter of Credit issued for the account of any of the Borrower’s Subsidiaries, also signed by such Subsidiary) and otherwise in such form as such Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by such Issuing Lender, in advance of the proposed date of issuance. The Borrower shall authorize and direct each Issuing Lender to name the Borrower as the “Applicant” or “Account Party” of each Letter of Credit and, in the case of a Letter of Credit issued for the account of any of the Borrower’s Subsidiaries, to name such Subsidiary as the “Co-Applicant” of such Letter of Credit. Promptly after receipt of any letter of credit application, such Issuing Lender shall confirm with the Revolving/TLA Administrative Agent (by telephone or in writing) that the Revolving/TLA Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Revolving/TLA Administrative Agent with a copy thereof. Letters of Credit may be issued in the form of a Standby Letter of Credit or a Commercial Letter of Credit; provided that the Specified Issuing Lenders shall not be required to issue any Commercial Letter of Credit. Letters of Credit shall be issued only in U.S. Dollars. For the avoidance of doubt, the Loan Parties acknowledge that each Letter of Credit issued for the account of Persons other than the Loan Parties shall constitute an Investment and Guaranty in an amount equal to the face amount of such Letter of Credit, without duplication, and shall be subject to the limitations set forth herein.

(b) Unless an Issuing Lender has received notice from any Lender, the Revolving/TLA Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] are not satisfied, then, subject to the terms and conditions hereof and in reliance on (among other things) the agreements of the other Lenders set forth in this Section 2.9, such Issuing Lender or any of such Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that after giving effect thereto:

(i) no Letter of Credit shall expire later than the earlier of (x) subject to Section 2.9.1(c), twelve (12) months from the date of issuance or extension, unless the applicable Issuing Lender agrees, and (y) with respect to any Issuing Lender, the Letter of Credit Maturity Date for such Issuing Lender, unless such Issuing Lender agrees and the Borrower complies with the requirements of Section 2.9.10 [Cash Collateral Prior to the Revolving Maturity Date]; and

(ii) in no event shall (x) the aggregate amount of Letter of Credit Obligations exceed the Letter of Credit Aggregate Sublimit at any one time outstanding, (y) the aggregate amount of Letter of Credit Obligations with respect to Letters of Credit issued and outstanding by any Issuing Lender exceed its Letter of Credit Issuing Lender Sublimit at any one time (unless otherwise agreed to by such Issuing Lender) or (z) the Revolving Facility Usage exceed the Revolving Credit Commitments that would be in effect at any time prior to the expiration of all Letters of Credit outstanding at such time (after giving effect to the Maturity Date of any Revolving Credit Commitment occurring prior to the expiration of all such Letters of Credit).

Each request for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Revolving/TLA Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) If the Borrower so requests in any applicable request for a Letter of Credit, the Issuing Lender may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Maturity Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Revolving/TLA Administrative Agent that the Required Revolving/TLA Lenders have elected not to permit such extension or (2) from the Revolving/TLA Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 7.2 [Each Additional Loan or Letter of Credit] are not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(d) Notwithstanding Section 2.9.1(a), no Issuing Lender shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

(e) All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and shall be subject to and governed by the terms and conditions hereof.

(ii) Letter of Credit Fees.

The Borrower shall pay (i) to the Revolving/TLA Administrative Agent for the ratable account of the Revolving Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to each Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit issued by such Issuing Lender. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable in arrears on each Payment Date following issuance of each Letter of Credit; provided, however, that fronting fees on Commercial Letters of Credit shall be payable at the time of issuance. The Borrower shall also pay to each Issuing Lender for such Issuing Lender’s sole account such Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit issued by such Issuing Lender as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, extension, renewal, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(iii) Participations, Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Revolving Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For the avoidance of doubt, such participations shall include any such participation in a Letter of Credit acquired pursuant to Section 7(a) of Amendment No. 1.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrower and the Revolving/TLA Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse such Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) such Issuing Lender prior to 12:00 noon on the next Business Day following each date that an amount is paid by such Issuing Lender under any Letter of Credit (each such date, a “Reimbursement Date”) by paying to the Revolving/TLA Administrative Agent for the account of such Issuing Lender an amount equal to the amount so paid by such Issuing Lender plus interest at the interest rate applicable to Loans under the Base Rate Option from the date on which the amount was paid by such Issuing Lender to the date such Issuing Lender is reimbursed, unless otherwise required by the Revolving/TLA Administrative Agent or such Issuing Lender. In the event the Borrower fails to reimburse such Issuing Lender (through the Revolving/TLA Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Reimbursement Date, the Revolving/TLA Administrative Agent will promptly notify each Revolving Lender thereof of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and each such Revolving Lender’s Ratable Share of the amount of such drawing. Any notice given by the Revolving/TLA Administrative Agent or Issuing Lender pursuant to this Section 2.9.3(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Revolving Lender shall upon any notice pursuant to Section 2.9.3(b) make available to the Revolving/TLA Administrative Agent for the account of the applicable Issuing Lender immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the Revolving/TLA Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders. If any Revolving Lender so notified fails to make available to the Revolving/TLA Administrative Agent for the account of such Issuing Lender the amount of such Revolving Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Reimbursement Date, then interest shall accrue on such Revolving Lender’s obligation to make such payment, from the Reimbursement Date to the date on which such Revolving Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Reimbursement Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Reimbursement Date. Promptly following receipt by the Revolving/TLA Administrative Agent of any payment from the Borrower pursuant to this Section 2.9.3, the Revolving/TLA Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this Section 2.9.3(c) to reimburse the Issuing Lender, then to such Revolving Lender and the Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this Section 2.9.3(c) to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. The Revolving/TLA Administrative Agent and the applicable Issuing Lender will promptly give notice (as described in Section 2.9.3(b) above) of the occurrence of the Reimbursement Date, but failure of the Revolving/TLA Administrative Agent or such Issuing Lender to give any such notice on the Reimbursement Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligation under this Section 2.9.3(c).

(d) If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full as set forth in Section 2.9.3(b), the unpaid amount thereof shall bear interest, for each day from and including the first Business Day after receipt of notice to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Credit Loans under the Base Rate Option; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.9.3(b), then Section 4.3(b) [Interest After

Default] shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.9.3(b) to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(iv) Repayment of Participation Advances.

(a) Upon (and only upon) receipt by the Revolving/TLA Administrative Agent for the account of an Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Revolving Lender has made a payment to the Revolving/TLA Administrative Agent for the account of such Issuing Lender pursuant to this Section 2.9.4 (each such payment by a Revolving Lender, a “Participation Advance”) to the Revolving/TLA Administrative Agent, or (ii) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Revolving/TLA Administrative Agent on behalf of such Issuing Lender will pay to each Revolving Lender, in the same funds as those received by the Revolving/TLA Administrative Agent, the amount of such Revolving Lender’s Ratable Share of such funds, except the Revolving/TLA Administrative Agent shall retain for the account of such Issuing Lender the amount of the Ratable Share of such funds of any Revolving Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.

(b) If an Issuing Lender or the Revolving/TLA Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Revolving/TLA Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Revolving Lender shall, on demand of the Revolving/TLA Administrative Agent or such Issuing Lender, forthwith return to the Revolving/TLA Administrative Agent for the account of such Issuing Lender the amount of its Ratable Share of any amounts so returned by the Revolving/TLA Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Revolving/TLA Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(v) Documentation.

Each Loan Party agrees to be bound by the terms of each Issuing Lender’s Issuer Documents and written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between an Issuer Document and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, no Issuing Lender shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(vi) Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit.

(vii) Nature of Participation and Reimbursement Obligations.

Each Revolving Lender’s obligation in accordance with this Agreement to make Participation Advances, as contemplated by Section 2.9.3 [Participations, Disbursements, Reimbursement] and the Obligations of the Borrower to reimburse each respective Issuing Lender upon a draw under a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 [Letters of Credit] under all circumstances, including the following circumstances:

(a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the applicable Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the applicable Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(b) any lack of validity or enforceability of any Letter of Credit;

(c) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), any Issuing Lender or its Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(d) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if such Issuing Lender or any of such Issuing Lender’s Affiliates has been notified thereof;

(e) payment by such Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit;

(f) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(g) any failure by such Issuing Lender or any of such Issuing Lender’s Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after such Issuing Lender shall have furnished such Loan Party and the Revolving/TLA Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(h) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries;

(i) any breach of this Agreement or any other Loan Document by any party thereto;

(j) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(k) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(l) the fact that the Revolving Maturity Date shall have passed or this Agreement or the Revolving Credit Commitments or other Commitments hereunder shall have been terminated; and

(m) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(viii) Indemnity.

The Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes (subject to the last sentence of this Section 2.9.8 [Indemnity]), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which such Issuing Lender or any of such Issuing Lender’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit issued by it, other than as a result of the gross negligence or willful misconduct of such Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.9.8 [Indemnity] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(ix) Liability for Acts and Omissions.

(a) As between any Loan Party and an Issuing Lender, or such Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document (including all sight drafts, certificates and all other instruments) submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Lender or such Issuing Lender’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms;

(vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender or such Issuing Lender’s Affiliates, as applicable, including any acts of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s or such Issuing Lender’s Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in clauses (i) through (viii) of such sentence, as determined by a final non-appealable judgment of a court of competent jurisdiction. In no event shall any Issuing Lender or any Issuing Lender’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, each Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit or any beneficiary, transferee, or assignee of proceeds thereof; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit. In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by such Issuing Lender or such Issuing Lender’s Affiliates under or in connection with the Letters of Credit issued by it, the Issuer Documents or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or such Issuing Lender’s Affiliates under any resulting liability to the Borrower or any Lender, unless such action taken or omitted is found in a final and nonappealable judgment by a court of competent jurisdiction to have constituted gross negligence or willful misconduct.

(x) Cash Collateral Prior to the Revolving Maturity Date.

If the Borrower or any other Loan Party requests the issuance, extension or renewal of any Letter of Credit and such Letter of Credit would have an expiration date which is after the Letter of Credit Maturity Date, no Issuing Lender shall be required to issue, extend or renew such Letter of Credit, but may elect to do so if the requirements of this Section 2.9.10 are satisfied. The Borrower shall, on or before the issuance, extension or renewal of such Letter of Credit, deposit and pledge Cash Collateral for each such Letter of Credit in an amount equal to 105% of the face value of such outstanding Letter of Credit plus the amount of fees that would be due under such Letter of Credit through the expiry date of such Letter of Credit. Such Cash Collateral shall be deposited pursuant to documentation reasonably satisfactory to the

Revolving/TLA Administrative Agent and such Issuing Lender and the Borrower and shall be maintained in blocked deposit accounts at such Issuing Lender. The Borrower hereby grants to the applicable Issuing Lender and the Revolving/TLA Administrative Agent, on behalf of such Issuing Lender, a security interest in all Cash Collateral pledged to such Issuing Lender pursuant to this Section or otherwise under this Agreement. The Cash Collateral related to a particular Letter of Credit shall be released by the applicable Issuing Lender upon termination or expiration of such Letter of Credit and the reimbursement by the Loan Parties of all amounts drawn thereon and the payment in full of all fees accrued thereon through the date of such expiration or termination. After the Revolving Maturity Date, the Borrower shall pay any and all fees associated with any such Letter of Credit with an expiration date that extends beyond the Revolving Maturity Date directly to the applicable Issuing Lender.

(xi) Issuing Lender Reporting Requirements.

Each Issuing Lender shall, on the first Business Day of each month, provide to the Revolving/TLA Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to the Revolving/TLA Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Revolving/TLA Administrative Agent may request.

(j) Borrowings to Repay Swing Loans.

The Swingline Lender may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Revolving Lender shall make a Revolving Credit Loan in an amount equal to such Revolving Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if the Swingline Lender so requests, accrued interest thereon; provided that no Revolving Lender shall be obligated in any event to make Revolving Credit Loans in excess of the amount that would cause its Revolving Exposure to exceed its Revolving Credit Commitment. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Loan Requests] without regard to any of the requirements of that provision. The Revolving/TLA Administrative Agent on behalf of the Swingline Lender shall provide notice to the Revolving Lenders (which may be telephonic or written notice by letter, facsimile or email (in “pdf,” “tif” or similar format)) no later than 11:00 a.m. on any Business Day that such Revolving Credit Loans are to be made under this Section 2.10 [Borrowing to Repay Swing Loans] and of the apportionment among the Revolving Lenders, and the Revolving Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5 [Loan Requests] or Section 7.2 [Each Additional Loan or Letter of Credit] are then satisfied) to the Revolving/TLA Administrative Agent on behalf of the Swingline Lender, no later than 3:00 p.m. on the Settlement Date.

(k) Incremental Facilities.

(i) Establishment of Incremental Facilities.

The Borrower may by written notice to each Administrative Agent from time to time on or after the Amendment No. 1 Effective Date elect to seek (a) commitments to increase the Revolving Credit Commitments (any such increase a “Revolving Commitment Increase”), (b) commitments to increase the aggregate principal amount of any existing Class of Term A Loans (“Additional Term A Loan Commitments”), (c) commitments to increase the aggregate principal amount of any existing Class of Term B Loans (“Additional Term B Loan Commitments”), (d) commitments (“Other Term A Loan Commitments”)

to establish a Class of Other Term A Loans or (e) commitments (“Other Term B Loan Commitments”) to establish a new Class of Other Term B Loans (all such additional loans or commitments described in clauses (b), (c), (d) and (e), an “Incremental Term Loan Commitment”; each Incremental Term Loan Commitment and Revolving Commitment Increase, an “Incremental Facility”) by an aggregate amount for all Incremental Facilities not in excess of the Incremental Cap; provided that (x) the aggregate amount of Revolving Commitment Increases shall not exceed $50,000,000, (y) after giving effect to any Revolving Commitment Increase, the aggregate Revolving Credit Commitments of all of the Lenders shall not exceed $400,000,000 and (z) the aggregate principal amount of Additional Term A Loans and Other Term A Loans taken together shall not exceed $25,000,000; provided, further, that on and after the Amendment No. 2 Effective Date, the Borrower shall be permitted to establish Incremental Facilities only pursuant to clause (c) or (e). Each such notice shall specify the date (each, an “Incremental Effective Date”) on which the Borrower proposes that the applicable Incremental Facility shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to each Administrative Agent.

No Person that is a Lender prior to the effectiveness of any applicable Additional Credit Extension Amendment (a “Current Lender”) with respect to any Incremental Facility shall be obligated to provide any such Incremental Facility, and any commitment of any Current Lender to provide an Incremental Facility shall be in the sole discretion of such Current Lender.

(ii) Conditions.

Each Incremental Facility shall become effective, as of the applicable Incremental Effective Date; provided that:

(a) before and after giving effect to such Incremental Facility (and, if such Incremental Facility is being established in whole or in part on clause (2) of the definition of “Incremental Cap,” assuming the full amount of such Incremental Facility is drawn), each of the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] shall be satisfied;

(b) before and after giving effect to such Incremental Facility (and, if such Incremental Facility is being established in whole or in part on clause (2) of the definition of “Incremental Cap,” assuming the full amount of such Incremental Facility is drawn), no Potential Default or Event of Default has occurred and is continuing;

(c) the Loan Parties shall deliver to each Agent on or before the effective date of such Incremental Facility the following documents in a form reasonably acceptable to each applicable Administrative Agent and the Collateral Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the Incremental Facility has been approved by the Loan Parties, (2) opinions of counsel, addressed to each Administrative Agent and the Lenders addressing the authorization, execution and enforceability of the Loan Documents executed in connection with such Incremental Facility, and (3) if requested by the Collateral Agent, amendments to the Mortgages executed and delivered by the applicable Loan Parties to the Collateral Agent for the benefit of the Secured Parties to reflect the Incremental Facility, in form and substance reasonably satisfactory to the Collateral Agent, together with (A) the Required Flood Materials and (B) local counsel opinions regarding the due authorization, execution, delivery, and enforceability of such mortgage amendments. The Loan Parties shall cause the amendments described in clause (3) above to be properly recorded and/or filed in the applicable filing or recording offices; and

(d) the Borrower shall deliver to each Agent a certificate dated as of the Incremental Effective Date signed by an Authorized Officer of the Borrower (1) certifying that the conditions set forth in clauses (a) and (b) above are satisfied and (2) if clause (2) of the definition of “Incremental Cap” is being utilized, setting forth calculations in reasonable detail showing compliance with such clause.

(iii) Terms of Revolving Commitment Increases.

Each Revolving Commitment Increase shall be documented as an increase to the Class of Revolving Credit Commitments with the latest Revolving Maturity Date and shall be on the same terms (other than with respect to any upfront fees) as such Class. Each Revolving Commitment Increase shall be not less than $5,000,000 and shall be in integral multiples of $1,000,000 in excess thereof.

(iv) Terms of Incremental Term Loan Commitment.

The terms and provisions of the Incremental Term Loan Commitments and the Term Loans made pursuant thereto shall be as follows:

(a) (i) the Additional Term A Loans shall have the same terms (including as to interest rate, maturity, upfront fees and original issue discount) as the Initial Term A Loans and (ii) the Additional Term B Loans shall have the same terms (other than, subject to clause (e) below, with respect to any upfront fees or original issue discount and, subject to clause (h) below, with respect to prepayment premiums);

(b) any Other Term A Loans or Other Term B Loans shall be secured on a pari passu basis on the Collateral with the existing Credit Facilities and shall not be guaranteed by any Subsidiaries of the Borrower that are not Guarantors and all Liens granted to secure such Other Term A Loans or Other Term B Loans, as applicable, shall be granted pursuant to the Security Documents;

(c) (i) the final maturity date of all Other Term A Loans shall be no earlier than the Term A Loan Maturity Date as of the time of incurrence of such Other Term A Loans and (ii) the final maturity date of all Other Term B Loans shall be no earlier than the Latest Maturity Date as of the time of incurrence of such Other Term B Loans;

(d) (i) the Other Term A Loans shall have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Term A Loans outstanding immediately prior to such proposed incurrence of such Other Term A Loans and (ii) the Other Term B Loans shall have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Term B Loans outstanding immediately prior to such proposed incurrence of such Other Term B Loans;

(e) (i) the Other Term A Loans shall have an All-In Yield no greater than the All-In Yield of the Initial Term A Loans and (ii) the All-In Yield applicable to any Incremental Term B Loans (in the case of Additional Term B Loans, solely with respect to any upfront fees or original issue discount) will be determined by the Borrower and the Lenders providing such Incremental Term B Loans; provided that if the All-In Yield for any Incremental Term B Loans is higher than the All-In Yield for the Initial Term B Loans, then the Applicable Margins for the Initial Term B Loans shall be increased to the extent necessary so that the All-In Yield of the Initial Term B Loans is equal to the All-In Yield for such Incremental Term B Loans; provided, that if such Incremental Term B Loans include any LIBOR or Base Rate interest rate “floor” greater than that applicable to the Initial Term B Loans, such differential between interest rate floors shall be equated to Applicable Margins for purposes of the foregoing proviso, but any increase to the All-In Yield of the Initial Term B Loans required by the foregoing proviso as a result of the differential in the interest rate floors may be effected by an increase in the interest rate floor of the Initial Term B Loans rather than an increase in the Applicable Margin (this clause (e), the “MFN Provision”);

(f) (i) any proposed Other Term A Loans shall not have any terms which require them to be voluntarily or mandatorily prepaid prior to the repayment in full of the Term A Loans (including any other previously incurred Other Term A Loans), unless accompanied by at least a ratable payment of the Term A Loans (other than such proposed Other Term A Loans) and (ii) any proposed Other Term B Loans shall not have any terms which require them to be voluntarily or mandatorily prepaid prior to the repayment in full of the Term B Loans (including any other previously incurred Other Term B Loans), unless accompanied by at least a ratable payment of the Term B Loans (other than such proposed Other Term B Loans);

(g) the amount of any Incremental Term Loans shall not be less than $10,000,000 and shall be in integral multiples of $1,000,000 in excess thereof;

(h) the prepayment premiums applicable to any Incremental Term B Loans shall be as determined by the Borrower and the Lenders providing such Incremental Term B Loans, and, without the consent of any other Lender, if such prepayment premiums are higher, have a longer period of applicability or are not then applicable to any class of existing Term B Loans to which such Incremental Term B Loans are intended to be a part of, such prepayment premiums may (but are not required to) be made so applicable to such class of existing Term B Loans in a manner reasonably acceptable to the Term Loan B Administrative Agent (for the avoidance of doubt, it being understood that, with respect to any Incremental Term B Loans that are so intended to be a part of an existing Class of Term B Loans, if such prepayment premiums are not so made applicable to such existing Term B Loans, such Incremental Term Loans shall constitute Other Term B Loans and not Additional Term B Loans);

(i) except as otherwise required or permitted in clauses (c), (d) and (f) above, all other terms of each Other Term A Loans, if not consistent with the terms of the Initial Term A Loans, shall be reasonably satisfactory to the Administrative Agents; and

(j) except as otherwise required or permitted in clauses (c), (d), (e), (f) and (h) above, all other terms of each Incremental Term B Loans, if not consistent with the terms of the Initial Term B Loans, shall be reasonably satisfactory to the Administrative Agents.

(v) Notes.

The Borrower shall execute and deliver (1) to each Current Lender with a Revolving Commitment Increase that requests a Revolving Credit Note, a replacement Revolving Credit Note reflecting the new amount of such Revolving Lender’s Revolving Credit Commitment after giving effect to its Revolving Commitment Increase (and the prior Note issued to such Lender shall be deemed to be canceled and shall be returned to the Borrower as soon as practicable), (2) to each new Revolving Lender with an Revolving Commitment Increase that requests a Revolving Credit Note, a Revolving Credit Note reflecting the amount of such Revolving Lender’s Revolving Credit Commitment, (3) to each Current Lender with Additional Term A Loans or Additional Term B Loans that requests a Term Note, a replacement Term Note reflecting the new amount of such Term Lender’s Term A Loan or Term B Loan, as applicable, after giving effect to its Additional Term A Loans or Additional Term B Loans, as applicable (and the prior

Note issued to such Lender shall be deemed to be canceled and shall be returned to the Borrower as soon as practicable) and (4) to each new Term A Lender or Term B Lender that requests a Term Note evidencing its Incremental Term Loans, a Term Note reflecting the amount of such Term Lender’s Incremental Term Loans, as applicable.

(vi) Approval of Incremental Lenders.

Each Incremental Lender shall be subject to the consents specified in Section 11.8.2(c) [Required Consents] as if the Incremental Facility were an assignment.

(vii) Documentation.

Each Incremental Facility shall be documented by an Additional Credit Extension Amendment executed by the Incremental Lenders providing such Incremental Facility (and the other Persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of each applicable Administrative Agent and the Borrower, to effect the provisions of this Section 2.11. This Section 2.11 shall supersede any provisions in Section 5.2 [Pro Rata Treatment of Lenders], Section 5.3 [Sharing of Payments by Lenders] or Section 11.1 [Modifications, Amendments or Waivers] to the contrary (but shall be in addition to and not in lieu of the first proviso of Section 11.1 [Modifications, Amendments or Waivers]).

(viii) Syndication.

In the event that the Borrower elects to request an Incremental Facility, the Borrower and the applicable Administrative Agent agree to mutually develop a syndication strategy, including timelines for commitments, to the extent the applicable Administrative Agent agrees to assist in such syndication.

(ix) Treatment of Outstanding Loans and Letters of Credit.

(i) Repayment of Outstanding Revolving Credit Loans; Borrowing of New Revolving Credit Loans. On the effective date of each Revolving Commitment Increase, the Borrower shall (x) repay the Revolving Credit Loans then outstanding to each of the Current Lenders to the extent necessary so that after giving effect to the Revolving Commitment Increases each Current Lender that is a Revolving Lender will have its Ratable Share of the outstanding Revolving Credit Loans, subject to the Borrower’s indemnity obligations under Section 5.10 [Indemnity] and (y) borrow Revolving Credit Loans from Incremental Lenders to the extent necessary so that after giving effect to the Revolving Commitment Increases, each such Revolving Lender will have its Ratable Share of the outstanding Revolving Credit Loans. To facilitate the foregoing, the Borrower may, subject to its compliance with the other terms of this Agreement, borrow new Revolving Credit Loans on the effective date of such increase. The Revolving/TLA Administrative Agent is hereby authorized to update Schedule 1.1(B) to reflect the increase in Revolving Credit Commitments.

(ii) Outstanding Letters of Credit; Repayment of Outstanding Revolving Credit Loans; Borrowing of New Revolving Credit Loans. On the effective date of each Revolving Commitment Increase, (a) each Current Lender that is a Revolving Lender shall be deemed to have sold its existing participation in each then outstanding Letter of Credit and purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letters of Credit, and (b) each Incremental Lender will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit. All fees shall accrue and be paid on the Letters of Credit based upon each Revolving Lender’s participation therein over the relevant period of time. To the extent necessary to enable each of the Current Lenders and the Incremental Lenders to own a Ratable Share of the Participation Advances after any increase in the Revolving Credit Commitments, (a) the Current Lenders that are Revolving Lenders will sell a portion of its Participation Advances, and (b) the Incremental Lenders with commitments to make Revolving Commitment Increases will acquire Participation Advances (and will pay to the Revolving/TLA Administrative Agent, for the account of each selling Revolving Lender, in immediately available funds, an amount) equal to its Ratable Share of all outstanding Participation Advances. All fees and interest on Participation Advances shall be allocated based upon each Revolving Lender’s ownership therein from time to time.

(iii) Making of New Term Loans. On any Incremental Effective Date on which new Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Term A Lender and/or Term B Lender, as applicable, of such new Incremental Term Loan Commitments shall make a Term A Loan or Term B Loan, respectively, to the Borrower in an amount equal to its Incremental Term Loan Commitment.

(iv) Equal and Ratable Benefit. The Incremental Facilities established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties under the Guaranty Agreement and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Collateral Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

(l) Extended Term Loans and Extended Revolving Credit Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (the Loans of such applicable Class, the “Existing Term Loans”) be converted into a new Class of Term Loans (the Loans of such applicable Class, the “Extended Term Loans”) with terms consistent with this Section 2.12. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the applicable Administrative Agent (a “Term Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to those applicable to the Existing Term Loans from which such Extended Term Loans are to be converted except that:

(i) the maturity date of the Extended Term Loans shall be later than the maturity date of the Existing Term Loans and the Weighted Average Life to Maturity of such Extended Term Loans shall be longer than the then remaining Weighted Average Life to Maturity of the Existing Term Loans;

(ii) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Existing Term Loans;

(iii) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Term Loans may be different than those for the Existing Term Loans and (B) additional fees and/or premiums may be payable to the Extending Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A);

(iv) the Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Extending Lenders so long as such Extended Term Loans do not participate on a greater than pro rata basis in any such mandatory prepayments as compared to Lenders of existing Term Loans; and

(v) the Borrower and its Subsidiaries may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the Latest Maturity Date (before giving effect to the Extended Term Loans).

(b) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class (the Commitments of such applicable Class, the “Existing Revolving Credit Commitments”) be converted into a new Class of Revolving Credit Commitments (the Commitments of such applicable Class, the “Extended Revolving Credit Commitments”) with terms consistent with this Section 2.12(b). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Revolving/TLA Administrative Agent (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments except that:

(i) the maturity date of the Extended Revolving Credit Commitments shall be later than the maturity date of the Existing Revolving Credit Commitments;

(ii) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discount and premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments and/or (B) additional fees and/or premiums may be payable to the Extending Lenders in addition to or in lieu of any of the items contemplated by the preceding subclause (A) and/or (C) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments; and

(iii) the Borrower and its Subsidiaries may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the Latest Maturity Date (before giving effect to the Extended Revolving Credit Commitments).

(c) Each Extension Request shall specify the date (the “Extension Effective Date”) on which the Borrower proposes that the conversion of any Existing Term Loans or Existing Revolving Credit Commitments into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be effective, which shall be a date reasonably satisfactory to the applicable Administrative Agent. Each Lender of Loans of an Existing Class that are requested to be extended shall be offered the opportunity to convert its Existing Term Loans or Existing Revolving Credit Commitments into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on the same basis as each other Lender of Loans or Commitments of the same Existing Class. Any Lender (to the extent applicable, an “Extending Lender”) wishing to have all or a portion of its Existing Term Loans or Existing Revolving Credit Commitments subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the applicable Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Term Loans or Existing Revolving Credit Commitments subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate portion of the Existing Term Loans or Existing Revolving Credit

Commitments subject to Extension Elections exceeds the amount of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, the portion of the Existing Term Loans or Existing Revolving Credit Commitments converted shall be allocated on a pro rata basis based on the amount of the Existing Term Loans or Existing Revolving Credit Commitments, as applicable, included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically with all Existing Revolving Credit Commitments for purposes of the obligations of a Revolving Lender in respect of Swing Loans under Section 2.10 [Borrowings to Repay Swing Loans] and Letters of Credit under Section 2.9 [Letters of Credit], except that the applicable Additional Credit Extension Amendment may provide that the maturity date for Swing Loans and/or the Letters of Credit may be extended and the related obligations to make Swing Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Issuing Lender, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(d) An Extended Class shall be established pursuant to an Additional Credit Extension Amendment as described in Section 2.12(f) below. No Additional Credit Extension Amendment shall provide for any Class of (x) Extended Term Loans in an aggregate principal amount that is less than $10,000,000 or (y) Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000. In addition to any terms and changes required or permitted by Section 2.12(a), the Additional Credit Extension Amendment shall amend the scheduled amortization payments with respect to the Existing Term Loans from which the Extended Term Loans were converted to reduce each scheduled principal repayment amounts for the Existing Term Loans in the same proportion as the amount of Existing Term Loans to be converted pursuant to such Additional Credit Extension Amendment.

(e) Notwithstanding anything to the contrary contained in this Agreement, on the Extension Effective Date, (i) the principal amount of each Existing Term Loan shall be deemed reduced by an amount equal to the principal amount converted into an Extended Term Loan, (ii) the amount of each Existing Revolving Credit Commitment shall be deemed reduced by an amount equal to the amount converted into an Extended Revolving Credit Commitment and (iii) if, on any Extension Effective Date, any Revolving Credit Loans of any Extending Lender are outstanding under the applicable Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be converted into Revolving Credit Loans (and related participations) made pursuant to the Extended Revolving Credit Commitments in the same proportion as such Extending Lender’s Existing Revolving Credit Commitments are converted to Extended Revolving Credit Commitments.

(f) This Section 2.12 shall supersede any provisions in Section 5.2 [Pro Rata Treatment of Lenders], Section 5.3 [Sharing of Payments by Lenders] or Section 11.1 [Modifications, Amendments or Waivers] to the contrary. Each Extended Class shall be documented by an Additional Credit Extension Amendment executed by the Extending Lenders providing such Extended Class (and the other Persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the applicable Administrative Agent and the Borrower, to effect the provisions of this Section 2.12.

(m) Refinancing Term Loans

(i) The Borrower may at any time and from time to time, by written notice to applicable Administrative Agent, request the establishment of one or more additional Classes of Term Loans under this Agreement or an increase to an existing Class of Term Loans under this Agreement (“Refinancing Term Loans”); provided that:

(i) the proceeds of such Refinancing Term Loans shall be used, concurrently or substantially concurrently with the incurrence thereof, solely to refinance all or any portion of any outstanding Term Loans of any Class (such refinanced Term Loans, the “Refinanced Term Loans” and such Class, the “Refinanced Term Loan Class”);

(ii) each Class of Refinancing Term Loans shall be in an aggregate amount of at least $25,000,000 (or such lesser amount necessary to repay the Refinanced Term Loan Class in full);

(iii) such Refinancing Term Loans shall be in an aggregate principal amount not greater than the aggregate principal amount of Refinanced Term Loans plus any accrued interest, premiums, fees, costs and expenses related thereto (including any original issue discount or upfront fees);

(iv) the maturity date of such Refinancing Term Loans shall be later than the Maturity Date of the Refinanced Term Loans, and the Weighted Average Life to Maturity of such Refinancing Term Loans shall be longer than the then remaining Weighted Average Life to Maturity of each Refinanced Term Loan Class;

(v) (A) the rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Refinancing Term Loans may be different than those for the Refinanced Term Loans and (B) additional fees and/or premiums may be payable to the Refinancing Term Lenders providing such Refinancing Term Loans in addition to any of the items contemplated by the preceding clause (A);

(vi) the Refinancing Term Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Refinancing Term Lenders so long as such Refinancing Term Loans do not participate on a greater than pro rata basis in any such voluntary or mandatory prepayments as compared to the Refinanced Term Loan Class;

(vii) the covenants and other terms applicable to such Refinancing Term Loans (excluding those terms described in the clauses (i), (iii), (iv), (v) and (vi) above), which shall be as agreed between the Borrower and the Refinancing Term Lenders, shall not be more favorable (when taken as a whole) to the Refinancing Term Lenders than those applicable to Lenders of the Refinanced Term Loan Class, except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date (before giving effect to the Refinancing Term Loans);

(viii) no Person that is a Current Lender prior to the effectiveness of any applicable Additional Credit Extension Amendment with respect to any Refinancing Term Loans shall be obligated to provide any such Refinancing Term Loans, and any commitment of any Current Lender to provide a Refinancing Term Loans shall be in the sole discretion of such Current Lender; and

(ix) the Refinancing Term Loans shall rank pari passu in right of payment and of security with the existing Loans, on terms and pursuant to documentation applicable to the Term Loans being refinanced; provided, however, that such Refinancing Term Loans shall be secured on a pari passu basis with the Initial Term B Loans by the same assets that secure the existing Obligations and shall not be guaranteed by any Subsidiaries of Borrower that are not Guarantors.

(ii) Each such notice shall specify (x) the date (each, a “Refinancing Term Loan Effective Date”) on which the Borrower proposes that the Refinancing Term Loans be made, which shall be a date reasonably acceptable to the applicable Administrative Agent and (y) the identity of the Persons (each of which shall be an assignee permitted pursuant to Section 11.8.2 [Assignments by Lenders] (for this purpose treating a Lender of Refinancing Term Loans as if it were an assignee)) whom the Borrower proposes would provide the Refinancing Term Loans and the portion of the Refinancing Term Loans to be provided by each such Person. On each Refinancing Term Loan Effective Date, each Person with a commitment for a Refinancing Term Loan (each such Person, a “Refinancing Term Lender”) shall make a Refinancing Term Loan to the Borrower in a principal amount equal to such Person’s Commitment therefor.

(iii) This Section 2.13 shall supersede any provisions in Section 5.2 [Pro Rata Treatment of Lenders], Section 5.3 [Sharing of Payments by Lenders] or Section 11.1 [Modifications, Amendments or Waivers] to the contrary (but shall be in addition to and not in lieu of the first proviso of Section 11.1 [Modifications, Amendments or Waivers]). The Refinancing Term Loans shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Refinancing Term Loans (and the other Persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the applicable Administrative Agent, the Collateral Agent and the Borrower, to effect the provisions of this Section 2.13.

(n) Replacement Revolving Credit Commitments.

(i) The Borrower may at any time and from time to time, by written notice to the Revolving/TLA Administrative Agent, request the establishment of one or more additional Classes of Revolving Credit Commitments (“Replacement Revolving Credit Commitments”) to replace all or a portion of any existing Classes of Revolving Credit Commitments under this Agreement (“Replaced Revolving Credit Commitments”); provided that:

(i) substantially concurrently with the effectiveness of the Replacement Revolving Credit Commitments, all or an equivalent portion of the Revolving Credit Commitments in effect immediately prior to such effectiveness shall be terminated, and all or an equivalent portion of the Revolving Credit Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid (it being understood, however, than any Letters of Credit issued and outstanding under the Replaced Revolving Credit Commitments shall be deemed to have been issued under the Replacement Revolving Credit Commitments if the amount of such Letters of Credit would exceed the remaining amount of commitments under the Replaced Revolving Credit Commitments after giving effect to the reduction contemplated hereby);

(ii) such Replacement Revolving Credit Commitments shall be in an aggregate amount not greater than the aggregate amount of Replaced Revolving Credit Commitments to be replaced plus any accrued interest, fees, costs and expenses related thereto (including any upfront fees);

(iii) the maturity date of such Replacement Revolving Credit Commitments shall be no earlier than the Maturity Date of the Replaced Revolving Credit Commitments;

(iv) the Letter of Credit Aggregate Sublimit and the Swingline Cap under such Replacement Revolving Credit Commitments shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Credit Commitments, the Revolving/TLA Administrative

Agent, the Issuing Lender (or any replacement Issuing Lenders) and the Swingline Lender (or any replacement Swingline Lender);

(v) (A) the rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Replacement Revolving Credit Commitments may be different than those for the Replaced Revolving Credit Commitments and (B) additional fees and/or premiums may be payable to the Replacement Revolving Lenders providing such Replacement Revolving Credit Commitments in addition to any of the items contemplated by the preceding clause (A);

(vi) the Replacement Revolving Credit Commitments may have optional prepayment or commitment reduction terms (including call protection and prepayment premiums) and mandatory prepayment or commitment reduction terms as may be agreed between the Borrower and the Replacement Revolving Lenders so long as such Replacement Revolving Credit Commitments do not participate on a greater than pro rata basis in any such voluntary or mandatory prepayments or commitment reductions as compared to the Replaced Revolving Credit Commitments;

(vii) the covenants and other terms applicable to such Replacement Revolving Credit Commitment (excluding those terms described in the clauses (i), (iii), (iv), (v) and (vi) above), which shall be as agreed between the Borrower and the Replacement Revolving Lenders, shall not be more favorable (when taken as a whole) to the Replacement Revolving Lenders than those applicable to the Lenders with Replaced Revolving Credit Commitments, except to the extent such covenants and other terms apply solely to any period after the Revolving Maturity Date (before giving effect to the Replacement Revolving Credit Commitments);

(viii) no Person that is a Lender prior to the effectiveness of any applicable Additional Credit Extension Amendment with respect to any Replacement Revolving Credit Commitments shall be obligated to provide any such Replacement Revolving Credit Commitments, and any commitment of any Current Lender to provide a Replacement Revolving Credit Commitments shall be in the sole discretion of such Current Lender; and

(ix) the Revolving Credit Loans made pursuant to Replacement Revolving Credit Commitments shall rank pari passu in right of payment and of security with the Revolving Credit Loans made pursuant to the Replaced Revolving Credit Commitments.

(ii) Each such notice shall specify (x) the date on which the Borrower proposes that the Replacement Revolving Credit Commitments become effective, which shall be a date reasonably acceptable to the Revolving/TLA Administrative Agent and (y) the identity of the Persons (each of which shall be an assignee permitted pursuant to Section 11.8.2 [Assignments by Lenders] (for this purpose treating a Lender of Replacement Revolving Credit Commitments as if it were an assignee)) whom the Borrower proposes would provide the Replacement Revolving Credit Commitments (each such Person, a “Replacement Revolving Lender”) and the portion of the Replacement Revolving Credit Commitments to be provided by each such Person.

(iii) This Section 2.14 shall supersede any provisions in Section 5.2 [Pro Rata Treatment of Lenders], Section 5.3 [Sharing of Payments by Lenders] or Section 11.1 [Modifications, Amendments or Waivers] to the contrary. The Replacement Revolving Credit Commitments shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Replacement Revolving Credit Commitments (and the other Persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Revolving/TLA Administrative Agent, the Collateral Agent and the Borrower, to effect the provisions of this Section 2.14.

(o) Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(ii) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in any vote of Lenders except as required by Section 11.1.5 [Defaulting Lenders];

(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders with a Revolving Credit Commitment in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Revolving/TLA Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, Cash Collateralize for the benefit of the Issuing Lenders (ratably among the Issuing Lenders) the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (A) above) in a deposit account held at the Revolving/TLA Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (A) above, then the fees payable to the Revolving Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor Cash Collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Revolving Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lenders ((ratably among them) and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or Cash Collateralized; and

(iv) so long as such Lender is a Defaulting Lender, (x) no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.13(a)(iii)(B), and (y) participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.13(a)(iii)(A) (and such Defaulting Lender shall not participate therein).

(b) In the event that the applicable Administrative Agents, the Borrower, the Swingline Lender and the Issuing Lenders agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the applicable Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Commitment, and on such date such Revolving Lender shall purchase at par such of the Loans of the other Revolving Lenders (other than Swing Loans) as the applicable Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Ratable Share.

(p) Discounted Prepayment Offers.

(a) Discounted Prepayment Offers. Notwithstanding anything in any Loan Document to the contrary, so long as no Potential Default or Event of Default has occurred and is continuing, the Borrower may prepay outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) on the following basis:

(i) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (a “Discounted Prepayment”) pursuant to a Discounted Prepayment Offer Solicitation made in accordance with this Section 2.16; provided that the Borrower shall not initiate any action under this Section 2.16 to make a Discounted Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Prepayment; or (II) at least three (3) Business Days shall have passed since (x) the Discounted Prepayment Response Date in any Discounted Prepayment Offer Solicitation in which no Lender was willing to accept any prepayment of any Term Loan at or below the Maximum Prepayment Price or (y) the date of the Borrower’s revocation in full of any Discounted Prepayment in accordance with clause (h) below.

(b) Procedures.

(i) Subject to the proviso to clause (a) above, the Borrower may from time to time solicit Discounted Prepayment Offers in the form of a Discounted Prepayment Offer Solicitation by providing notice to the applicable Administrative Agent at least three (3) Business Days (unless a shorter notice period is agreed to by such Administrative Agent in its sole discretion) in advance of the proposed Discounted Prepayment Offer Solicitation; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of Term Loans subject to a discounted prepayment offer solicitation in accordance with clause (iv) below (the “Target Discounted Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum prepayment price (expressed as a percentage of principal amount) of each relevant Class of Term Loans at which the Borrower is willing to prepay such Term Loans (the “Maximum Prepayment Price”) (it being understood that different Maximum Prepayment Prices and Target Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each offer will be treated as a separate offer pursuant to the terms of this Section 2.16), (III) the Target Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof (or the remaining outstanding amount of such Class of Term Loans) and (IV) subject to clause (h) below, each such solicitation by the Borrower shall remain outstanding through the Discounted Prepayment Response Date. Each applicable Administrative Agent will promptly provide each Lender holding the applicable Class of Term Loans with a copy of such Discounted Prepayment Offer Solicitation and a form of the Discounted Prepayment Offer to be submitted by a responding Lender to the applicable Administrative Agent no later than the Discounted Prepayment Response Date. Except in the case of any amendment or modification of a Discounted Prepayment Offer Solicitation as set forth in Section 2.16(h) below, each Lender’s Discounted Prepayment Offer shall be irrevocable and shall specify a minimum prepayment price (expressed as a percentage of principal amount), which shall be at or below the Maximum Prepayment Price (the “Submitted Prepayment Price”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class and the maximum aggregate principal amount and Class of such Lender’s Term Loans subject to a discounted prepayment offer in accordance with clause (d) below (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Prepayment Price. Each Lender may only submit one Discounted Prepayment Offer, but each Discounted Prepayment Offer may contain up to three offers, with each such offer specifying a Submitted Prepayment Price for the applicable Class or Classes of Term Loans and a corresponding Submitted Amount therefor (each such offer, a “Tiered Offer”), only one of which may result in a Qualifying Offer. Any Lender whose Discounted Prepayment Offer is not received by the Administrative Agent by the Discounted Prepayment Response Date shall be deemed to have declined to make a Discounted Prepayment Offer and to have declined to accept a Discounted Prepayment of any of its Term Loans at any prepayment price at or below the Maximum Prepayment Price.

(ii) The applicable Administrative Agent shall promptly, following a request by the Borrower, advise the Borrower and, in any event, no later than the first Business Day following a Discounted Prepayment Response Date, of all Discounted Prepayment Offers. The applicable Administrative Agent shall review all Discounted Prepayment Offers received at or before the applicable Discounted Prepayment Response Date and shall determine (subject to the approval of the Borrower and subject to the rounding requirements of the applicable Administrative Agent made in its reasonable discretion) the Clearing Prepayment Price and the Class(es) of Term Loans to be prepaid at such Clearing Prepayment Price in accordance with this Section 2.16. As used herein, the “Clearing Prepayment Price” shall be the lowest prepayment price at or below the Maximum Prepayment Price that yields a Discounted Prepayment in an aggregate principal amount equal to the lower of (x) the Target Discounted Prepayment Amount and (y) the sum of all Submitted Amounts. Each Lender that has submitted a Discounted Prepayment Offer to accept prepayment at a prepayment price that is at or below the Clearing Prepayment Price with respect to one or more Classes of Term Loans (each, a “Qualifying Offer”) shall be deemed to have irrevocably consented to the prepayment of such Class or Classes or Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (iii)) at the Clearing Prepayment Price (each such Lender, a “Participating Lender”). If a Participating Lender has submitted a Discounted Prepayment Offer containing Tiered Offers for the applicable Class or Classes of Term Loans at different Submitted Prepayment Prices, only the Tiered Offer with the highest Submitted Prepayment Price that is equal to or less than the Clearing Prepayment Price will be deemed to be the Discounted Prepayment Offer of such Participating Lender.

(iii) Subject to clause (h) below, if there is at least one Participating Lender, the Borrower will prepay the Submitted Amount of the applicable Class(es) of each Participating Lender at the Clearing Prepayment Price for such Class(es); provided that if the Submitted Amount by all Participating Lenders offered at a prepayment price at or below the Clearing Prepayment Price exceeds the Target Discounted Prepayment Amount for the applicable Class(es), prepayment of the principal amount of the relevant Class(es) of Term Loans for those Participating Lenders whose Submitted Prepayment Price is equal to the Clearing Prepayment Price (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender for such Class, and the applicable Administrative Agent (subject to the approval of the Borrower and subject to rounding requirements of the applicable Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discounted Prepayment Proration”). Unless a Discounted Prepayment Offer Solicitation is withdrawn in accordance with clause (h) below, promptly, and in any case within five (5) Business Days following the Discounted Prepayment Response Date, (I) the Borrower shall notify the applicable Administrative Agent of the Discounted Prepayment Effective Date, (II) such Administrative Agent shall notify each Lender of the Discounted Prepayment Effective Date, the Clearing Prepayment Price for each Class of Term Loans, and the aggregate principal amount of the Discounted Prepayment and each Class of Term Loans to be prepaid at the Clearing Prepayment Price on such date (the “Clearing Prepayment Price Notice”), and (III) such Administrative Agent shall notify each Participating Lender of the aggregate principal amount of each Class of Term Loans of such Lender to be prepaid at the Clearing Prepayment Price on such date. Each determination by the Borrower of the amounts stated in the foregoing notices to the Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Lenders shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with clause (d) below (subject to clause (h) below).

(c) In connection with any Discounted Prepayment, the Borrower and the Lenders acknowledge and agree that the applicable Administrative Agent may require as a condition to any Discounted Prepayment, the payment of customary reasonable, documented fees and expenses from the Borrower in connection therewith.

(d) The Borrower shall make each Discounted Prepayment to the applicable Administrative Agent, for the account of the Participating Lenders, at such Administrative Agent’s office in immediately available funds not later than 2:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Prepayment.

(e) To the extent not expressly provided for herein, each Discounted Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.16, established by the Borrower and reasonably satisfactory to the applicable Administrative Agent.

(f) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.16, each notice or other communication required to be delivered or otherwise provided to the applicable Administrative Agent shall be deemed to have been given upon such Administrative Agent’s actual receipt during normal business hours of such notice or communication in accordance with the instructions set forth in the Discounted Prepayment Offer Solicitation; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(g) The Borrower and the Lenders acknowledge and agree that the applicable Administrative Agent may (x) perform any and all of its duties under this Section 2.16 by itself or through any sub-agent or (y) decline to perform any or all duties under this Section 2.16, in which case under this clause (y) the Borrower may appoint any other financial institution or advisor (that is not the Borrower or any of its Affiliates) to act as an arranger in connection with any Discounted Prepayment pursuant to this Section 2.16. References to “Administrative Agent” in this Section 2.16 shall be deemed (i) in the case of clause (x) above, to include any sub-agent and (ii) in the case of clause (y) above, to be such other financial institution or advisor appointed pursuant to this clause (g), and, in either case, the Borrower and the Lenders expressly consent to the performance of such duties by such sub-agent or other financial institution or advisor, as applicable. The exculpatory provisions pursuant to this Section 2.16, Section 10 [The Agents] of this Agreement and any other Loan Document shall apply to each such appointed sub-agent or other financial institution or advisor and its respective activities in connection with any Discounted Prepayment provided for in this Section 2.16 as well as the activities of the applicable Administrative Agent. Each Lender submitting any Discounted Prepayment Offer acknowledges and agrees for itself and on behalf of its assignees and Participants that in connection with each Discounted Prepayment, such Lender has independently and, without reliance on any other Related Party of such Lender, has made and will continue to make its own analysis and determination to participate in each Discounted Prepayment and based on documents and information as it shall deem appropriate at the time.

(h) The Borrower shall have the right, by written notice to each applicable Administrative Agent, to (x) amend or modify any Discounted Prepayment Offer Solicitation at its discretion at any time on or prior to the applicable Discounted Prepayment Response Date pursuant to procedures established by the Borrower and reasonably satisfactory to such Administrative Agent or (y) revoke in full (but not in part) its offer to make a Discounted Prepayment and rescind the Discounted Prepayment Offer Solicitation therefor at its discretion at any time on or prior to delivery of the applicable Clearing Prepayment Price Notice (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 2.16 shall not constitute a Potential Default or Event of Default).

(i) The Borrower may not use the proceeds of any Revolving Credit Loans or Swing Loans to fund any Discounted Prepayment.

11. AMORTIZATION OF TERM LOANS

(a) Scheduled Amortization of Initial Term A Loans.

Subject to adjustment as a result of prepayments in accordance with the terms of this Agreement, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on each Quarterly Payment Date of each month listed below, the aggregate principal amount of the Initial Term A Loans indicated opposite such date:

Month	Amortization Payment
June 2019	$3,750,000
September 2019	$3,750,000
December 2019	$3,750,000
March 2020	$3,750,000
June 2020	$6,250,000

Month	Amortization Payment
September 2020	$6,250,000
December 2020	$6,250,000
March 2021	$6,250,000
June 2021	$6,250,000
September 2021	$6,250,000
December 2021	$6,250,000
March 2022	$6,250,000
June 2022	$8,750,000
September 2022	$8,750,000
December 2022	$8,750,000
Term A Loan Maturity Date	$8,750,000

; provided that in any event any remaining unpaid principal amount of Initial Term A Loans shall be due and payable on the earlier of (a) the Term A Loan Maturity Date applicable to the Initial Term A Loans and (b) the date the Initial Term A Loans are declared due and payable pursuant to Section 9.2 [Consequences of Event of Default].

(b) Scheduled Amortization of Initial Term B Loans.

Subject to adjustment as a result of prepayments in accordance with the terms of this Agreement, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on each Quarterly Payment Date, commencing with the last Business Day of June 2019, 0.25% of the aggregate principal amount of the Initial Term B Loans outstanding on the Amendment No. 1 Effective Date (which outstanding principal amount on the Amendment No. 1 Effective Date is $275,000,000); provided that in any event any remaining unpaid principal amount of Initial Term B Loans shall be due and payable on the earlier of (a) the Term B Loan Maturity Date applicable to the Initial Term B Loans and (b) the date the Initial Term B Loans are declared due and payable pursuant to Section 9.2 [Consequences of Event of Default].

12. INTEREST RATES

(a) Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that (i) there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all of the Loans and (ii) if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Class Lenders of any Class may demand that all existing Borrowing Tranches of such Class bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

(i) Interest Rate Options; Swing Line Interest Rate.

(a) The Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans:

(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin.

(b) Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to Swing Loans.

(ii) Rate Quotations.

The Borrower may call the applicable Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the applicable Administrative Agent or the applicable Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

(b) Interest Periods.

At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the applicable Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

(a) each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples and not less than the respective amounts set forth in Section 2.5.1 [Loan Requests] for Borrowings;

(b) in the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day; and

(c) Section 4.5 [Selection of Interest Rate Options] shall apply to any Loan under the LIBOR Rate Option as to which an interest election has not been made prior to the deadline for delivery of a notice set forth above.

(c) Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and upon written demand by the Required Lenders:

(a) the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

(b) each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option with respect to Revolving Credit Loans plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the applicable Administrative Agent.

(d) LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

(i) Unascertainable.

If on any date on which a LIBOR Rate would otherwise be determined with respect to the Loans and/or Commitments of any Class, the applicable Administrative Agent shall have determined that:

(a) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(b) a contingency has occurred which materially and adversely affects the Relevant Interbank Market relating to the LIBOR Rate,

such Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

(ii) Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(a) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(b) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(c) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the applicable Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

(iii) Administrative Agent’s and Lender’s Rights.

In the case of any event specified in Section 4.4.1 [Unascertainable] above, the applicable Administrative Agent shall promptly so notify the applicable Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, the applicable Lender shall promptly so notify the applicable Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the applicable Administrative Agent shall promptly send copies of such notice and certificate to the other applicable Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Revolving Lenders and the Term A Lenders, in the case of such notice given by the Revolving/TLA Administrative Agent, (B) the Term B Lenders, in the case of such notice given by the TLB Administrative Agent, or (C) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the applicable Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the applicable Administrative Agent, of the applicable Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time any Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the applicable Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the applicable Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of such Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

(e) Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have selected an Interest Period of one month, commencing upon the last day of the existing Interest Period.

(f) Successor LIBOR Rate Index.

(a) If either of the Administrative Agents determines (which determination shall be final and conclusive, absent manifest error) or the Required Lenders notify the Administrative Agent (with a copy to Borrower) that the Required Lenders have determined that either (x) (i) the circumstances set forth in Section 4.4.1 [Unascertainable] have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 4.4.1 [Unascertainable] have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or an Official Body having jurisdiction over any Administrative Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date under this clause (x), a “LIBOR Termination Date”), or (y) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars (or for amendments to syndicated loans currently being executed) in the U.S. market, then the Administrative Agents may (in consultation with the Borrower and subject to the Borrower’s consent, not to be unreasonably withheld or delayed) choose a replacement index for the LIBOR Rate (the “Replacement Index”) and make adjustments to the Applicable Margin (provided that the Applicable Margins shall not be decreased) and related amendments to this Agreement as referred to below.

(b) The Administrative Agents and the Borrower shall enter into an amendment to this Agreement (such amendment, the “Replacement Index Amendment”) to reflect the Replacement Index (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agents (and subject to the Borrower’s consent, not to be unreasonably withheld or delayed), for the implementation and administration of the Replacement Index-based rate, including any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest (provided that, for the avoidance of doubt, no such amendment shall include a reduction of the Applicable Margins). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including Section 11.1 [Modifications, Amendments or Waivers]), the Replacement Index Amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the fifth (5th) Business Day after the date a draft of the Replacement Index Amendment is provided to the Lenders, unless the Administrative Agents receive, on or before such fifth (5th) Business Day, a written notice from the Required Lenders stating that such Lenders object to the Replacement Index Amendment.

(c) Selection of the Replacement Index, adjustments to the applicable margins, and related amendments to this Agreement will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate.

(d) Until the Replacement Index Amendment reflecting the Replacement Index in accordance with this Section 4.6 [Successor LIBOR Rate Index] is effective, each advance, conversion and renewal of a Loan under the LIBOR Rate Option will continue to bear interest with reference to the LIBOR Rate; provided that if the Administrative Agents determine (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, (i) all Loans as to which the LIBOR Rate Option would otherwise apply shall automatically be converted to the Base Rate Option until such time as the Replacement Index Amendment is implemented and (ii) the LIBOR component shall no longer be utilized in determining the Base Rate.

(e) Notwithstanding anything to the contrary contained herein, (x) in the case of Revolving Credit Loans, Swing Loans and Term A Loans, if at any time the Replacement Index is less than 1.00%, at such times, such index shall be deemed to be 1.00% for purposes of this Agreement and (y) in the case of Term B Loans, if at any time the Replacement Index is less than 0.00%, at such times, such index shall be deemed to be 0.00% for purposes of this Agreement.

13. PAYMENTS

(a) Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, each Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. All payments shall be made in U.S. Dollars and in immediately available funds. Except as otherwise expressly provided herein, all such payments shall be made (a) to the Revolving/TLA Administrative Agent at its Principal Office for the account of the Swingline Lender with respect to the Swing Loans and for the ratable accounts of the applicable Lenders with respect to the Revolving Credit Loans or Term A Loans and (b) to the TLB Administrative Agent at its Principal Office for the ratable accounts of the applicable Lenders with respect to the Term B Loans, and the applicable Administrative Agent shall promptly distribute such amounts to the appropriate Lenders in immediately available funds; provided that in the event payments are received by 1:00 p.m. by the applicable Administrative Agent with respect to the Loans and such payments are not distributed to the applicable Lenders on the same day received by the applicable Administrative Agent, the applicable Administrative Agent shall pay the appropriate Lenders interest at the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the applicable Administrative Agent and not distributed to the Lenders. The applicable Administrative Agent’s and each applicable Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

(b) Pro Rata Treatment of Lenders.

Each Borrowing Tranche shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for each Administrative Agent’s Fee and the fees payable to the Issuing Lender pursuant to Section 2.9.2 [Letter of Credit Fees]) or amounts due from the Borrower hereunder to the Lenders with respect to the Revolving Credit Commitments and the Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.6.2 [Replacement of a Lender] or Section 5.8 [Increased Costs]) be payable ratably among the Lenders of the applicable Class entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due to such Lender as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to the Swingline Lender according to Section 2.10 [Borrowings to Repay Swing Loans].

(c) Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify each Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including Section 2.16 [Discounted Prepayment Offers]) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(d) Presumptions by Administrative Agents.

Unless an Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to such Administrative Agent for the account of the applicable Lenders or, in the case of the Revolving/TLA Administrative Agent, the Issuing Lender hereunder that the Borrower will not make such payment, such Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or, in the case of the Revolving/TLA Administrative Agent, the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or, in the case of the Revolving/TLA Administrative Agent, the Issuing Lender, as the case may be, severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or, in the case of the Revolving/TLA Administrative Agent, the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on each date that falls every three (3) Months after the beginning of such Interest Period. Mandatory prepayments of Term Loans under Section 5.7 [Mandatory Prepayments] shall be accompanied by accrued interest on the principal prepaid. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon acceleration or otherwise).

(f) Voluntary Prepayments.

(i) Right to Prepay.

So long as the Borrower has repaid any unreimbursed LC Disbursements, the Borrower shall have the right at its option from time to time to prepay the Loans in whole or part, without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs], Section 5.10 [Indemnity] or Section 5.6.4 [Prepayment Premium]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the applicable Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Loans to which the LIBOR Rate Option applies or no later than 11:00 a.m. on the date of prepayment of Loans to which the Base Rate Option applies, setting forth the following information:

(a) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(b) a statement indicating the application of the prepayment among the Classes of Loans;

(c) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(d) the total principal amount of such prepayment; provided that any partial prepayment of the Loans of any Class shall be in an amount not less than (i) with respect to Swing Loans, $100,000 and (ii) in the case of Loans of any other Class, $5,000,000.

All prepayment notices shall be irrevocable, except that any notice of voluntary prepayment may state that such notice is conditional upon the consummation of a financing transaction, in which case such notice of prepayment may be revoked or delayed by the Borrower (by notice to the applicable Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.6.1 [Right to Prepay] shall be applied to the remaining Principal Amortization Payments of each Class as directed in writing by the Borrower to the applicable Administrative Agent (or if no such direction, ratably to the remaining Principal Amortization Payments of such Class). Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan under this Section 5.6.1 but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Swing Loans, second to Revolving Credit Loans and third to Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding two sentences, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s obligation to indemnify the Lenders under Section 5.10 [Indemnity].

(ii) Replacement of a Lender.

In the event any Lender (a) gives notice under Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], (b) requests compensation under Section 5.8 [Increased Costs], or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (c) is a Defaulting Lender, or (d) is a Non-Consenting Lender referred to in Section 11.1.4 [Non-Consenting Lenders], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the applicable Administrative Agent, either:

(a) prepay the Loans and Participation Advances of such Lender in whole, together with all interest accrued thereon and any accrued fees and all other amounts payable to such Lender hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]), and terminate such Lender’s Commitment; or

(b) at its sole expense, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Section 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower or such assignee shall have paid to the applicable Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, any premium that would be due pursuant to Section 5.6.4 [Prepayment Premium] if the Initial Term B Loans being assigned were being prepaid as if they were being prepaid (if such assignment was required to be made by a Term B Lender of its Initial Term B Loans due to its refusal to consent to an amendment described in clause (b) of the definition of “Repricing Event”, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of the prepayment premium and all other amounts));

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 5.6.2 [Replacement of a Lender], it shall promptly execute and deliver to the applicable Administrative Agent an Assignment and Assumption Agreement to evidence the assignment and shall deliver to the applicable Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption Agreement; provided that the failure of any such Lender to execute an Assignment and Assumption Agreement shall not render such assignment invalid, and such assignment shall be recorded in the Register if all other requirements of such assignments have been satisfied.

(iii) Designation of a Different Lending Office.

If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(iv) Prepayment Premium.

In the event that, on or prior to the first anniversary of the Amendment No. 1 Effective Date, any Initial Term B Loans are subject to a Repricing Event, the Borrower shall pay to the TLB Administrative Agent, for the ratable account of each of the Term B Lenders holding Initial Term B Loans, (i) in the case of clause (a) of the definition of Repricing Event, a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (ii) in the case of clause (b) of the definition of a Repricing Event, a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term B Loans outstanding immediately prior to such amendment, waiver or modification. The amounts paid pursuant to the preceding sentence are referred to herein as the “Applicable Prepayment Premium.” Such amounts shall be due and payable on the date of effectiveness of such Repricing Event. If, on or prior to the date that is the first anniversary of the Amendment No. 1 Effective Date, any Lender holding Initial Term B Loans is a Non-Consenting Lender and is replaced pursuant to Section 5.6.2 [Replacement of a Lender] in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Event, such Lender (and not any Person who replaces such Lender pursuant to Section 5.6.2 [Replacement of a Lender]) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the Applicable Prepayment Premium. Such amounts shall be due and payable on the date of effectiveness of such Repricing Event.

(g) Mandatory Prepayments.

(i) Revolving Credit Commitments.

If at any time the Revolving Facility Usage is in excess of the Revolving Credit Commitments (as used in this Section 5.7.1, a “deficiency”), the Borrower shall immediately make a principal payment on the Revolving Credit Loans and Swing Loans sufficient to cause the principal balance of such Loans then outstanding to be equal to or less than the Revolving Credit Commitments then in effect. If a deficiency cannot be eliminated pursuant to this Section 5.7.1 by prepayment of the Revolving Credit Loans and Swing Loans as a result of outstanding Letter of Credit Obligations, the Borrower shall also deposit cash collateral with the Revolving/TLA Administrative Agent, to be held by the Revolving/TLA Administrative Agent to secure such outstanding Letter of Credit Obligations.

(ii) Dispositions.

(a) In the event of any Disposition pursuant to Section 8.2.7(l) [Dispositions] or any Casualty Event, the Borrower shall within five (5) Business Days following the receipt by the Borrower or a Restricted Subsidiary of such Net Cash Proceeds apply an amount equal to 100% of such Net Cash Proceeds to the prepayment of Term Loans; provided that (i) with respect to any such Net Cash Proceeds, at the election of the Borrower (as notified by the Borrower to the Administrative Agents within five (5) Business Days following the receipt of such Net Cash Proceeds (or such later time (but not later than ten (10) Business Days following such receipt) as the Administrative Agents may agree in their sole discretion)), the Borrower or such Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds within twelve (12) months of receipt of such Net Cash Proceeds (or if committed to be reinvested within such 12-month period, actually reinvested no later than six (6) months following such commitment) in assets (other than current assets (except for current assets acquired as part of a business)) to be used in the business of the Borrower or any Restricted Subsidiary; provided further that if any portion of such Net Cash Proceeds are not so used prior to the expiration of such 12-month period, such portion shall thereupon (or if such Net Cash Proceeds are contractually committed to be used during such 12-month period, then upon the termination of such contract or if such Net Cash Proceeds are not so used within six (6) months following entry into such commitment) be immediately applied to the prepayment of the Term Loans as set forth in this Section 5.7.2(a) and (ii) the requirements of this Section 5.7.2 [Dispositions] shall not apply with respect to an aggregate of $5,000,000 of Net Cash Proceeds from Dispositions pursuant to Section 8.2.7(l) and Casualty Events occurring in the same fiscal year.

(b) In the event of any Permitted Undivided Interests Sale, the Borrower shall within one (1) Business Day following the receipt by the Borrower or any Restricted Subsidiary of the Net Cash Proceeds therefrom prepay Term Loans and reduce Revolving Credit Commitments in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iii) Issuance of Debt.

(a) Except as otherwise provided in Section 5.7.3(b) below, within one Business Day following the incurrence of any Indebtedness for borrowed money by the Borrower or any of the Restricted Subsidiaries (except for the incurrence of Indebtedness permitted under Section 8.2.1 [Indebtedness]), the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds of such Indebtedness toward the prepayment of Term Loans.

(b) Concurrently with the incurrence of any Refinancing Term Loans or Replacement Revolving Credit Commitments, the Borrower shall prepay the Refinanced Term Loan Class or the Revolving Credit Loans made under the Replaced Revolving Credit Commitments, as applicable.

(iv) Excess Cash Flow.

In the event that there shall be Excess Cash Flow for any Excess Cash Flow Period (beginning with the Excess Cash Flow Period ending on December 31, 2019), the Borrower shall, no later than ten (10) Business Days after annual financial statements are required to be furnished pursuant to Section 8.3.2 [Annual Financial Statements] for such Excess Cash Flow Period, prepay the Term B Loans as set forth in Section 5.7.6 [Application of Payments; Application Among Interest Rate Options] in an aggregate amount equal to (i) the Applicable ECF Percentage applicable to such Excess Cash Flow multiplied by Excess Cash Flow for such Excess Cash Flow Period minus (ii) voluntary prepayments (other than from proceeds of long-term Indebtedness (other than revolving Indebtedness)) of Term B Loans pursuant to Section 5.6.1 [Right to Prepay] made during such Excess Cash Flow Period that are applied to amortization payments of the Term B Loans under Section 3.2 [Scheduled Amortization of Term B Loans] in any period after the end of such Excess Cash Flow Period.

(v) Refinancing of Affiliated Company Loan Facility.

Prior to the consummation of the Take-In Transaction, in the event that the Affiliated Company Loan Facility is refinanced or replaced in accordance with Section 3.8(a)(y)(iv) of the Operating Agreement, the Borrower shall within one (1) Business Day of the consummation of such refinancing, prepay Term Loans and reduce Revolving Credit Commitments in an aggregate amount equal to 100% of the aggregate principal amount of loans outstanding under the Affiliated Company Loan Facility immediately prior to such refinancing.

(vi) Application of Payments; Application Among Interest Rate Options.

All prepayments required pursuant to Section 5.7.2(a) [Dispositions] and 5.7.3(a) [Issuance of Debt] shall be applied ratably to all outstanding Term Loans. All prepayments and reductions required pursuant to Section 5.7.2(b) [Dispositions] and Section 5.7.5 [Refinancing of Affiliated Company Loan Facility] shall be applied to Term Loans and Revolving Credit Commitments on a ratable basis among them, based on the principal amount of Term Loans outstanding and the amount of Revolving Credit Commitments outstanding. Prepayments of Term Loans under Section 5.7.4 [Excess Cash Flow] shall be applied only to Term B Loans. Within each Class of Term Loans, prepayments of Term Loans under this Section 5.7 shall be applied to the remaining Principal Amortization Payments with respect to such Class on a pro rata basis among such Principal Amortization Payments until the Term Loans of such Class have been paid in full. All prepayments required pursuant to this Section 5.7 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Rate Option. In accordance with Section 5.10 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period.

(h) Increased Costs.

(i) Increased Costs Generally.

If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(b) subject any Lender or the Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or its other obligations, deposits, reserves, other liabilities or capital attributable thereto, or change the basis of Taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes and any Excluded Taxes); or

(c) impose on any Lender, the Issuing Lender or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Recipient, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(ii) Capital Requirements.

If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(iii) Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.

A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 5.8.1 [Increased Costs Generally] or Section 5.8.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(iv) Delay in Requests.

Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 5.8 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 5.8 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(i) Taxes.

(i) Payments Free of Taxes.

All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if any Loan Party or any other applicable withholding agent shall be required by applicable

Law to deduct any Taxes from such payments, then (i) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.9) each Lender (or, in the case of a payment made to any Administrative Agent for its own account, such Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made (provided that, if the applicable withholding agent in respect of an Indemnified Tax or Other Tax is a Person other than a Loan Party or an Administrative Agent (e.g., a Lender), the additional amounts required to be paid by a Loan Party under this clause (i) in respect of such Tax shall not be greater than the additional amounts such Loan Party would have been obligated to pay had such Loan Party made payment of such sum directly to the applicable beneficial owner of such payment, provided further, that such Tax would not have been an Excluded Tax had such beneficial owner been a Lender hereunder and had complied with Section 5.9.5 [Status of Lenders]), (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

(ii) Payment of Other Taxes by the Borrower.

Without limiting the provisions of Section 5.9.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

(iii) Indemnification by the Borrower.

The Borrower shall indemnify each Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) paid by such Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the applicable Administrative Agent), or by any Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv) Evidence of Payments.

As soon as practicable after any payment of any Taxes by the Borrower to an Official Body, the Borrower shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Administrative Agent.

(v) Status of Lenders.

(a) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the applicable Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or any Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 5.9.5) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the applicable Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or any Administrative Agent) or promptly notify the Borrower and the applicable Administrative Agent in writing of its legal ineligibility to do so. In addition, any Lender, if requested by the Borrower or any Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or any Administrative Agent as will enable the Borrower or such Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Revolving Lender and Term A Lender hereby authorizes the Revolving/TLA Administrative Agent and each Term Lender hereby authorizes the TLB Administrative Agent to deliver to the Borrower and to any successor Administrative Agent with respect to the applicable Class of Lenders any documentation provided to such Administrative Agent pursuant to this Section 5.9.5.

(b) Without limiting the generality of the foregoing:

(i) Each Foreign Lender shall deliver to the Borrower and the applicable Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the applicable Administrative Agent), whichever of the following is applicable:

two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, two (2) duly completed valid originals of IRS Form W-8ECI (or any successor forms),

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.5 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “United States Tax Compliance Certificate”) and (y) two duly completed valid originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms), to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two (2) duly completed valid originals of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 5.9.5 [Status of Lenders] if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partner(s)), or two (2) duly completed valid originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(ii) Each Lender that is a “United States person” as defined in section 7701 of the Code shall deliver to the Borrower and the applicable Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the applicable Administrative Agent) two (2) originals of an IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the applicable Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the applicable Administrative Agent as may be necessary for the Borrower and the applicable Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment.

(c) Notwithstanding any other provision of this Section 5.9.5, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(vi) Refunds.

If any Administrative Agent or any Lender receives a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.9, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 5.9 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) of such Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund); provided that such Loan Party, upon the request of such Administrative Agent or such Lender, shall repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Official Body) to such Administrative Agent or such Lender in the event such Administrative Agent or such Lender is required to repay such refund to such Official Body. This Section 5.9 shall not be construed to require any Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(vii) Definition of Lender.

For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 5.9, include any Issuing Lender and any Swingline Lender.

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(viii) Administrative Agent Forms.

Each Administrative Agent (and any assignee or successor) will deliver, to the Borrower, on or prior to the date on which it becomes a party to this Agreement, either (i) (A) two (2) executed copies of IRS Form W-8ECI with respect to any amounts payable to such Administrative Agent for its own account and (B) two (2) duly completed copies of IRS Form W-8IMY (certifying that it is either a “qualified intermediary” or a “U.S. branch” that agrees to be treated as a United States person with respect to payments made to and on behalf of the Lenders) for the amounts such Administrative Agent receives for the account of others, or (ii) two (2) executed copies of IRS Form W-9, whichever is applicable. Notwithstanding anything to the contrary in this Section 5.9.8, no Administrative Agent shall be required to deliver any documentation that such Administrative Agent is not legally eligible to deliver as a result of any Change in Law after the date hereof.

(j) Indemnity.

In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses, claims, damages or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(b) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments],

(c) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder, or

(d) the assignment of any Loans under the LIBOR Rate Option other than on the last day of the Interest Period as a result of a request by the Borrower pursuant to Section 5.6.2 [Replacement of a Lender]; provided, however, that with respect to this clause (d), the Borrower shall not be required to indemnify any Defaulting Lender whose Loans are being replaced as a result of a request by the Borrower pursuant to Section 5.6.2 [Replacement of a Lender].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

(k) Settlement Date Procedures.

In order to minimize the transfer of funds between the Revolving Lenders and the Revolving/TLA Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and the Swingline Lender may make Swing Loans as provided in Section 2.1.2 [Swing Loans] hereof during the period between Settlement Dates. The Revolving/TLA Administrative Agent shall notify each Revolving Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Revolving Lender shall pay to the Revolving/TLA Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Revolving/TLA Administrative Agent shall pay to each Revolving Lender its Ratable Share of all payments made by the Borrower to the Revolving/TLA Administrative Agent with respect to the Revolving Credit Loans. The Revolving/TLA Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on dates on which mandatory prepayments of Revolving Credit Loans are due under Section 5.7 [Mandatory Prepayments] and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Revolving Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loans]. The Revolving/TLA Administrative Agent may at any time at its option for any reason whatsoever require each Revolving Lender to pay immediately to the Revolving/TLA Administrative Agent such Revolving Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Revolving Lender may at any time require the Revolving/TLA Administrative Agent to pay immediately to such Revolving Lender its Ratable Share of all payments made by the Borrower to the Revolving/TLA Administrative Agent with respect to the Revolving Credit Loans.

14. REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to each Agent and each of the Lenders as follows:

(a) Organization and Qualification.

Each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (if the concept of “good standing” is recognized under the laws of the applicable jurisdiction with respect to such Loan Party) under the laws of its jurisdiction of organization. Each Loan Party has the lawful power to own or lease its properties and to conduct its business in which it is currently engaged, except where the failure to have such power would not reasonably be expected to result in any Material Adverse Change. Each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that the failure to be so duly licensed or qualified or in good standing would not reasonably be expected to result in any Material Adverse Change.

(b) EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

(c) Subsidiaries.

As of the Amendment No. 1 Effective Date, Schedule 6.3 states the name of each Subsidiary of the Borrower, its jurisdiction of incorporation, the issued and outstanding shares (referred to herein as the

“Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership, its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company, identifies each Subsidiary as either a Restricted Subsidiary or an Unrestricted Subsidiary and for each Restricted Subsidiary whether or not it is a Guarantor and, if it is not a Guarantor, the clause in the definition of “Excluded Subsidiaries” applicable to such Restricted Subsidiary. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.3.

(d) Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(e) Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver has been duly executed and delivered by such Loan Party. This Agreement and each other Loan Document constitutes legal, valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

(f) No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents to which it is a party by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party, (ii) any material Law, instrument, order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (other than Liens granted under the Loan Documents), or (iii) the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any material property or assets of such Loan Party or any of the Restricted Subsidiaries (other than Liens created under the Loan Documents and Liens permitted hereunder) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Loan Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound, including for the avoidance of doubt any Specified Material Contract (any such term, covenant, condition or provision, a “Contractual Requirement”), except that certain consents may be required under various contracts and agreements in connection with any attempt to assign such various contracts and agreements pursuant to the assertion of remedies under the Loan Documents.

(g) Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against any Loan Party at law or equity before any Official Body or arbitrator that (a) relate to this Agreement or any other Loan Document or (b) individually or in the aggregate would reasonably be expected to result in any Material Adverse Change. To the knowledge of any Responsible Officer of the Borrower, none of the Loan Parties is in violation of any order, writ, injunction or any decree of any Official Body that (a) relate to this Agreement or any other Loan Document or (b) would reasonably be expected to result in any Material Adverse Change.

(h) Title to Properties.

Each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights, which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases or conveyance instrument, except to the extent that the failure to hold such title or interest, either alone or together with all other title defects, would not reasonably be expected to result in a Material Adverse Change.

(i) Financial Statements.

(a) Historical Statements. The Borrower has delivered to each Administrative Agent copies of audited combined year-end financial statements as of December 31, 2018 and December 31, 2017 and for the fiscal years then ended (the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by management of the Borrower and its Subsidiaries, are correct and complete in all material respects and fairly represent the combined financial condition of the Borrower and its Subsidiaries as of their dates and their results of operations and cash flows for the fiscal periods specified and have been prepared in accordance with GAAP consistently applied.

(b) Financial Projections. The Borrower has delivered to each Administrative Agent financial projections (including balance sheets and statements of operation and cash flows) for the period 2019 through 2023 (broken out on a quarterly basis for the first two years after the Amendment No. 1 Effective Date and annually thereafter) derived from various assumptions of the Borrower’s management (the “Financial Projections”). The Financial Projections have been prepared in good faith based upon reasonable assumptions; it being understood that such Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the Financial Projections will be realized.

(c) Accuracy of Financial Statements. Neither the Borrower nor any of its Subsidiaries has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any of its Subsidiaries that would reasonably be expected to cause a Material Adverse Change. Since December 31, 2018, no event, circumstance or condition has occurred or exists that has resulted in or could be reasonably expected, either individually or in the aggregate, to result in a Material Adverse Change.

(j) Use of Proceeds.

The Loan Parties intend to use the proceeds of the Loans in accordance with Section 8.1.11 [Use of Proceeds; Margin Regulations].

(k) Liens in the Collateral.

(a) Security Interests. Except to the extent that the Loan Parties are not required to perfect Liens in certain Collateral pursuant to the Security Documents or any other Loan Document, the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement in the Collateral (of the type that can be perfected by filing under the Uniform Commercial Code), subject to the actions described in the following sentence, constitute and will continue to constitute first-priority security interests, subject to Permitted Liens, under the Uniform Commercial Code as in effect in each applicable jurisdiction or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. Upon the due filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, the filing of the Patent, Trademark and Copyright Security Agreement with the United States Patent and Trademark Office and United States Copyright Office and taking possession of any stock certificates or other certificates evidencing the Pledged Securities, all such action as is necessary or advisable to perfect the Lien in favor of the Collateral Agent with respect to the Collateral described above will have been taken except to the extent that the Loan Parties are not required to perfect Liens in certain Collateral pursuant to the Security Documents or any other Loan Document. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

(b) Mortgage Liens. Subject to the qualifications and limitations set forth expressly in the Mortgages, upon execution and delivery thereof, the Liens granted to the Collateral Agent pursuant to each Mortgage will constitute a valid first priority Lien on the Real Property under applicable law, subject only to Permitted Liens.

(c) Pledged Securities. All Equity Interests included in the Pledged Securities to be pledged pursuant to the Security Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except for nonconsensual Permitted Liens, Liens contemplated by clause (11) of the definition of “Permitted Liens” and inchoate Permitted Liens that do not have priority over the Liens granted under the Loan Documents and as otherwise provided by the Security Agreement and except as the right of the Lenders to Dispose of such Equity Interests may be limited by the Securities Act and the regulations promulgated by the SEC thereunder and by applicable state securities laws. There are no shareholder or other agreements or understandings other than partnership agreements, limited liability company agreements or operating agreements, with respect to the Equity Interests included in the Pledged Securities, except, prior to the consummation of the Take-In Transaction, as described on Schedule 6.11. The Loan Parties have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Collateral Agent pursuant to Section 7.1.1(b)(iii) [Secretary’s Certificate].

(l) Full Disclosure.

(a) Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to any Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, or results of operations of the Loan Parties taken as a whole that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agents and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby or prior to or at the Amendment No. 1 Effective Date in connection with the transactions contemplated by Amendment No. 1.

(b) As of the Amendment No. 1 Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(m) Taxes.

All material federal, state, local and other Tax returns required to have been filed with respect to each Loan Party have been filed, and payment or adequate provision has been made for the payment of all material Taxes, fees, assessments and other governmental charges (including in its capacity as withholding agent), except to the extent that such Taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any material federal income Tax return of any Loan Party for any period.

(n) Consents and Approvals.

Except for the filings or recordings required pursuant to Section 7.1.1(c) [Delivery of Loan Documents], no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary to authorize or permit the execution, delivery or performance of this Agreement and the other Loan Documents or for the validity or enforceability hereof or thereof.

(o) No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents or after giving effect to the amendments to the Loan Documents on the Amendment No. 1 Effective Date which constitutes an Event of Default or Potential Default. None of the Loan Parties is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents, or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would reasonably be expected to result in a Material Adverse Change.

(p) Patents, Trademarks, Copyrights, Licenses, Permits, Etc.

The Borrower and the Restricted Subsidiaries own or possess all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, Required Permits and rights, without known or actual conflict with the rights of others, necessary for the Borrower and the Restricted Subsidiaries, taken as a whole, to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by them, except where the failure to so own or possess with or without such conflict would reasonably be expected to result in a Material Adverse Change.

(q) Solvency.

The Borrower and its Subsidiaries (other than, prior to the consummation of the Take-In Transaction, CCR and its Subsidiaries), taken as a whole, are Solvent. On the Closing Date, on the Amendment No. 1 Effective Date, at the time of each borrowing of the Loans, the issuance of the Letters of Credit (including extensions, renewals and amendments thereof) and at the time of selection of, renewal of or conversion to an Interest Rate Option, the Borrower and its Subsidiaries (other than, prior to the consummation of the Take-In Transaction, CCR and its Subsidiaries), taken as a whole, shall be Solvent after giving effect to the transactions contemplated by the Loan Documents and any incurrence of Indebtedness and all other Obligations.

(r) Real Property.

(a) Schedule 3(a) to the Perfection Certificate sets forth a complete and accurate list as of the Closing Date of all Real Properties of any Loan Party that are subject to Mortgage (other than Specified Leased Properties identified on Schedule 3(d) to the Perfection Certificate) and indicates whether any such Real Property has a Building thereon. Schedule 3(a) to the Amendment No. 1 Perfection Certificate Supplement sets forth a complete and accurate list as of the Amendment No. 1 Effective Date of all Real Properties of any Loan Party that are subject to a Mortgage (other than Specified Leased Properties identified on Schedule 3(d) to the Amendment No. 1 Perfection Certificate Supplement or as previously described in the Perfection Certificate delivered on the Closing Date) and indicates whether any such Real Property has a Building thereon. All Real Properties of any Loan Party not set forth on Schedule 3(a) or Schedule 3(d) to the Perfection Certificate or on Schedule 3(a) or Schedule 3(d) to the Amendment No. 1 Perfection Certificate Supplement are Excluded Assets.

(b) Schedule 3(d) to the Amendment No. 1 Perfection Certificate Supplement sets forth a complete and accurate list as of the Amendment No. 1 Effective Date of all Specified Leased Properties that, with landlord consent, would be subject to Mortgage.

(s) Insurance.

Schedule 12 to the Amendment No. 1 Perfection Certificate Supplement lists all material insurance policies of the Borrower and the Restricted Subsidiaries as of the Amendment No. 1 Effective Date, all of which are valid and in full force and effect as of the Amendment No. 1 Effective Date. Such policies provide adequate insurance coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrower and the Restricted Subsidiaries in accordance with prudent business practice in the industry of the Borrower and the Restricted Subsidiaries.

(t) Compliance with Laws.

The Borrower and its Subsidiaries are in compliance with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.25 [Environmental Matters]) in all jurisdictions in which the Borrower or any of its Subsidiaries is presently or will be doing business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(u) Material Contracts; Burdensome Restrictions.

The exhibit list to the Form 10 sets forth all Material Contracts to which the Borrower or any of its Restricted Subsidiaries is or is contemplated to be a party as of the Closing Date. Except to the extent that the failure to be in full force and effect or such default would not reasonably be expected to result in a Material Adverse Change, (i) none of the Borrower or any of its Restricted Subsidiaries is in default under a Material Contract and (ii) all Material Contracts are in full force and effect. None of the Loan Parties is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change.

(v) Investment Companies; Regulated Entities.

None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties is subject to any other Law limiting its ability to incur Indebtedness for borrowed money.

(w) ERISA Compliance.

Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change:

(a) each Pension Plan and Multiemployer Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan, such representation is deemed made only to the knowledge of the Borrower);

(b) the Borrower and each ERISA Affiliate have met all applicable minimum funding requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained;

(c) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code and Section 303(d)(2) of ERISA) is 80% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances which would cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date;

(d) with respect to any Multiemployer Plan to which the Borrower or its ERISA Affiliates contribute, the Borrower has not been notified of an “accumulated funding deficiency” (within the meaning of Section 412 of the Code) or that application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made;

(e) there has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Pension Plan;

(f) no ERISA Event has occurred or is reasonably expected to occur; and

(g) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(x) Employment Matters; Coal Act; Black Lung Act.

Each of the Loan Parties is, and for the past five years has been, in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply would not reasonably be expected to constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties which in any case would constitute a Material Adverse Change. The Borrower, the Restricted Subsidiaries and its “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and none of the Borrower, the Restricted Subsidiaries or its related persons has any liability under the

Coal Act except with respect to premiums or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change. The Borrower and its Subsidiaries are in compliance in all material respects with the Black Lung Act, and neither the Borrower nor any of its Subsidiaries has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change.

(y) Environmental Matters.

Except as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change:

(a) The Borrower and its Subsidiaries, their operations, facilities and properties are and for the past five years have been in compliance with all Environmental Laws.

(b) The facilities and properties currently owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower or any of its Subsidiaries, formerly owned, leased or operated by the Borrower or any of its Subsidiaries or their predecessors in interest (the “Properties”), do not contain any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of Environmental Law by, or (ii) could reasonably be expected to give rise to any Environmental Liability for, the Borrower or any of its Subsidiaries.

(c) Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or other liabilities under Environmental Laws or knows of any basis for any such written notices under Environmental Laws, including any with regard to their activities at any of the Properties or the business currently or formerly operated by the Borrower or any of its Subsidiaries, or any prior business for which the Borrower or any of its Subsidiaries is subject to liability under any Environmental Law.

(d) Hazardous Materials have not been transported or Released from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability for the Borrower or any of its Subsidiaries under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or Released of by or on behalf of the Borrower or any of its Subsidiaries at, on, from or under any of the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to give rise to Environmental Liability for the Borrower or any of its Subsidiaries.

(z) Anti-Terrorism Laws; Anti-Corruption Laws.

(a) (i) No Covered Entity, any directors or officers of any Covered Entity, nor, to the knowledge of the Borrower, any employees or agents of any Covered Entity, is a Sanctioned Person, and (ii) no Covered Entity, any directors or officers of any Covered Entity, nor, to the knowledge of the Borrower, any employees or agents of any Covered Entity, either in its own right or through any third party, (x) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (y) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (z) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) No Covered Entity, any directors or officers of any Covered Entity, nor, to the knowledge of the Borrower, any employees or agents of any Covered Entity, are doing business in violation of any Anti-Corruption Laws.

(aa) Margin Regulations.

None of the Loan Parties is engaged, and none of the Loan Parties will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of the Margin Stock Regulation issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(bb) Affiliated Company Loan Documents.

(a) Each party to each Affiliated Company Loan Document has full power to enter into, execute, deliver and carry out such Affiliated Company Loan Document, to incur the Indebtedness and the obligations contemplated by such Affiliated Company Loan Document and to perform its obligations under such Affiliated Company Loan Document, and all such actions have been duly authorized by all necessary proceedings on its part;

(b) Each Affiliated Company Loan Document has been duly and validly authorized, executed and delivered by each party thereto. Each Affiliated Company Loan Document constitutes legal, valid and binding obligations of each party thereto, enforceable against such party in accordance with its terms, except to the extent that enforceability of any of such Affiliated Company Loan Document may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance;

(c) Neither the execution and delivery of any Affiliated Company Loan Document nor the consummation of the transactions therein contemplated or compliance with the terms and provisions thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any party to any Affiliated Company Loan Document, (ii) any Law, instrument, order, writ, judgment, injunction or decree to which any party to such Affiliated Company Loan Document is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any party to any Affiliated Company Loan Document (other than Liens granted under the Affiliated Company Loan Documents) and (iii) the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any material property or assets of any party to any Affiliated Company Loan Document (other than Liens created under the Affiliated Company Loan Documents and Liens permitted thereunder) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which any party to an Affiliated Company Loan Document is a party or by which it or any of its property or assets is bound; and

(d) The Liens and security interests granted to the ALF Lender for the benefit of the secured parties under the Affiliated Company Loan Documents constitute and will continue to constitute first-priority security interests, subject to Liens permitted under the Affiliated Company Loan Documents;

provided that no representation is made as to the collateral agent under the Affiliated Company Loan Documents.

15. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans, of an Issuing Lender to issue Letters of Credit hereunder, and of the Swingline Lender to make Swing Loans is subject to the following conditions:

(a) First Loans and Letters of Credit.

(i) Deliveries.

On the Closing Date, each Agent shall have received each of the following, in form and substance reasonably satisfactory to such Agent:

(a) Officer’s Certificate. A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (i) each of the representatives and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents are true and accurate on and as of the Closing Date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), (ii) no Event of Default or Potential Default exists, (iii) since December 31, 2016, no event, circumstance or condition has occurred or exists that has resulted in or could be reasonably expected, either individually or in the aggregate, to result in a Material Adverse Change and (iv) the conditions set forth in Sections 7.1.4 [No Debt or Preferred Stock Outstanding], 7.1.5 [Transactions] and 7.1.6 [Total Closing Date Liquidity Condition] are satisfied.

(b) Secretary’s Certificate. A certificate dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, certifying:

(i) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party (or its managing general partner, managing member or equivalent) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of such Loan Party for purposes of this Agreement and the true signatures of such officers, on which each Agent, the Issuing Lenders, and each Lender may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date, recently certified by the appropriate state official where such documents are filed in a state office, together with recently dated certificates from the appropriate state officials as to the continued existence and good standing of such Loan Party in each state where organized.

(c) Delivery of Loan Documents. Subject to Section 8.1.17(a)(iii) [Collateral] and Section 8.1.21 [Post-Closing Matters], this Agreement, each of the other Loan Documents and the Perfection Certificate signed by an Authorized Officer of each of the Loan Parties party thereto, and to the extent required under applicable requirements of Law, the Security Documents shall be properly recorded or filed with the applicable recording or filing offices and be in proper form for such recording.

(d) Opinions of Counsel.

(i) A written opinion of in-house counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to each Agent), dated the Closing Date, addressed to the Lenders, the Issuing Lenders, the Swingline Lender and each Agent substantially in the form provided to the Agents prior to the Closing Date.

(ii) A written opinion of Latham & Watkins LLP, counsel to the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to each Agent), dated the Closing Date, addressed to the Lenders, the Issuing Lenders, the Swingline Lender and each Agent substantially in the form provided to the Agents prior to the Closing Date.

(iii) Written opinions of counsel covering corporate matters under the laws of Pennsylvania, Virginia and West Virginia, who shall be selected by the Loan Parties and reasonably acceptable to each Agent, dated the Closing Date, addressed to the Lenders, the Issuing Lenders, the Swingline Lender and each Agent substantially in the form provided to the Agents prior to the Closing Date.

(e) Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to each Agent and its counsel, and each Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to each Agent and its counsel, as any Agent or its counsel may reasonably request.

(f) Insurance. Evidence that adequate insurance (other than flood insurance) required to be maintained under the Loan Documents is in full force and effect.

(g) Evidence of Filing. UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable requirements of Law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents.

(h) Closing Date Refinancing and Releases. All documents and instruments required to (i) evidence the Closing Date Refinancing and Releases, (ii) confirm that the Transactions do not breach any provision of any of the GasCo Indentures or the GasCo Credit Agreement, including in the case of this clause (ii), a certificate of the chief financial officer or chief executive officer of GasCo to such effect, together with calculations in reasonable detail evidencing such compliance.

(i) Lien Searches. The lien searches listed on Schedule 7.1.1(i), and each Agent shall be satisfied with the results thereof.

(j) Pledged Securities. (i) Except as set forth on Schedule 8.1.21, all certificates, agreements or instruments representing or evidencing the Pledged Securities accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Collateral Agent and (ii) the Borrower shall have executed and delivered appropriate completed forms with respect to all Margin Stock included in the Collateral (including Forms G-3 and U-1, as appropriate).

(k) Other Documentation. All other certificates, agreements, including instruments necessary to perfect the Collateral Agent’s security interest (to the extent required by the Security Documents) in all Chattel Paper, Instruments and Investment Property (as each such term is defined in the Security Agreement) of each Loan Party have been delivered or assigned to the Collateral Agent.

(l) Solvency Certificate. A certificate of the chief financial officer of the Borrower stating that, after giving effect to the Transactions, the Borrower and its Subsidiaries (other than CCR and its Subsidiaries), taken as a whole, are Solvent.

(m) Transaction Related Documents.

(i) The amendment to the Operating Agreement permitting the Transactions, in a form reasonably satisfactory to the Administrative Agents.

(ii) Agreement terminating the Co-Owners’ Acknowledgment and Agreement dated as of July 7, 2015 among CCR, the Borrower and certain of its subsidiaries.

(iii) Agreement transferring the incentive distribution rights issued by CCR from CCR GP to a Loan Party.

(iv) Fully executed copies of the Material Contracts to which the Borrower or any of its Subsidiaries is a party as of the Closing Date, if applicable, which shall be substantially consistent with the forms filed as exhibits to the Form 10.

(ii) Payment of Fees.

The Borrower shall have paid or caused to be paid to the Agents, the Lead Arrangers, the Bookrunners and the Lenders to the extent not previously paid, all fees payable on or before the Closing Date (including upfront fees on the Initial Term A Loans and Revolving Credit Commitments and issuance discount to par on the Initial Term B Loans) and, to the extent invoiced at least one Business Day prior to the Closing Date, all costs and expenses for which each Agent is entitled to be reimbursed, including the reasonable fees and expenses of Cahill Gordon & Reindel LLP.

(iii) PATRIOT Act.

Each Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date (or such later date satisfactory to each Administrative Agent), all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act to the extent requested at least ten (10) Business Days prior to the Closing Date.

(iv) No Debt or Preferred Stock Outstanding.

As of the Closing Date, the Borrower and its Subsidiaries shall have no Indebtedness for borrowed money or Preferred Stock outstanding, other than (i) Indebtedness set forth on Schedule 8.2.1, (ii) the Initial Term A Loans and the Initial Term B Loans, (iii) the Second Lien Notes, (iv) the Revenue Bonds and (v) in the case of CCR, borrowings of up to $210,000,000 under the Affiliated Company Loan Agreement.

(v) Transactions.

The transactions (other than clauses (6), (8) and (10) of the definition of “Transactions”) shall have been or shall substantially concurrently be consummated and the Spin-Off shall have been consummated or shall substantially concurrently be consummated substantially in the manner described in the Form 10 and in accordance with the relevant Specified Material Contracts; it being understood that irrevocable book-entry transfer authorization shall substantially concurrently be delivered to record the distribution of the shares of common stock of the Borrower effective as of 11:59 p.m. (New York City time) on the Closing Date, and the transfer agent and registrar for the shares of common stock of the Borrower shall substantially concurrently accept such authorization. No default or termination, or any waiver or amendment materially adverse to the Lenders, shall have occurred with respect to any Material Contract.

(vi) Liquidity.

The Total Liquidity as of the Closing Date after giving effect to the Transactions shall be at least $200,000,000. The Specified Liquidity as of the Closing Date after giving effect to the Transactions shall be at least $275,000,000.

(vii) Affiliated Company Loan Agreement Related Conditions.

As of the Closing Date, the Agents shall have received reasonably satisfactory evidence that the Affiliated Company Loan Documents shall have been, or shall substantially concurrently, be (i) effective, (ii) guaranteed by the Persons required to be guarantors thereof and (iii) secured by the assets required to constitute collateral thereunder. On the Closing Date, each Administrative Agent shall have received each of the following in connection with the Affiliated Company Loan Agreement, in form and substance reasonably satisfactory to each Agent:

(a) Opinions of Counsel.

(i) A written opinion of in-house counsel for the Affiliated Company Loan Agreement Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to each Administrative Agent), dated the Closing Date, addressed to each Agent substantially in the form provided to the Agents prior to the Closing Date.

(ii) A written opinion of Latham & Watkins LLP, counsel to the Affiliated Company Loan Agreement Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to each Administrative Agent), dated the Closing Date, addressed to each Agent substantially in the form provided to the Agents prior to the Closing Date.

(b) Evidence of Filing. UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable requirements of Law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created in favor of the collateral agent under the

Affiliated Company Loan Agreement for the benefit of such collateral agent and the ALF Lender under Affiliated Company Loan Documents.

(c) Lien Searches. The lien searches required under the Affiliated Company Loan Documents, and the Collateral Agent shall be satisfied with the results thereof.

(b) Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit (or amendments or extensions thereto) and after giving effect to the proposed extensions of credit:

(a) the representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of any Loan Request, any Swing Loan Request and the making of such additional Loan or the issuance such Letter of Credit (or amendments or extensions thereto) with the same effect as though such representations and warranties had been made on and as of such date (except that (i) any representation and warranty that is already qualified as to materiality shall be true and correct in all respects as so qualified and (ii) representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein);

(b) no Event of Default or Potential Default shall have occurred and be continuing;

(c) the Borrower shall have delivered to the applicable Administrative Agents a duly executed and completed Loan Request or to the applicable Issuing Lender the Issuer Documents for a Letter of Credit, as the case may be; and

(d) the aggregate amount of Excess Balance Sheet Cash will not exceed $50,000,000.

Each request for the making of any Loans or issuance of any Letters of Credit and each issuance, amendment, renewal, increase or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 7.2.

16. COVENANTS

(a) Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and Reimbursement Obligations, and interest thereon, expiration or termination of all Letters of Credit, and satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

(i) Preservation of Existence, Etc.

Each of the Borrower and the Restricted Subsidiaries shall maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its failure to so qualify, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change, except as otherwise expressly permitted by Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

(ii) Payment of Liabilities, Including Taxes, Etc.

Each of the Borrower and the Restricted Subsidiaries shall duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable (including extensions), including all Taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including Taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to pay or discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, or which would materially and adversely affect the Collateral; provided that the Loan Parties will pay all such liabilities forthwith upon the commencement of proceedings to enforce any Lien which may have attached as security therefor or take other action as is required to suspend such enforcement action unless such Lien otherwise qualifies as a Permitted Lien.

(iii) Maintenance of Insurance.

(a) The Borrower and the Restricted Subsidiaries shall insure their properties and assets against loss or damage by fire and such other insurable hazards (including flood, fire, property damage, workers’ compensation and public liability insurance) and against other risks, and in such amounts as similar properties and assets, as are commonly insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. At the request of the Collateral Agent, the Borrower shall deliver to the Collateral Agent (x) annually an original certificate of insurance signed by its independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all commercial insurance then in force with respect to the Borrower and the Restricted Subsidiaries. Such policies of insurance shall contain the necessary endorsements or policy language, which shall (i) specify the Collateral Agent on behalf of the Secured Parties as an additional insured on the liability policies and mortgagee and lender loss payee as their interests may appear on the property policies, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the Borrower and the Restricted Subsidiaries and not that of the additional insured, (ii) provide that the interest of the Lenders, under the lender’s loss payable endorsement in a form similar to the form provided on the Closing Date or pursuant to Section 8.1.21 [Post-Closing Matters], shall be insured regardless of any breach or violation by the Borrower or any of its Subsidiaries of any warranties, declarations or conditions contained in such policies or any action or inaction of the Borrower or any of its Subsidiaries, (iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise (to the extent that the Loan Parties are able on a commercially reasonable efforts basis to obtain such waiver from the insurers), (iv) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least ten (10) days after notification to the Collateral Agent of such cancellation or change, (v) be primary without right of contribution of any other liability insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (vi) provide that inasmuch as any liability policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured.

(b) Each Loan Party shall take all actions required under the Flood Laws and otherwise reasonably requested by the Collateral Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, (i) maintaining such flood insurance in full force and effect and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws and otherwise reasonably requested by the Collateral Agent, (ii) delivering to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent and (iii) delivering to the Collateral Agent an executed acknowledgment of each “Life-of-Loan” flood hazard determination delivered to the Borrower promptly following receipt of each such determination.

(c) If one or more Casualty Events occurs with respect to which the proceeds or other compensation in respect thereof could reasonably be expected to equal or exceed $5,000,000 in the aggregate in any fiscal year, the Borrower shall promptly notify the Collateral Agent of such event(s) and the estimated (or actual, if available) amount of such loss.

(iv) Maintenance of Properties and Equipment.

The Borrower and the Restricted Subsidiaries shall (x) maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties and equipment useful or necessary to their businesses and (y) make or cause to be made, in a reasonably diligent fashion, all appropriate repairs, renewals or replacements thereof, in each case if the failure to so maintain, repair, renew or replace the same would reasonably be expected to constitute a Material Adverse Change.

(v) Maintenance of Patents, Trademarks, Etc.

The Borrower and the Restricted Subsidiaries shall maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of their properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

(vi) Visitation Rights.

The Borrower and the Restricted Subsidiaries shall permit any of the officers or authorized employees or representatives of any Agent or any of the Lenders (so long as no Event of Default has occurred and is continuing, at the applicable Agent’s or such Lender’s expense) to visit and inspect their properties during normal business hours and to examine (including, without limitation, any field examinations) and make excerpts from their books and records and discuss their business affairs, finances and accounts with their officers, all in such detail and at such times and as often as any of the Lenders may reasonably request; provided that each Lender shall provide the Borrower and the Administrative Agents with reasonable notice prior to any visit or inspection, all such visits and inspections shall be made in accordance with the standard safety, visit, and inspection procedures of the Borrower and the Restricted Subsidiaries and no such visit or inspection shall interfere with their normal business operation. In the event any Lender desires to conduct an audit of the Borrower or any Restricted Subsidiary, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the applicable Agent.

(vii) Keeping of Records and Books of Account.

The Borrower and the Restricted Subsidiaries shall maintain and keep proper books of record and account which enable the Borrower to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws, and in which full, true and correct entries shall be made in all material respects of all their dealings and business and financial affairs. Without limiting the generality of the foregoing, the Borrower and the Restricted Subsidiaries shall maintain adequate allowances on their books in accordance with GAAP for (i) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (ii) future costs associated with retiree and health care benefits, (iii) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with its mining activities and (iv) future costs associated with other potential Environmental Liabilities.

(viii) Further Assurances.

Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Lien on the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Collateral Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce the Collateral Agent’s rights and remedies thereunder with respect to the Collateral.

(ix) Additional Guarantors.

If (i) the Borrower forms or acquires, directly or indirectly, any Subsidiary (other than an Excluded Subsidiary), (ii) any Subsidiary that was an Excluded Subsidiary ceases to be an Excluded Subsidiary or (iii) the Take-In Transaction shall be consummated, the Borrower shall cause such Subsidiary (or upon the consummation of the Take-In Transaction, the Borrower shall cause each Person that constituted an Affiliated Company Loan Agreement Loan Party immediately prior thereto) to join this Agreement as a Guarantor (x) within 30 days after the date of acquisition or formation of such Subsidiary, or within 30 days after the date any Subsidiary that was an Excluded Subsidiary (other than pursuant to clause (a) or (c) of the definition of “Excluded Subsidiaries”) ceases to be an Excluded Subsidiary, (y) within 15 days after the date any Subsidiary that was an Excluded Subsidiary pursuant to clause (a) or (c) of the definition of “Excluded Subsidiaries” ceases to be an Excluded Subsidiary and (z) in the case of clause (iii) of this Section 8.1.9, upon the consummation of the Take-In Transaction (in each case, or such longer period as the Collateral Agent may agree in its reasonable discretion) by delivering to the Agents (A) a signed Guarantor Joinder, (B) documents in the forms described in Sections 7.1.1(b), (c), (d) (in the case of clause (i) or (ii) of this Section 8.1.9, if requested by any Agent), (f), (g), (i) and (j) [Deliveries], and 8.1.17 [Collateral], modified as appropriate, and, in the case of clause (iii) of this Section 8.1.9, any other opinions of local counsel reasonably requested by the Collateral Agent and (C) documents necessary to grant and perfect Liens to the Collateral Agent for the benefit of the Secured Parties in the Collateral held by such Subsidiary or Person that was an Affiliated Company Loan Agreement Loan Party immediately prior to the consummation of the Take-In Transaction.

(x) Compliance with Laws.

The Borrower and its Subsidiaries shall comply with all applicable Laws, including all Environmental Laws, in all material respects, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(xi) Use of Proceeds; Margin Regulations.

(a) The proceeds of the Initial Term A Loans made on the Amendment No. 1 Effective Date shall be used to pay fees and expenses related to Amendment No. 1 and the transactions thereunder, as well as principal on certain Loans, and for general corporate purposes, including working capital, capital expenditures and Permitted Acquisitions.

(b) The proceeds of Revolving Credit Loans borrowed after the Amendment No. 1 Effective Date shall be used to pay fees and expenses related to Amendment No. 1 and the transactions thereunder, as well as principal on certain Loans, and for general corporate purposes of the Borrower and the Restricted Subsidiaries.

(c) The Letters of Credit issued hereunder shall be used for general corporate purposes including to support surety bond obligations but not to support indebtedness for borrowed money.

(d) None of the Loan Parties engages or will engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of the Margin Stock Regulation). No part of the proceeds of any Loan has been or shall be used for any purpose which entails a violation of or which is inconsistent with the provisions of the Margin Stock Regulations, and the Borrower shall execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) and shall otherwise assist the Lenders, as reasonably requested by the Administrative Agents, with the Lenders’ compliance with the Margin Stock Regulation as such compliance relates to the Borrower and the Loans, including by providing the Administrative Agents with all other documents, forms and certificates reasonably requested by any Administrative Agent in relation thereto.

(xii) Subordination of Intercompany Loans.

Each Loan Party shall cause any Indebtedness, loans or advances owed by any Loan Party to any Restricted Subsidiary that is not a Guarantor to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

(xiii) Anti-Terrorism Laws; Anti-Corruption Laws.

(a) No Covered Entity, nor to the knowledge of the Borrower, any directors, officers or employees of any Covered Entity, will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, nor to the knowledge of the Borrower, any of a Covered Entity’s directors, officers or employees, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the Loans or Letters of Credit to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person or in any manner that would cause a violation of the Anti-Terrorism Laws by any party to this Agreement, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws in all material respects and (e) the Borrower shall promptly notify the Administrative Agents in writing upon the occurrence of a Reportable Compliance Event.

(b) No part of the proceeds of any Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(xiv) Compliance with Certain Contracts.

(a) Each of the Borrower and the Restricted Subsidiaries shall comply with the terms and conditions of all Specified Material Contracts and enforce its rights under each such Specified Material Contract, except to the extent non-compliance or non-enforcement could not reasonably be expected to be materially adverse to the Lenders.

(b) Each of the Borrower and the Restricted Subsidiaries shall comply with the terms and conditions of all Material Contracts (other than Specified Material Contracts) and enforce its rights under each such Material Contract, except, in each case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(c) Prior to the consummation of the Take-In Transaction, the Borrower shall, and shall cause each Loan Party to, (i) exercise rights and remedies under the Affiliated Company Loan Documents at the direction of the Required Lenders or any Agent, (ii) cooperate with the Collateral Agent and the collateral agent under the Affiliated Company Loan Documents in connection with the exercise of any rights or remedies under the Affiliated Company Loan Documents, (iii) not contest or challenge the validity, or join with or otherwise support any other Person in contesting or challenging the validity, of any Affiliated Company Loan Document or any Indebtedness incurred pursuant thereto, (iv) not forgive, retire, extinguish or otherwise reduce any amount owing under any Affiliated Company Loan Document (other than in the case of a prepayment thereunder in cash at 100% of the principal amount with accrued interest that is otherwise made pursuant to the terms of the Affiliated Company Loan Agreement) or agree to postpone the due date for payment of any such amount; provided that, in the case of the Take-In Transaction, the aggregate principal amount of loans outstanding under the Affiliated Company Loan Agreement may be counted as part of the consideration for the Equity Interests of Affiliated Company Loan Agreement Loan Parties, (v) comply with its funding obligations under the Affiliated Company Loan Documents pursuant to and in accordance with the Affiliated Company Loan Agreement; it being understood for the avoidance of doubt that no loans shall be made under the Affiliated Company Loan Agreement unless the conditions to borrowing thereunder are satisfied and (vi) require that CCR furnish such information as reasonably requested by the Required Lenders or any Agent to confirm satisfaction of the conditions precedent to borrowing under the Affiliated Company Loan Agreement.

(xv) Accounts.

As of the Amendment No. 1 Effective Date, no Loan Party has any Deposit Accounts, Commodities Accounts or Securities Accounts (each as defined in the UCC) other than the accounts listed on Schedule 8 to the Amendment No. 1 Perfection Certificate Supplement, which schedule indicates for each account whether such account is an Excluded Account and the reason for the exclusion, if any. No Loan Party shall establish or maintain an Applicable Account unless it is subject to a control agreement; provided, with respect to any Applicable Account maintained by a Loan Party as of the Closing Date, the Loan Parties shall cause such Applicable Account to be subject to control agreements within sixty (60) days of the Closing Date (or such later date as the Collateral Agent may agree in its discretion). Other than Applicable Accounts as to which the time limit set forth in the proviso in the immediately preceding sentence has not expired, none of the Loan Parties will deposit or maintain Collateral (including the proceeds thereof) in an Applicable Account that is not subject to a control agreement.

(xvi) ERISA Compliance.

The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Pension Plan in compliance with the applicable provisions of ERISA and the Code and (b) make all required contributions to any Pension Plan or Multiemployer Plan when due, except in the case of each of the foregoing clauses, to the extent such failure to do so could not reasonably be expected to result in a Material Adverse Change.

(xvii) Collateral.

(a) Pursuant to the Loan Documents, the Loan Parties shall grant, or cause to be granted, to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien and security interest, subject only to Permitted Liens:

(i) on the Closing Date, in all Equity Interests owned by the Loan Parties on the Closing Date, and within 15 days after the date of acquisition thereof, all Equity Interests (other than, prior to the consummation of the Take-In Transaction, general partnership interests in CCR) issued after the Closing Date by CCR (including in connection with the related incentive distribution rights), CCR GP and each Receivables Subsidiary to the Borrower or any of its Subsidiaries (other than, prior to the consummation of the Take-In Transaction, CCR or any of its Subsidiaries);

(ii) in all Equity Interests acquired by a Loan Party after the Closing Date (to the extent not covered by clause (i) above), not later than 30 days after such acquisition;

(iii) (x) in all Real Property owned or leased by a Loan Party as of the Closing Date, (y) within 60 days following the acquisition or lease thereof (or in the case of Real Property acquired or leased by a Loan Party due to the consummation of the Take-In Transaction, within 30 days following such lease or acquisition (or such later date as the Collateral Agent may agree in its reasonable discretion)), in all Real Property (other than Excluded Assets) acquired or leased by a Loan Party after the Closing Date and (z) within 60 days following any Real Property ceasing to be an Excluded Asset (or within 30 days (or such later date as the Collateral Agent may agree in its reasonable discretion) following any Real Property ceasing to be an Excluded Asset due to the consummation of the Take-In Transaction), in such Real Property, in each case by delivering a Mortgage or, in the case of clause (y) or (z), an amendment to an existing Mortgage, as applicable; provided that (A) each Mortgage or amendment delivered pursuant to this Section 8.1.17(a)(iii) shall be accompanied by (1) local counsel opinions with respect thereto as reasonably requested by the Collateral Agent, (2) the Required Flood Materials and (3) title work, if any, as required pursuant to Section 8.1.18 [Title], (B) with respect to Specified Leased Properties, if the applicable Loan Party is not able to, after the use of commercially reasonable efforts and delivery of an Officer’s Certificate stating that such efforts have been made, obtain the consent of the landlord to grant a first priority lien, security interest and assignment in the leasehold interest of the applicable Specified Leased Property, such Specified Leased Property shall not be Collateral, and (C) the applicable Loan Party shall not execute and deliver any Mortgage in respect of any Real Property acquired by any Loan Party after the Closing Date or in respect of Real Property that has ceased to constitute an Excluded Asset after the Closing Date until the date that occurs thirty (30) days after the Collateral Agent has made available to the Lenders a copy of the Required Flood Materials; provided that if any deadline specified in clause (y) or (z) above would pass prior to the end of the 30-day period described in this clause (C), such deadline shall be extended to the end of such 30-day period;

(iv) on the date hereof and with respect to any Subsidiary that becomes a Loan Party after the Closing Date in accordance with Section 8.1.9 [Additional Guarantors], not later than 30 days after the acquisition or formation of such Subsidiary or such Subsidiary ceasing to be an Excluded Subsidiary (or in the case of Applicable Accounts, within the period provided under Section 8.1.15 [Accounts]), in all of the other assets of the Loan Parties in which a security interest may be perfected by the filing of a UCC-1 financing statement with the secretary of state or similar agency in the applicable Loan Party’s jurisdiction of organization, by filing of a short form security agreement with the United States Patent and Trademark Officer or United States Copyright Office or, in the case of Applicable Accounts, by taking the actions required under Section 8.1.15 [Accounts]; and

(v) upon the consummation of the Take-In Transaction, without limitation of any obligation of Borrower or any Subsidiary thereof under Section 8.1.9 [Additional Guarantors] but in the case of owned or leased Real Property, subject to the timeframes set forth in clause (iii)(y) and (z) above, the Borrower shall take all such actions (and cause its Subsidiaries (including CCR and its Subsidiaries) to take all such actions) as may be necessary or may be requested by the Collateral Agent to cause all assets that constituted, immediately prior to the consummation of the Take-In Transaction, “Collateral” (as defined the Affiliated Company Loan Agreement) or any other asset that was pledged, immediately prior to the consummation of the Take-In Transaction, pursuant to any Affiliated Company Loan Agreement Security Document to, in each case, become Collateral under the Loan Documents (other than any assets that would otherwise constitute Excluded Assets);

provided that any of the deadlines in this Section 8.1.17(a) may be extended (by notice to the Borrower in writing) by the Collateral Agent in its sole discretion upon reasonable request of the Borrower.

(b) Notwithstanding the foregoing, Liens will not be required on any of the following (collectively, the “Excluded Assets”):

(i) prior to the consummation of the Take-In Transaction, any cash in the “Operating Account” (as defined in the Operating Agreement) to the extent constituting property of the Operator under the Operating Agreement;

(ii) any right, title and interests in and to any Manufactured (Mobile) Home (as defined in the applicable Flood Laws), and any Buildings that are immaterial as reasonably determined by the Borrower and agreed to in writing by the Collateral Agent;

(iii) (1) undeveloped coal reserves owned or leased by a Loan Party as of the Closing Date that are not Specified Coal Reserves, (2) undeveloped coal reserves acquired by a Loan Party after the Closing Date the Fair Market Value of which does not exceed $10,000,000 in the aggregate or $3,000,000 individually (or, after the consummation of the Take-In Transaction, $15,000,000 in the aggregate or $5,000,000 individually) and (3) developed coal reserves (other than Specified Coal Reserves or any portion of the Pennsylvania Mining Complex), whether owned on the Closing Date or subsequently acquired, the Fair Market Value of which does not exceed $10,000,000 in the aggregate or $3,000,000 individually (or, after the consummation of the Take-In Transaction, $15,000,000 in the aggregate or $5,000,000 individually);

(iv) leased motor vehicles (including bulldozers and other heavy equipment);

(v) except to the extent the security interest in such assets can be perfected by the filing of a UCC financing statement, owned motor vehicles (including bulldozers and other heavy equipment) and other assets the ownership of which is evidenced by certificates of title, to the extent the Fair Market Value thereof does not exceed $15,000,000 in the aggregate or $2,000,000 individually;

(vi) except to the extent constituting supporting obligations of other Collateral, Letter-of-Credit Rights (as defined in the UCC) that do not exceed $10,000,000 in the aggregate or $3,000,000 individually (or, after the consummation of the Take-In Transaction, $15,000,000 in the aggregate or $5,000,000 individually);

(vii) Commercial Tort Claims (as defined in the UCC) that do not exceed $5,000,000 in the aggregate for all Pledgors; provided that none of the Commercial Tort Claims described in Schedule 7 of the Perfection Certificate on the Closing Date shall be Excluded Assets;

(viii) assets owned by any Pledgor on the Closing Date or that are acquired after the Closing Date and any proceeds thereof that are subject to a Lien permitted by clause (10) in the definition of “Permitted Liens” to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for the Capital Lease Obligations, equipment lease, purchase money obligation or substantially similar obligation subject to such Lien) validly prohibits the creation of any other Lien on such assets and proceeds;

(ix) those assets over which the granting of security interests in such assets would be prohibited by (1) any contract in effect on the Closing Date and listed on Schedule 8.2.15 (or, as to any assets acquired after the Closing Date in an acquisition permitted hereunder, in effect at the time of acquisition thereof and not entered into in contemplation thereof) or (2) applicable law or regulation or to the extent that such security interests would require obtaining the consent of any governmental or regulatory authority, but only to the extent and for so long as a grant of a security interest therein in favor of the Collateral Agent would (x) violate or invalidate such contract, cause the acceleration or the termination thereof or create a right of termination in favor of any other party thereto (other than the Borrower or any of its Subsidiaries) or (y) violate such applicable law or regulation or require such consent;

(x) any intent-to-use trademark application to the extent and for so long as creation by a Pledgor of a security interest therein would result in the loss by such Pledgor of any material rights therein;

(xi) any Equity Interests in any Person that is not a Wholly-Owned Subsidiary of the Borrower to the extent not permitted by the terms of such Person’s organizational or joint venture documents;

(xii) any Voting Stock of any CFC or CFC Holdco in excess of 65% of the total voting power of all outstanding Voting Stock of such Subsidiary, it being understood that any Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this clause (xii);

(xiii) assets owned by any Pledgor on the Closing Date or hereafter acquired and any proceeds thereof as to which the Borrower reasonably determines (and the Collateral Agent agrees in writing (which may be by e-mail)) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby;

(xiv) any lease, permit, license or other agreement permitted to be entered into under this Agreement, in each case, only to the extent and for so long as a grant of a security interest therein in favor of the Collateral Agent would violate or invalidate such lease, permit, license or agreement, cause the acceleration or the termination thereof or create a right of termination in favor of any other party thereto (other than the Borrower or any of its Subsidiaries);

(xv) Qualified Receivables Assets to the extent subject to a Qualified Receivables Transaction;

(xvi) all locomotives, rail cars and rolling stock now or hereafter leased by the Loan Parties;

(xvii) the Loan Parties’ timber to be cut other than to the extent encumbered by any Mortgage;

(xviii) Immaterial Real Property;

(xix) Specified Leased Properties excluded from the Collateral pursuant to clause (B) of the proviso to Section 8.1.17(a)(iii); and

(xx) Excluded Accounts described in clauses (i), (ii) and (iii) of the definition of “Excluded Accounts”;

provided that (x) clauses (viii), (ix), (xi) and (xiv) shall be after giving effect to applicable provisions of the Uniform Commercial Code of any applicable jurisdiction or other applicable law, and shall not include proceeds and receivables of assets described in such clauses, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding the prohibition described in such clause, (y) in no event shall any Required Collateral constitute Excluded Assets, except (A) any Manufactured (Mobile) Home or Building excluded from the Collateral by operation of Section 8.1.17(b)(ii) and (B) any Specified Leased Property that is excluded from the Collateral pursuant to clause (B) of the proviso to Section 8.1.17(a)(iii) and (z) Excluded Assets shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any assets referred to in any of the foregoing clauses (i) through (xviii) unless such Proceeds (as defined in the UCC), substitutions or replacements would constitute assets expressly referred to in any such clause.

(c) No actions shall be required to perfect security interests in locomotive, rail cars and rolling stock owned by the Loan Parties until the aggregate Fair Market Value of such assets exceeds $5,000,000.

(d) No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken (x) to create any security interests in assets located or titled outside of the U.S. or (y) to perfect or make enforceable any security interests in any assets (other than delivery of Equity Interests pursuant to Section 8.1.17(a)(i) and Section 8.1.17(a)(ii)) (it being understood that no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required).

(e) No Loan Party shall effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent not less than 5 days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the preceding sentence.

(xviii) Title.

The Loan Parties shall comply with the requirements set forth on Schedule 8.1.18.

(xix) Maintenance of Permits.

The Borrower and the Restricted Subsidiaries shall maintain all Required Permits in full force and effect in accordance with their terms except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(xx) Preparation of Environmental Reports.

If an Event of Default caused by reason of a breach under Section 8.1.10 [Compliance with Laws] with respect to compliance with Environmental Laws shall have occurred and be continuing, at the reasonable request of the Required Lenders through any Administrative Agent, provide, in the case of the Borrower, to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report for the properties, which are the subject of such breach prepared by an environmental or mining consulting firm reasonably acceptable to each Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or corrective action in connection with such properties and the estimated cost of curing any violation of or non-compliance with any Environmental Law.

(xxi) Post-Closing Matters.

The Loan Parties will execute and deliver to the applicable Agent the documents and complete the tasks set forth on Schedule 8.1.21, within the time frames set forth therein, unless otherwise waived or extended by the applicable Agent in its sole discretion.

(xxii) Maintenance of Ratings.

The Borrower shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case, in respect of the Borrower and (ii) a public rating (but not any particular rating) in respect of the Term B Loans from each of S&P and Moody’s.

(b) Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

(i) Indebtedness.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, incur, assume or otherwise become liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Borrower will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any Preferred Stock, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the Amendment No. 1 Effective Date and set forth on Schedule 8.2.1, and Refinancing Indebtedness of such Indebtedness;

(c) Indebtedness owed by (i) a Loan Party to another Loan Party, (ii) a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party, (iii) a Restricted Subsidiary to a Loan Party and (iv) any Loan Party to a Restricted Subsidiary that is not a Loan Party; provided that (x) any Indebtedness pursuant to clause (iii) is permitted by Section 8.2.4(h), (l) or (r) [Loans and Investments] and (y) any Indebtedness pursuant to clause (iv) is subordinated to the extent required by, and in accordance with, Section 8.1.12 [Subordination of Intercompany Loans];

(d) Indebtedness represented by mortgage financings, purchase money obligations or other Indebtedness, in each case incurred for the purpose of financing all or any part of the price or cost of design, construction, installation, development, repair or improvement of plant, property or equipment used in the business of the Borrower or any Restricted Subsidiary, and Capital Lease Obligations, and Refinancing Indebtedness of any of the foregoing, in an aggregate amount, when taken together with the outstanding amount of all other Indebtedness or Refinancing Indebtedness incurred pursuant to this clause (d), not to exceed at any time outstanding under this clause (d), the greater of (i) $100,000,000 and (ii) 4.0% of CTA at such time;

(e) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date as permitted by this Agreement, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary (and was not incurred in connection with or in contemplation of such Person’s becoming a Subsidiary of the Borrower) in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(f) Indebtedness under Swap Agreements permitted under Section 8.2.12 [Swaps];

(g) Indebtedness in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, reclamation, employment, surety and similar obligations and completion guarantees provided by or for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, and any Guaranties and letters of credit functioning as or supporting any of the foregoing in the ordinary course of business;

(h) the Revenue Bonds and any Refinancing Indebtedness in respect thereof;

(i) (x) Indebtedness of the Borrower in respect of the Second Lien Notes and of the Guarantors in respect of Guaranties of the Second Lien Notes, (y) Refinancing Indebtedness thereof and (z) other Indebtedness of the Borrower (and Guaranties of such Indebtedness by the Guarantors); provided that in the case of Indebtedness under this subclause (z), (1) the aggregate principal amount outstanding shall not exceed the greater of (i) $50,000,000 and (ii) 2.0% of CTA at such time, (2) no payment of principal in respect of such Indebtedness shall be required prior to six months after the Latest Maturity Date in effect at the time of issuance (except for customary offers to purchase with proceeds of asset sales or upon the occurrence of a change of control), (3) the Indebtedness shall not include any financial maintenance covenants, (4) in the case of notes, the covenants and events of default shall be customary for high yield debt securities but in any event shall not be more restrictive than the covenants and events of default under the Second Lien Notes Indenture, taken as a whole, and (5) in the case of loans, the covenants and events of default shall be customary for second lien loans but in any event shall be less restrictive than the covenants and events of default hereunder applicable to the Term B Loans (with cushions to the negative covenants and events of default that are customary for Indebtedness of such type and which cushions are reasonably satisfactory to the Administrative Agents);

(j) Indebtedness incurred in a Qualified Receivables Transaction in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(k) liability in respect of the Indebtedness of any Unrestricted Subsidiary or any Joint Venture in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that, in the case of Indebtedness of an Unrestricted Subsidiary, (i) such liability shall arise only as a result of the pledge of (or a Guaranty limited in recourse solely to) Equity Interests in such Unrestricted Subsidiary held by the Borrower or a Restricted Subsidiary to secure such Indebtedness and (ii) such Indebtedness shall be Non-Recourse Debt;

(l) Indebtedness of the Borrower or any Restricted Subsidiary or the issuance of any Disqualified Stock by the Borrower or Preferred Stock by any Restricted Subsidiary in an aggregate amount not exceeding, at any one time outstanding, $25,000,000; and

(m) (x) Permitted Unsecured Notes and (y) Refinancing Indebtedness thereof; provided that the Borrower is in compliance, on a Pro Forma Basis, with the Financial Covenants immediately after giving effect to such Indebtedness;

provided that in the case of clause (j), (l) or (m), at the time of and after giving effect to the incurrence of any such Indebtedness no Potential Default or Event of Default shall exist.

In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the clauses of the preceding paragraph, the Borrower shall, in its sole discretion, divide, classify or reclassify (or later divide, classify, redivide or reclassify) such item of Indebtedness in any manner that complies with this covenant (including splitting into multiple exceptions) and will only be required to include the amount and type of such Indebtedness in one of such clauses of the preceding paragraph.

The accrual of interest or Preferred Stock or Disqualified Stock dividends or distributions, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends or distributions on Preferred Stock or Disqualified Stock in the form of additional securities of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided that the amount thereof shall be included in the calculation of Consolidated Interest Expense of the Borrower as accrued to the extent required by the definition of such term.

(ii) Liens.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, at any time, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or assets of the Borrower or any Restricted Subsidiary, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

(iii) Designation of Unrestricted Subsidiaries.

(a) Except as otherwise provided in the definition of “Unrestricted Subsidiary,” the Board of Directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary (including any newly acquired or newly formed Restricted Subsidiary at or prior to the time it is so acquired or formed but excluding any Restricted Subsidiary that was previously an Unrestricted Subsidiary), or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Potential Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenants and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness incurred pursuant to Section 8.2.1(i) or (m) [Indebtedness] (unless it is substantially concurrently being designated as an Unrestricted Subsidiary under such Indebtedness). Any (x) designation of a Subsidiary as an Unrestricted Subsidiary or (y) redesignation as a Restricted Subsidiary will be evidenced to the Administrative Agents by delivering to the Administrative Agents a copy of a Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the requirements of this Section 8.2.3. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or such relevant Restricted Subsidiary’s (as applicable) investment therein, as determined in good faith by such Borrower or such relevant Restricted Subsidiary, and the Investment resulting from such designation must otherwise be permitted under Section 8.2.4 [Loans and Investments]. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

(b) No Unrestricted Subsidiary shall:

(1) have any Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 8.2.8 [Affiliate Transactions], be party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower;

(3) be a Person with respect to which either the Borrower or any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Equity Interests (except pursuant to an Investment that would be permitted hereunder at the time such obligation is incurred and such Investment is made) or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; or

(4) Guaranty or otherwise directly or indirectly provide credit support for any Indebtedness of the Borrower or any Restricted Subsidiary, except to the extent such Guaranty would be and is released upon such designation as an Unrestricted Subsidiary;

provided that, prior to the consummation of the Take-In Transaction, in no event shall CCR or any of its Subsidiaries be deemed a Restricted Subsidiary hereunder.

(iv) Loans and Investments.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, at any time, directly or indirectly, make or suffer to remain outstanding any Investment or become or remain liable for any Investments, except:

(a) (i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (ii) loans or advances to officers, directors or employees made in the ordinary course of business; provided that such loans and advances to all such officers, directors and employees do not exceed an aggregate amount of $5,000,000 outstanding at any time;

(b) Temporary Cash Investments;

(c) any transaction permitted under Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] (including any Permitted Acquisition);

(d) such Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(e) (x) any Investment existing on, or made pursuant to binding commitments existing on, the Amendment No. 1 Effective Date and described on Schedule 8.2.4(x), and (y) any Investment of GasCo or any of its Subsidiaries existing on the Closing Date and described on Schedule 8.2.4(y) that relates to the coal business and is assumed by the Borrower or any Restricted Subsidiary after the Closing Date and, in each case, any Investment consisting of an extension, modification or renewal of any such Investment described in the foregoing clause (x) or (y); provided that any increase in the amount of any such Investment will be permitted only to the extent such increase is otherwise permitted under this Section 8.2.4 [Loans and Investments];

(f) Investments (i) in any Loan Party or (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(g) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;

(h) other Investments in an aggregate amount not to exceed at any one time outstanding the greater of (i) $50,000,000 and (ii) 2.0% of CTA at such time;

(i) prior to the consummation of the Take-In Transaction, Investments in the form of an increase in the ownership percentage of the Undivided Interests by the Loan Parties;

(j) prior to the consummation of the Take-In Transaction, Investments in the Pennsylvania Mining Complex in accordance with the ratable ownership of the Undivided Interests by the Loan Parties;

(k) prior to the consummation of the Take-In Transaction, loans made by one or more Loan Parties to CCR pursuant to and in accordance with the Affiliated Company Loan Agreement; it being understood for the avoidance of doubt that no loans shall be made under the Affiliated Company Loan Agreement unless the conditions to borrowing thereunder are satisfied;

(l) Investments in Joint Ventures and Unrestricted Subsidiaries; provided that (x) Investments pursuant to this clause (l) shall not exceed in the aggregate at any time the greater of (i) $50,000,000 and (ii) 2.0% of CTA at such time, (y) the Total Net Leverage Ratio at such time, calculated on a Pro Forma Basis, shall not be greater than 2.00:1.00 and (z) the Borrower shall deliver to each Administrative Agent prior to the making of such Investment an Officer’s Certificate certifying compliance with the requirements of this clause (l) and setting forth calculations in reasonable detail showing such compliance;

(m) an Investment in receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(n) Swap Agreements permitted under Section 8.2.12 [Swaps];

(o) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction permitted under Section 8.2.1(j) [Indebtedness], including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;

(p) endorsements of negotiable instruments and documents in the ordinary course of business;

(q) guarantees by the Borrower or a Restricted Subsidiary of performance of obligations incurred in the ordinary course of business (other than for payment of Indebtedness or letter of credit reimbursement obligations); provided guarantees pursuant to this clause (q) of such obligations of Persons that are not Loan Parties shall not exceed $10,000,000 in the aggregate at any time;

(r) Investments in an aggregate amount up to the sum of (x) (I) $25,000,000 minus (II) any Restricted Payments made pursuant to Section 8.2.5(h)(x)(I) [Restricted Payments], and (y) the then Cumulative Credit; provided that, in the case of subclause (y) of this clause (r), (i) the Specified Conditions shall be satisfied, (ii) the Total Net Leverage Ratio at such time, calculated on a Pro Forma Basis, shall not be greater than 2.00:1.00 and (iii) the Borrower shall deliver to each Administrative Agent prior to the making of such Investment an Officer’s Certificate certifying compliance with the requirements of this clause (r) and setting forth calculations in reasonable detail showing such compliance;

(s) any Investment made as a result of the receipt of Designated Non-Cash Consideration in an aggregate amount not to exceed the Threshold Amount at any one time outstanding;

(t) prior to the consummation of the Take-In Transaction, any Investment made or received as part of the consideration in a Permitted Undivided Interest Sale (to the extent permitted by the definition thereof);

(u) any Investment made pursuant to the Spin-Off on or promptly following the Closing Date in accordance with an agreement described on Schedule 8.2.8; and

(v) the acquisition by any Loan Party at no more than Fair Market Value (x) 100% of the Equity Interests in CCR not already owned by the Borrower or any of its Subsidiaries other than CCR (the “Take-In Transaction”), (y) 100% of the Equity Interests in CCR owned by Greenlight Capital, Inc. or any of its Affiliates or (z) 100% of the Equity Interests in CCR not owned by Greenlight Capital, Inc., any of its Affiliates or the Borrower or any of its Subsidiaries (other than CCR); provided that (I) in the case of each of clauses (x), (y) and (z), after giving effect thereto, (A) Total Liquidity shall be at least $275,000,000, (B) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenants, and (C) the Borrower shall deliver to each Administrative Agent prior to the making of such acquisition an Officer’s Certificate certifying compliance with the requirements of this clause (I) and setting forth calculations in reasonable detail showing such compliance and (II) in the case of clause (x), Sections 8.1.9 [Additional Guarantors] and 8.1.17 [Collateral] shall be complied with; provided, further, that upon the consummation of the Take-In Transaction, (1) the Affiliated Company Loan Agreement shall be repaid in full and the commitments thereunder permanently terminated and all Affiliated Company Loan Agreement Loan Documents shall be terminated , (2) the incentive distribution rights issued by CCR shall be terminated and (3) the Pennsylvania Mining Complex shall be wholly owned by one or more Loan Parties as of such date;

provided that (A) in the case of each of clauses (h), (i), (l) and (r) after giving effect to any such Investment no Event of Default or Potential Default shall exist or shall result from any such Investment and in the case of clause (v), no Event of Default shall exist or shall result from any such Investment and (B) with respect to Investments made on or after the Amendment No. 2 Effective Date pursuant to clause (h) (other than with respect to Investments in an aggregate amount not to exceed $2,500,000) and (l), the Specified Conditions shall be satisfied.

Notwithstanding anything to the contrary in this Section 8.2.4, prior to the consummation of the Take-In Transaction, (i) the Borrower shall not, and shall not permit any of its Subsidiaries (other than CCR or any of its Subsidiaries) to, make any Investments in CCR or any of its Subsidiaries other than (x) Investments pursuant to clause (k), (l) or (v) of this Section 8.2.4 and (y) Investments pursuant to clauses (s) and (t) of this Section 8.2.4 received in a Permitted Undivided Interests Sale, (ii) in no event shall the aggregate principal amount of loans made to CCR under the Affiliated Company Loan Agreement exceed $275,000,000 and (iii) the aggregate principal amount of loans made on the Closing Date under the Affiliated Company Loan Agreement shall not exceed $210,000,000.

(v) Restricted Payments.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment, except:

(a) the Closing Date Distribution;

(b) payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any such Person;

(c) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower or any of the Restricted Subsidiaries held by any current or former officer, director or employee of the Borrower or any of the Restricted Subsidiaries (to the extent granted to such Person in respect of performance of services for the Borrower or any of the Restricted Subsidiaries) (or their respective estates, heirs, family members, spouses, former spouses or beneficiaries under their estates or other permitted transferees), pursuant to the terms of any equity subscription agreement, stock option agreement, shareholders’ agreement, compensation agreement or arrangement or similar agreement; provided that the aggregate amount of such acquisitions or retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2,000,000 in any calendar year (with any portion of such $2,000,000 amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount, provided that the amount carried forward shall not exceed $6,000,000 at any time); provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower after the Closing Date;

(d) the Borrower and each of the Restricted Subsidiaries may purchase, redeem or otherwise acquire its Equity Interests or make other Restricted Payments with the net cash proceeds received by the Borrower from the substantially concurrent issuance and sale of common stock of the Borrower;

(e) the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(f) prepayment of any Specified Junior Obligations with Refinancing Indebtedness thereof;

(g) repurchases of Specified Junior Obligations of the Borrower or any Restricted Subsidiary at a purchase price not greater than 100% of the principal amount of such Specified Junior Obligations in the event of an asset disposition, in each case plus accrued and unpaid interest thereon, to the extent required by the terms of such Specified Junior Obligations, but only if the Borrower has complied with and fully satisfied its obligations in accordance with Sections 5.7.2 [Dispositions] and 8.2.7 [Dispositions];

(h) so long as no Potential Default or Event of Default shall have occurred and be continuing or shall result therefrom, Restricted Payments in an aggregate amount up to the sum of (x) (I) $25,000,000 plus (II) $25,000,000 of payments to purchase Second Lien Notes prior to the Amendment No. 1 Effective Date minus (III) any Investments made pursuant to Section 8.2.4(r)(x) [Loans and Investments], and (y) the then Cumulative Credit; provided that, in the case of clause (y) of this clause (h), the Total Net Leverage Ratio at such time, calculated on a Pro Forma Basis, shall not be greater than 2.00:1.00 and the Borrower shall deliver to each Administrative Agent prior to the making of such Restricted Payment an Officer’s Certificate certifying compliance with the requirements of this clause (h) and setting forth calculations in reasonable detail showing such compliance;

(i) so long as no Potential Default or Event of Default shall have occurred and be continuing or shall result therefrom, any prepayment, redemption or repurchase of the Revenue Bonds; provided that (x) the Total Net Leverage Ratio at such time, calculated on a Pro Forma Basis, shall not be greater than 1.50:1.00, (y) at such time, after giving effect to such prepayment, redemption or repurchase, Total Liquidity shall be at least $275,000,000 and (z) the Borrower shall deliver to each Administrative Agent prior to the making of such prepayment, redemption or repurchase an Officer’s Certificate certifying compliance with the requirements of this clause (i) and setting forth calculations in reasonable detail showing such compliance;

(j) purchases or other acquisitions or retirements for value of any Equity Interests of the Borrower and Second Lien Notes in a combined aggregate amount not to exceed (x) with respect to each of the calendar year ended December 31, 2018 and the period from January 1, 2019 to the Amendment No. 1 Effective Date, $10,00,000 and (y) with respect to each of the period from the Amendment No. 1 Effective Date to December 31, 2019 and for each calendar year thereafter, $25,000,000 (or, if the Total Net Leverage Ratio at such time, calculated on a Pro Forma Basis, would be less than 1.50:1.00, $50,000,000); provided that at the time of and after giving effect thereto, (1) no Event of Default or Potential Default shall exist, (2) Total Liquidity shall be at least $275,000,000, (3) for any usage of this clause after the Amendment No. 1 Effective Date, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenants, (4) for any usage of this clause after the Amendment No. 2 Effective Date for purchases or other acquisitions or retirements for value of any Equity Interests of the Borrower, the Total Net Leverage Ratio at such time, calculated on a Pro Forma Basis, shall not be greater than 2.00:1.00 and (5) the Borrower shall deliver to each Administrative Agent prior to the making of any Restricted Payment pursuant to this clause (j) an Officer’s Certificate certifying compliance with the requirements of this clause (j) and setting forth calculations in reasonable detail showing such compliance; and

(k) dividends to stockholders of the Borrower in an aggregate amount not to exceed $25,000,000 (or if, at the time of the declaration thereof, the Total Net Leverage Ratio would be less than 1.50:1.00 and Total Liquidity would be at least $275,000,000, in each case calculated on a Pro Forma Basis, $50,000,000) in any calendar year (commencing with the calendar year ending December 31, 2019); provided that (1) no Potential Default or Event of Default shall exist at the time of declaration thereof (and no Event of Default under Section 9.1.1 [Payments Under Loan Documents], Section 9.1.12 [Involuntary Proceedings] or Section 9.1.13 [Voluntary Proceedings] shall exist at the time of payment thereof, which shall be within 60 days of such declaration), (2) at the time of and after giving effect thereto, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenants, (3) for any usage of this clause after the Amendment No. 2 Effective Date, the Total Net Leverage Ratio at such time, calculated on a Pro Forma Basis, shall not be greater than 2.00:1.00 and (4) the Borrower shall deliver to each Administrative Agent prior to the making of any Restricted Payment pursuant to this clause (k) an Officer’s Certificate certifying compliance with the requirements of this clause (k) and setting forth calculations in reasonable detail showing such compliance;

provided that, with respect to Restricted Payments made on or after the Amendment No. 2 Effective Date pursuant to clauses (h), (j) and (k), the Specified Conditions shall be satisfied.

(vi) Liquidations, Mergers, Consolidations, Acquisitions.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, effect a division or make any acquisition described in subclause (y) or (z) of clause (b) below (including by acquisition of the Equity Interests of another Person); provided that:

(a) (i) any Restricted Subsidiary may consolidate or merge into any other Restricted Subsidiary or acquire Equity Interests in any Restricted Subsidiary; provided that in the case of a consolidation or merger involving a Loan Party, a Loan Party is the surviving entity, (ii) any Restricted Subsidiary may consolidate or merge into the Borrower; provided that the Borrower is the surviving entity and (iii) any Restricted Subsidiary may effect a division; provided that (x) in the event of any division involving a Loan Party, (1) the dividing Loan Party (if surviving) and any other Person resulting from such division shall be a Loan Party after giving effect to such division and (2) any assets or other property held by any Loan Party immediately prior to such division shall continue to be held by a Loan Party after giving effect to such division and (y) in the event of any division involving a Restricted Subsidiary that is not a Loan Party, (1) such dividing Restricted Subsidiary (if surviving) and any other Person resulting from such division shall be a Restricted Subsidiary after giving effect to such division and (2) any assets or other property held by any Restricted Subsidiary immediately prior to such division shall continue to be held by a Restricted Subsidiary after giving effect to such division;

(b) the Borrower or any Restricted Subsidiary may acquire whether by purchase or by merger or consolidation, (x) Equity Interests of another Person, (y) substantially all of the assets of another Person or the assets constituting a business or division of another Person or (z) the material assets of another Person (each, a “Permitted Acquisition”); provided that each of the following requirements is met:

(i) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(ii) after giving effect to such Permitted Acquisition, (x) Total Liquidity shall be at least $275,000,000 and (y) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenants;

(iii) to the extent that the acquisition includes the acquisition of Equity Interests in any Person that is not a Loan Party or that does not become a Loan Party in connection with such acquisition, or of assets by any Restricted Subsidiary that is not a Loan Party, such acquisition shall be subject to Section 8.2.4 [Loans and Investments] (without giving effect to clause (c) thereof) and the aggregate Consideration attributable to such Equity Interests or assets shall count against availability under Section 8.2.4 [Loans and Investments] (other than clause (c) thereof); and

(iv) if the Consideration to be paid by the Restricted Subsidiaries for such Permitted Acquisition exceeds the Threshold Amount, the Restricted Subsidiaries shall deliver to the Administrative Agents before or contemporaneously with such Permitted Acquisition: (1) a certificate of the Borrower in substantially the form of Exhibit 8.2.6 evidencing (x) compliance, on a Pro Forma Basis, with the Financial Covenants and (y) compliance with the applicable requirements of clauses (b)(i), (ii) and (iii) of this Section 8.2.6 and (2) to the extent reasonably requested by the Administrative Agents and not subject to confidentiality obligations owed to any Person, copies of any agreements entered into or proposed to be entered into by the Borrower or any Restricted Subsidiary in connection with such Permitted Acquisition and such other information about such Person or its assets, and the Administrative Agents may, to the extent they receive any such copies of agreements or information, provide such copies of agreements or information to the Lenders;

(c) Dispositions permitted by Section 8.2.7 [Dispositions] and any liquidation, merger, consolidation or acquisition to effect such Disposition; provided that in the case of a consolidation or merger, the requirements of Section 8.2.6(a) are complied with, to the extent applicable;

(d) any Restricted Subsidiary that holds only de minimis assets and is not conducting any material business may dissolve;

(e) any liquidation, merger, consolidation or acquisition of any Restricted Subsidiary with or into another Restricted Subsidiary effected pursuant to the Spin-Off on or promptly following the Closing Date and in accordance with an agreement described on Schedule 8.2.8 shall be permitted;

(f) prior to the consummation of the Take-In Transaction, any acquisition of Receivables from CCR or any of its Subsidiaries in accordance with Section 8.2.8(o) [Affiliate Transactions] shall be permitted; and

(g) the transactions permitted by Section 8.2.4(v) [Investments] shall be permitted on the terms set forth therein.

(vii) Dispositions.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, make any Disposition, except:

(a) any Disposition between or among the Borrower and the Restricted Subsidiaries; provided that in the case of a consolidation or merger, the requirements of Section 8.2.6(a) [Liquidations, Mergers, Consolidations, Acquisitions] are complied with, to the extent applicable;

(b) any Disposition that constitutes a Restricted Payment permitted by Section 8.2.5 [Restricted Payments] or an Investment permitted by Section 8.2.4 [Loans and Investments];

(c) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary;

(d) the sale of extracted Coal, other mineral products or other inventory in the ordinary course of business;

(e) a sale, contribution, conveyance or other disposition of Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” in a Qualified Receivables Transaction permitted by Section 8.2.1(j) [Indebtedness];

(f) any Disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property, including seismic data and interpretations thereof, that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries taken as whole);

(g) licenses and sublicenses by the Borrower or any Restricted Subsidiary of software or intellectual property, including seismic data and interpretations thereof, in the ordinary course of business;

(h) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(i) the granting of Permitted Liens and dispositions in connection with Permitted Liens;

(j) the sale or other disposition of cash or Temporary Cash Investments or other financial instruments;

(k) the early termination or unwinding of any Swap Agreement;

(l) any Disposition; provided that the Fair Market Value of all assets Disposed of under this clause (l) in any given fiscal year (other than transfers of property subject to a Casualty Event) shall not exceed the greater of (i) $75,000,000 and (ii) 3.0% of CTA at such time;

(m) leases or subleases of subsurface interests in Real Property that are not part of the Pennsylvania Mining Complex and are in the reasonable judgment of the Borrower not economically practical for the Borrower or any of its Subsidiaries to mine or operate;

(n) any Disposition made pursuant to the Spin-Off on or promptly following the Closing Date and in accordance with an agreement described on Schedule 8.2.8;

(o) any Disposition that is not permitted by the other clauses of this Section 8.2.7 [Dispositions], which is approved by the Required Lenders;

(p) subject to Section 5.7.2(b) [Dispositions], any Permitted Undivided Interest Sale; and

(q) to the extent constituting a Disposition, any termination or elimination of the incentive distribution rights or any other Equity Interests issued by CCR or any of its Subsidiaries pursuant to the Take-In Transaction;

provided that in the case of clauses (e) and (l), no Potential Default or Event of Default is then in existence or will result therefrom.

Notwithstanding anything to the contrary in this Section 8.2.7, (i) none of the Required Collateral described in clause (b) or (f) of the definition of “Required Collateral” shall be permitted to be Disposed of to any Person that is not a Loan Party, (ii) prior to the consummation of the Take-In Transaction, the Borrower shall not cause or permit CCR GP to Dispose of any of the general partnership interests in CCR, and (iii) prior to the consummation of the Take-In Transaction, the Borrower shall not cause or permit any Disposition of any of the Undivided Interests except in a Permitted Undivided Interests Sale.

(viii) Affiliate Transactions.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Borrower (an “Affiliate Transaction”) unless the terms thereof, taken as a whole, are not materially less favorable to the Borrower or such Restricted Subsidiary than those that could reasonably be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or, if in the good faith judgment of the Board of Directors of the Borrower, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary from a financial point of view.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of foregoing paragraph:

(a) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto;

(b) any sale of Hydrocarbons or other mineral products to an Affiliate of the Borrower or the entering into or performance of Hydrocarbon Swap Agreements, contracts for exploring for, producing, gathering, marketing, processing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts entered into in the ordinary course of business which are fair to the Borrower and the Restricted Subsidiaries taken as a whole, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, as determined in good faith by the Borrower;

(c) the sale or issuance to an Affiliate of the Borrower of Capital Stock of the Borrower that does not constitute Disqualified Stock, and the sale to an Affiliate of the Borrower of Indebtedness (including Disqualified Stock) of the Borrower in connection with an offering of such Indebtedness in a market transaction and on terms substantially identical to those of other purchasers in such market transaction;

(d) transactions between the Borrower or any Restricted Subsidiary with a Person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary of the Borrower) solely because of the ownership by the Borrower or any Restricted Subsidiary of Equity Interests in such Person (including the transaction pursuant to which the Borrower or any Restricted Subsidiary acquired such Equity Interests);

(e) transactions between the Borrower or any Restricted Subsidiary and any Person, a director of which is also a director of the Borrower and such director is the sole cause for such Person to be deemed an Affiliate of the Borrower or such Restricted Subsidiary; provided that such director shall abstain from voting as a director of the Borrower on any matter involving such other Person;

(f) the payment of reasonable fees to and reimbursements of expenses (including travel and entertainment expenses and similar expenditures in the ordinary course of business) of employees, officers, directors or consultants of the Borrower or any of its Subsidiaries;

(g) transactions between or among the Borrower and the Restricted Subsidiaries;

(h) payments that are permitted under Section 8.2.5 [Restricted Payments];

(i) sales, contributions, conveyances and other transfers of Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary or any other similar transactions in connection with any Indebtedness permitted by Section 8.2.1(j) [Indebtedness];

(j) transactions effected, and payments made, in accordance with the terms of (i) any agreement to which the Borrower or any Restricted Subsidiary is a party as of the Closing Date and described on Schedule 8.2.8, (ii) any other agreement entered into prior to the consummation of the Spin-Off by and among the Borrower and the Restricted Subsidiaries, on the one hand, and GasCo and its Subsidiaries (other than the Borrower and its Subsidiaries), on the other hand, that are immaterial to the Loan Parties taken as a whole or (iii) any other agreement entered into prior to the consummation of the Spin-Off by and among the Borrower and the Restricted Subsidiaries, on the one hand, and CCR and its Subsidiaries, on the other hand, that are immaterial to the Loan Parties taken as a whole, and, in each case under this clause (j), and any amendments, modifications, supplements, extensions, renewals or replacements thereof so long as such amendments, modifications, supplements, extensions, renewals or replacements do not materially and adversely affect the rights, taken as a whole, of the Lenders as compared to the terms of such agreement in effect on the Closing Date;

(k) any transaction in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agents a letter from an accounting, appraisal or investment banking firm of national standing (or otherwise reasonably acceptable to the Administrative Agents) stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the preceding paragraph;

(l) loans or advances to employees, officers or directors in the ordinary course of business and approved by the Borrower’s Board of Directors in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time;

(m) Permitted Undivided Interest Sales;

(n) pledges by the Borrower or any Restricted Subsidiary of (or any Guaranty by the Borrower or any Restricted Subsidiary limited in recourse solely to) Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Borrower’s Unrestricted Subsidiaries;

(o) prior to the consummation of the Take-In Transaction, the sale, contribution, conveyance or other transfer, or granting of a security interest in Qualified Receivables Assets by CCR or any of its Subsidiaries to the Borrower or one of its Restricted Subsidiaries in connection with a Qualified Receivables Transaction on terms that are customary for asset securitization of factoring transactions involving Receivables; provided, that (i) with respect to any Qualified Receivables Asset so purchased, the purchase price paid by the Borrower or any of its Restricted Subsidiaries shall not be greater than the sale price to be received by the Borrower or any of its Restricted Subsidiaries from the Receivables Subsidiary for such Qualified Receivables Asset in the related Qualified Receivables Transaction (it being understood that (x) the composition of such purchase price in terms of cash and non-cash consideration may differ from the composition of such sales price, (y) the amount of the sale price paid under a subordinated note issued by a Receivables Subsidiary shall be equal to the increase in the principal balance of such subordinated note on account of the related Qualified Receivables Assets and (z) the “sale price” for any Qualified Receivables Assets that are contributed by the Borrower or a Restricted Subsidiary to a

Receivables Subsidiary shall be equal to the increase in the value of the Equity Interests of the Receivables Subsidiary on account of the related contribution, as determined by the Borrower or such Restricted Subsidiary in good faith) and (ii) any cash purchase price payable for Qualified Receivables Assets shall be paid net of any payments owing by CCR and its Subsidiaries under the Operating Agreement;

(p) the consummation of the Transactions and the payment of fees and expenses in connection therewith; and

(q) (i) transactions pursuant to Section 8.2.4(v) [Investments] and (ii) any agreement or transaction with a Person that is an Affiliate of the Borrower entered into to the extent such agreement or transaction is necessary to effectuate the Take-In Transaction (provided that after giving effect to the consummation of the Take-In Transaction, such agreement or transaction did not, and will not have the effect of, providing any material benefit to such Affiliate or material detriment to the Borrower or any Subsidiary that would not have been reasonably expected to have been obtained by such Affiliate or have so affected the Borrower or such Subsidiary had such Person not been an Affiliate of the Borrower).

(ix) Change in Business.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

(x) Fiscal Year.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

(xi) Amendments to Certain Documents.

(a) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, amend its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner that would be adverse in any material respect to the Lenders. The Borrower shall not, through merger or otherwise, reincorporate under the laws of a jurisdiction other than a State of the United States or the District of Columbia.

(b) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, amend or modify or grant any waiver or release under any Specified Material Contract, if such amendment, modification, waiver or release would be adverse in any material respect to the Lenders (including by affecting the assignability of any such contract or agreement in a manner that would have a material and adverse effect on the rights of the Secured Parties in the Collateral (including in such agreement and other credit support as Collateral)); provided that (i) amendments, waivers and consents under multiple Specified Material Contracts entered into substantially contemporaneously shall be viewed taken as a whole and (ii) upon and following consummation of the Take-In Transaction, any Specified Material Contract between CCR or any of its Subsidiaries, on the one hand, and the Borrower or any of its Subsidiaries (other than CCR and its Subsidiaries), on the other hand, may be terminated or (to the extent CCR or the applicable Subsidiary of CCR is (and will be following such waiver, amendment, supplement or modification) a Guarantor) waived, amended, supplemented or otherwise modified.

(c) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, amend or modify or grant any waiver or release under any Material Contract (other than any Specified Material Contract), if such amendment, modification, waiver or release affects the assignability of any such contract or agreement in a manner that would have a material and adverse effect on the rights of the Secured Parties in the Collateral (including in such agreement as Collateral) or could reasonably be expected to result in a Material Adverse Change; provided that (i) amendments, waivers and consents under multiple Material Contracts entered into substantially contemporaneously shall be viewed taken as a whole and (ii) upon and following consummation of the Take-In Transaction, any Material Contract between CCR or any of its Subsidiaries, on the one hand, and the Borrower or any of its Subsidiaries (other than CCR and its Subsidiaries), on the other hand, may be terminated or (to the extent CCR or the applicable Subsidiary of CCR is (and will be following such waiver, amendment, supplement or modification) a Guarantor) waived, amended, supplemented or otherwise modified.

(d) The Borrower shall not, and shall not cause or permit any Subsidiary to, amend or modify or grant any waiver or release under (x) prior to the consummation of the Take-In Transaction, (i) the partnership agreement of CCR or any charter or other organizational documents of CCR GP, or (ii) any Affiliated Company Loan Document or (y) any agreement governing or evidencing any Specified Junior Obligation, in each case in any manner that would be adverse in any material respect to the Lenders.

(xii) Swaps.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, enter into any Swap Agreement, other than those entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.

(xiii) Financial Covenants.

The Borrower shall comply with the following covenants for the benefit of the Revolving Lenders and the Term A Lenders:

(a) Maximum First Lien Gross Leverage Ratio. Commencing with the fiscal quarter ending March 31, 2019, the Borrower shall not permit the First Lien Gross Leverage Ratio, calculated as of the last day of each fiscal quarter of the Borrower, to be greater than the First Lien Gross Leverage Ratio set forth opposite such day in the table below.

Quarter Ended	Maximum First Lien Gross Leverage Ratio
March 31, 2019	2.00x
June 30, 2019	2.00x
September 30, 2019	2.00x
December 31, 2019	2.00x
March 31, 2020	1.75x
June 30, 2020	2.50x
September 30, 2020	2.50x
December 31, 2020	2.50x
March 31, 2021	2.50x
June 30, 2021	2.25x

Quarter Ended	Maximum First Lien Gross Leverage Ratio
September 30, 2021	2.25x
December 31, 2021	2.00x
March 31, 2022	2.00x
June 30, 2022 and thereafter	1.75x

(b) Maximum Total Net Leverage Ratio. Commencing with the fiscal quarter ending March 31, 2019, the Borrower shall not permit the Total Net Leverage Ratio, calculated as of the last day of each fiscal quarter of the Borrower, to be greater than the Total Net Leverage Ratio set forth opposite such day in the table below.

Quarter Ended	Maximum Total Net Leverage Ratio
March 31, 2019	3.00x
June 30, 2019	3.00x
September 30, 2019	3.00x
December 31, 2019	3.00x
March 31, 2020	2.75x
June 30, 2020	3.75x
September 30, 2020	3.75x
December 31, 2020	3.75x
March 31, 2021	3.75x
June 30, 2021	3.50x
September 30, 2021	3.50x
December 31, 2021	3.25x
March 31, 2022	3.25x
June 30, 2022 and thereafter	2.75x

(c) Minimum Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending March 31, 2019, the Borrower shall not permit the Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal quarter of the Borrower, to be less than the Fixed Charge Coverage Ratio set forth opposite such day in the table below.

Quarter Ended	Minimum Fixed Charge Coverage Ratio
March 31, 2019	1.10x
June 30, 2019	1.10x
September 30, 2019	1.10x
December 31, 2019	1.10x
March 31, 2020	1.10x
June 30, 2020	1.00x
September 30, 2020	1.00x
December 31, 2020	1.00x
March 31, 2021	1.00x
June 30, 2021	1.05x
September 30, 2021	1.05x

Quarter Ended	Minimum Fixed Charge Coverage Ratio
December 31, 2021	1.05x
March 31, 2022	1.05x
June 30, 2022 and thereafter	1.10x

(xiv) Restrictions on Distributions from Restricted Subsidiaries.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Borrower or any Restricted Subsidiary (provided that (x) the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions shall not be deemed to be a restriction on the ability to pay dividends or make other distributions on its Capital Stock for purposes of this covenant and (y) the subordination of Indebtedness owed to the Borrower or any Restricted Subsidiary to other Indebtedness incurred by any Restricted Subsidiary shall not be deemed a restriction on the ability to pay Indebtedness);

(2) make any loans or advances to the Borrower or a Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Borrower or a Restricted Subsidiary.

The foregoing restrictions of this Section 8.2.14 [Restrictions on Distributions from Restricted Subsidiaries] will not apply to encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in any agreement in effect on the Closing Date and set forth on Schedule 8.2.14;

(b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower or became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower) and outstanding on such date;

(c) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (a) or (b) of this paragraph or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) of this paragraph or this clause (c); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Lenders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements, as determined in good faith by the Borrower;

(d) (i) customary non-assignment provisions in any contract, license, lease or sale or exchange agreement and (ii) cash, other deposits, or net worth or similar requirements, in each case, imposed by suppliers, customers or lessors under contracts or leases, in the case of each of clauses (i) and (ii), entered into in the ordinary course of business;

(e) in the case of clause (3) of the preceding paragraph, restrictions contained in Capital Lease Obligations, purchase money obligations, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capital Lease Obligations, purchase money obligations, security agreements or mortgages;

(f) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(g) any encumbrance or restriction in any agreement or instrument in connection with a Qualified Receivables Transaction customary for transactions of such type applicable to the Qualified Receivables Assets or the applicable Receivables Subsidiary;

(h) Liens otherwise permitted to be incurred under the provisions of Section 8.2.2 [Liens] that limit the right of the debtor to Dispose of the assets subject to such Liens;

(i) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including, without limitation, agreements entered into in connection with an Investment) entered into with the approval of the Borrower’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(j) encumbrances or restrictions applicable only to a Foreign Subsidiary;

(k) Swap Agreements permitted under Section 8.2.12 [Swaps];

(l) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary; and

(m) any encumbrances or restrictions imposed by any amendments of the contracts, instruments or obligations referred to in clauses (a) through (l) of this paragraph; provided that such amendments are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing, as determined in good faith by the Borrower.

(xv) Negative Pledge Agreements.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Loan Document) that limits the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (other than property specifically excluded from the Collateral requirements pursuant to Section 8.1.17(b) [Collateral]) for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to each of the following Contractual Requirements that:

(a) (i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 8.2.15) are listed on Schedule 8.2.15 and (ii) to the extent Contractual Requirements permitted by subclause (i) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Refinancing Indebtedness of such Indebtedness or obligation so long as such Refinancing Indebtedness does not expand the scope of such Contractual Requirement;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(c) arise pursuant to agreements entered into with respect to any Disposition permitted by Section 8.2.7 [Dispositions] and applicable solely to assets under such Disposition;

(d) are customary provisions in joint venture agreements and other similar agreements permitted by Section 8.2.4 [Loans and Investments] and applicable to the joint ventures owned by the Borrower or any Restricted Subsidiary;

(e) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 8.2.1 [Indebtedness], but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(f) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(g) restrictions on transfer of the general partnership interest in CCR set forth in Section 4.6 of the Partnership Agreement;

(h) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(i) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(j) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(k) are imposed by requirements of Law;

(l) customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligation;

(m) are customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien that does not secure Indebtedness for borrowed money and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 8.2.15;

(n) are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 8.2.1 [Indebtedness] or Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Loan Documents as determined by the Borrower in good faith and do not restrict Liens on the Collateral to secure the Obligations;

(o) are restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);

(p) are encumbrances or restrictions contained in an agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and

(q) are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (p) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s Board of Directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(xvi) Permitted Activities of CCR GP.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, prior to the consummation of the Take-In Transaction, the Borrower shall not permit CCR GP to: (a) incur, directly or indirectly, any Indebtedness or other obligations (other than ordinary course liabilities but, for the avoidance of doubt and not in derogation of the foregoing, in no event shall CCR GP permit CCR to incur Indebtedness for borrowed money unless CCR GP is expressly not liable for such Indebtedness), (b) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person or (c) engage in any business or activity or own any assets other than (i) holding 100% of the general partnership interests of CCR, (ii) performing its obligations and activities incidental to its role as general partner of CCR and (iii) holding the assets described on Schedule 8.2.16.

(xvii) Pennsylvania Mining Complex.

Prior to the consummation of the Take-In Transaction, the Borrower shall not, and shall not cause or permit any Subsidiary to, use the Pennsylvania Mining Complex in the production, transmission, or distribution, for sale, of electric energy or of natural or synthetic gas for heat, light, or power within the meaning of Section 363(h)(4) of the Bankruptcy Code.

(xviii) Anti-Hoarding.

If any Revolving Credit Loans or Swing Loans are outstanding and the aggregate amount of Excess Balance Sheet Cash exceeds $50,000,000 for a period of two (2) consecutive Business Days, then not later than the following Business Day, the Borrower shall prepay Revolving Credit Loans and/or Swing Loans in an aggregate amount equal to the lesser of (i) the outstanding amount of the Revolving Credit Loans and Swing Loans at such time and (ii) the aggregate amount of Excess Balance Sheet Cash in excess of $50,000,000 on such second Business Day.

(c) Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to each Administrative Agent and each of the Lenders:

(i) Quarterly Financial Statements.

Commencing with the fiscal quarter ending September 30, 2017, as soon as available and in any event within 45 calendar days after the end of each of the first three fiscal quarters in each fiscal year (or by December 15, 2017, in the case of the fiscal quarter ending September 30, 2017), (i) financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Financial Officer or Treasurer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year and (ii) a management’s discussion and analysis of financial condition and results of operations for each period for which financial statements are delivered pursuant to clause (i) above.

(ii) Annual Financial Statements.

As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, (i) financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agents and (ii) a management’s discussion and analysis of financial condition and results of operations for each fiscal year for which financial statements are delivered pursuant to clause (i) above. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) or explanation statement as to “going concern” or similar matter or the scope of such audit, in each case, other than any “going concern” qualification or explanation resulting solely from a maturity scheduled to occur within twelve months of such audit of any Class of Loans or Commitments hereunder, the Second Lien Notes or a Qualified Receivables Transaction.

(iii) SEC Website.

Reports or other information required to be delivered pursuant to Section 8.3.1 [Quarterly Financial Statements], Section 8.3.2 [Annual Financial Statements] and Sections 8.3.7(b) and (c) [Budgets, Forecasts, Other Reports and Information] shall be deemed to have been delivered on the date on which such report or other information is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting and delivery requirements of Sections 8.3.1 [Quarterly Financial Statements], 8.3.2 [Annual Financial Statements] and 8.3.7(b) and (c) [Budgets, Forecasts, Other Reports and Information].

(iv) Certificate of the Borrower.

On the date that the financial statements of the Borrower furnished to the Administrative Agents and to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements] are required to be furnished, a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Financial Officer or Treasurer of the Borrower, in the form of Exhibit 8.3.4, to the effect that, except as described pursuant to Section 8.3.5 [Notice of Default], (i) no Event of Default or Potential Default exists and is continuing on the date of such certificate, (ii) containing calculations in reasonable detail to demonstrate compliance as of the date of such financial statements with the Financial Covenants, (iii) setting forth a calculation in reasonable detail of the Cumulative Credit as of the end of the applicable fiscal quarter, (iv) in the case of a Compliance Certificate delivered with respect to any fiscal year, a calculation in reasonable detail of Excess Cash Flow (commencing with the fiscal year ending December 31, 2018) and identifying each Immaterial Subsidiary and setting forth the assets and Consolidated Net Income attributable to each Immaterial Subsidiary and (v) describing the commodity Swap Agreements in place to which any Loan Party is a party and confirming that all such Swap Agreements are Swap Agreements that the Loan Parties are permitted to enter under Section 8.2.12 [Swaps].

(v) Notice of Default.

Promptly after any Responsible Officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer of the Borrower setting forth the details of such Event of Default or Potential Default and the action that the Borrower proposes to take with respect thereto.

(vi) Certain Events.

Written notice to the Administrative Agents, for provision to the Lenders:

(a) promptly after any Responsible Officer of the Borrower has learned of the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Borrower or any of its Subsidiaries (that would reasonably be expected to result in a liability against such Person) (i) relating to the Collateral involving a claim or series of claims in excess of the Threshold Amount or (ii) which if adversely determined would constitute a Material Adverse Change;

(b) promptly after any Responsible Officer of the Borrower has knowledge thereof, any event which could reasonably be expected to result in a Material Adverse Change;

(c) promptly after any Responsible Officer of the Borrower has knowledge thereof, (i) any material breach under any Material Contract, (ii) any event of default or reduction or termination of commitments under any Affiliated Company Loan Document (other than in connection with the Take-In Transaction), (iii) any breach of the funding obligations of the lenders under the Affiliated Company Loan Agreement or (iv) any event of default under any Indebtedness incurred or outstanding pursuant to Section 8.2.1(h), (i), (j) or (m) [Indebtedness];

(d) promptly after any Loan Party incurs obligations or liabilities that are due and payable arising in connection with or as a result of the early or premature termination of Swap Agreements (whether or not occurring as a result of a default thereunder), which would exceed the Threshold Amount in the aggregate;

(e) within five (5) Business Days after any Responsible Officer of the Borrower has knowledge thereof, of the occurrence of any ERISA Event that would reasonably be expected to constitute a Material Adverse Change; and

(f) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(vii) Budgets, Forecasts, Other Reports and Information.

Delivery to the Administrative Agents, for provision to the Lenders:

(a) Concurrently with or prior to the delivery of financial statements pursuant to Section 8.3.2 [Annual Financial Statements] for any fiscal year, the budget for the succeeding fiscal year;

(b) Any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders;

(c) Regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or any of its Subsidiaries with the SEC;

(d) Simultaneously with each delivery of financial statements referred to in Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e) Simultaneously with each delivery of financial statements referred to in Section 8.3.2 [Annual Financial Statements], a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(f) Promptly (and in any event within (x) in the case of any notice of potential event of default or an event of default thereunder, one (1) Business Day and (y) otherwise, three (3) Business Days) after receipt thereof, financial statements, certificates or notices (other than notices of borrowing or repayment of revolving loans) from CCR under the Affiliated Company Loan Documents;

(g) Promptly upon their becoming available to the Borrower, a copy of any order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body to the extent it could reasonably be expected to result in a Material Adverse Change; and

(h) Promptly upon request, such other reports and information as any of the Lenders may from time to time reasonably request, including (i) five year projections of the Borrower and (ii) information and documentation for purposes of compliance with the applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws.

(viii) Lender Calls.

On a Business Day within 20 days following each date financial statements of the Borrower are required to be delivered pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements], the Borrower shall conduct a conference call during normal business hours (which may be a public earnings call for the shareholders of the Borrower that is open to the Lenders) with the Lenders to discuss the results and the financial condition of Borrower and the Restricted Subsidiaries for such fiscal period. At least three Business Days prior to any such call, Borrower shall provide each Administrative Agent written notice of the time and date of such call, as well as all relevant information such as the telephone dial-in number and any materials to be discussed on such call.

17. DEFAULT

(a) Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(i) Payments Under Loan Documents.

(a) The Borrower shall fail to make (i) any payment of principal on any Loan when due or (ii) payment of any Reimbursement Obligation within one (1) Business Day after such amount becomes due;

(b) The Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation within three (3) Business Days after such interest becomes due in accordance with the terms hereof; or

(c) The Borrower shall fail to pay any other amount owing hereunder (specifically excluding amounts that are addressed in subparagraphs (a) and (b) above) or under the other Loan Documents within three (3) Business Days after the time period specified herein or therein and, if no time period is specified, then within ten (10) Business Days after a demand or notice has been provided to the Borrower requesting payment of such amount;

(ii) Breach of Warranty.

Any representation or warranty (x) made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof or (y) in the certificate delivered pursuant to Section 7.1.1(h)(ii) [Deliveries], shall prove to have been false or incorrect in any material respect as of the time it was made or furnished;

(iii) Breach of Certain Covenants.

(a) Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.1 [Preservation of Existence, Etc.] (with respect to the legal existence of the Borrower only), Section 8.1.6 [Visitation Rights], Section 8.1.11 [Use of Proceeds; Margin Regulations], Section 8.1.13 [Anti-Terrorism Laws; Anti-Corruption Laws], Section 8.2 [Negative Covenants] (other than Section 8.2.13 [Financial Covenants]) or Section 8.3.5 [Notice of Default];

(b) Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.2.13 [Financial Covenants]; provided that an Event of Default due to a default in the observance of performance of Section 8.2.13 [Financial Covenants] shall not constitute an Event of Default for purposes of any Term B Loan unless and until the actions described in clause (i) or (ii) of Section 9.2.1(b) [Events of Default Other Than Bankruptcy, Insolvency, Reorganization Proceedings] have occurred;

(iv) Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any covenant, condition or provision hereof or of any other Loan Document that is not covered by any other subsection of this Section 9.1 and such default shall continue unremedied for a period of 30 days after any Responsible Officer of any Loan Party becomes aware of the occurrence thereof;

(v) Defaults in Other Agreements or Indebtedness.

A breach, default or event of default shall occur at any time under the terms of any agreement (other than any Loan Document) involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower or any Restricted Subsidiary for all such Indebtedness may be obligated as a borrower or guarantor in excess of the Threshold Amount in the aggregate for such Indebtedness and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or such breach or default permits or causes the acceleration of any Indebtedness or the termination of any commitment to lend, in excess of the Threshold Amount in the aggregate for all such Indebtedness and commitments;

(vi) Final Judgments or Orders.

Any final judgments, awards or orders not covered by insurance for the payment of money in excess of the Threshold Amount in the aggregate shall be entered against the Borrower or any Restricted Subsidiary by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

(vii) Loan Document Unenforceable.

(a) Any of the Loan Documents to which any Loan Party is a party (i) shall cease to be a legal, valid and binding agreement enforceable against such Person executing the same or such Person’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall cease to be in full force and effect (in either case except by operation of its terms), or (ii) shall be contested or challenged by any Loan Party or any agent thereof or (iii) cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby on assets with an aggregate value (for all assets as to which an event described in this clause (iii) or the clause (b) below has occurred and is continuing) in excess of the Threshold Amount (except by operation of its terms) or (b) any security interest and Lien purported to be created by any Security Document on assets with an aggregate value (for all assets as to which an event described in this clause (b) or the clause (a)(iii) above has occurred and is continuing) in excess of the Threshold Amount shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (except as otherwise expressly provided in such Security Document);

(viii) Inability to Pay Debts.

(i) The Borrower or any Restricted Subsidiary (other than CCR GP) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person with an aggregate value (for all property described in this clause (ii)) in excess of the Threshold Amount and is not released, vacated, stayed, dismissed or fully bonded within 60 days after its issue or levy;

(ix) ERISA.

The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(x) Change of Control.

A Change of Control shall occur;

(xi) CCR Ownership.

Prior to the consummation of the Take-In Transaction, (a) any of the Equity Interests in CCR GP shall cease to be owned by a Loan Party or (b) CCR GP shall cease to be the sole general partner of CCR;

(xii) Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower or any Restricted Subsidiary (other than CCR GP) in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or any Restricted Subsidiary (other than CCR GP) for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

(xiii) Voluntary Proceedings.

The Borrower or any Restricted Subsidiary (other than CCR GP) shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing;

(xiv) Material Contracts.

(a) Any termination of any Material Contract shall occur that could reasonably be expected to result in a Material Adverse Change; provided that no Event of Default shall exist with respect to the termination of such Material Contract (other than the Operating Agreement and the Partnership Agreement, in each case, prior to the consummation of the Take-In Transaction) (i) for the 90 days after such termination so long as the Borrower is using commercially reasonable efforts to replace such Material Contract or (ii) if such Material Contract is replaced within 90 days after such termination with a Material Contract that is not materially less favorable (taken as a whole) to the Borrower and its Subsidiaries or the Lenders than the Material Contract that was terminated; or

(b) The Spin-Off shall not have occurred on the Closing Date;

(xv) Affiliated Company Loan Agreement.

In each case, prior to the consummation of the Take-In Transaction:

(a) An “Event of Default” (as defined in the Affiliated Company Loan Agreement) shall occur; or

(b) Any Loan Party shall fail to comply with Section 8.1.14(c) [Compliance with Certain Contracts], and such failure shall continue unremedied for a period of 3 Business Days after the occurrence thereof; or

(c) A breach, default or event of default shall occur at any time under a Specified Refinancing Facility (as defined in the Operating Agreement), and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto) any Indebtedness under the Specified Refinancing Facility when due (whether at stated maturity, by acceleration or otherwise) or such breach or default permits or causes the acceleration of any Indebtedness or the termination of any commitment to lend, under the Specified Refinancing Facility.

(b) Consequences of Event of Default.

(i) Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

(a) If an Event of Default (other than under Section 9.1.12 [Involuntary Proceedings] or 9.1.13 [Voluntary Proceedings] or, unless the actions described in clause (i) or (ii) of clause (b) below have occurred, an Event of Default under Section 9.1.3(b) [Breach of Certain Covenants]) shall occur and be continuing, either Administrative Agent may, and upon the request of the Required Lenders, shall, (i) terminate all obligations on the part of the Lenders to make Loans or any Issuing Lender to issue Letters of Credit, as the case may be, (ii) by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations (other than Obligations under Specified Swap Agreements and Other Lender Provided Financial Service Products) to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to such Administrative Agent for the benefit of the Persons entitled thereto without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (iii) require the Borrower to, and the Borrower shall thereupon, Cash Collateralize all Letter of Credit

Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrower pursuant to this Agreement).

(b) If an Event of Default under Section 9.1.3(b) [Breach of Certain Covenants] shall occur and be continuing, the Revolving/TLA Administrative Agent may, and upon the request of the Required Revolving/TLA Lenders, shall, (i) terminate all obligations on the part of the applicable Lenders to make Revolving Credit Loans, Swing Loans or Term A Loans or any Issuing Lender to issue Letters of Credit, as the case may be, (ii) by written notice to the Borrower, declare the unpaid principal amount of the Revolving Credit Loans, Swing Loans and Term A Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations relating to the Revolving Credit Loans, Swing Loans, Letters of Credit and Term A Loans to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Revolving/TLA Administrative Agent for the benefit of the Persons entitled thereto without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (iii) require the Borrower to, and the Borrower shall thereupon, Cash Collateralize all Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrower pursuant to this Agreement).

(ii) Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.12 [Involuntary Proceedings] or Section 9.1.13 [Voluntary Proceedings] shall occur, no further obligation shall exist on the Lenders to make any Loans or any Issuing Lender to issue any Letters of Credit hereunder, and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations (other than Obligations under Specified Swap Agreements and Other Lender Provided Financial Service Products) shall be immediately due and payable, and the Borrower shall immediately Cash Collateralize all Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrower pursuant to this Agreement), in each case, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

(iii) Set-off.

If an Event of Default shall occur and be continuing, any Secured Party to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of any Lender which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] and any branch, Subsidiary or Affiliate of such Secured Party anywhere in the world shall have the right (to the extent permitted by applicable Law), in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Secured Party or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts or funds not otherwise beneficially owned by the Borrower or such other Loan Party) with such Secured Party or participant or such branch, Subsidiary or Affiliate; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the applicable Administrative Agent for further application in accordance with the provisions of Section 2.15 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the applicable Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the applicable Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Such right shall exist whether or not any Secured Party shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Secured Party.

(iv) [Reserved].

(v) Application of Proceeds.

From and after the date on which any Administrative Agent has taken any action pursuant to this Section 9.2 [Consequences of Event of Default] and until all Obligations of the Loan Parties have been Paid in Full, any and all proceeds received by any Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by any Agent, shall be applied as follows:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, out-of-pocket expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agents and the Collateral Agent) payable to the Administrative Agents or the Collateral Agent in their respective capacities as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest. Letter of Credit Fees and Applicable Prepayment Premium) payable to the Lenders and the Issuing Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Reimbursement Obligations and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) Fourth, to the Revolving/TLA Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to this Agreement;

(e) Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and Obligations then owing under Specified Swap Agreements and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lenders and the providers of Specified Swap Agreements and Other Lender Provided Financial Service Products in proportion to the respective amounts described in this clause (e) held by them;

(f) Sixth, to payment of that portion of the Obligations constituting the Applicable Prepayment Premium, if any, ratably among the Lenders entitled thereto; and

(g) Last, the balance, if any, after all of the Obligations have been indefeasibly Paid in Full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, (a) amounts received from the Borrower or any Guarantor that is not a Qualified ECP Loan Party shall not be applied to the Obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), the Administrative Agents shall make such adjustments as they determine are appropriate to distributions pursuant to clause Fifth above from amounts received from a Qualified ECP Loan Party to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause Fifth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause Fifth above) and (b) Obligations arising under Specified Swap Agreements and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agents have not received written notice thereof, together with such supporting documentation as the Administrative Agents may request, from the counterparty to such Specified Swap Agreement or Other Lender Provided Financial Service Product, as the case may be. Each counterparty to a Specified Swap Agreements and Other Lender Provided Financial Service Products not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agents pursuant to the terms of Section 10 [The Agents] hereof for itself and its Affiliates as if a “Lender” party hereto.

(vi) Collateral Agent.

All Liens granted as security for the Obligations under the Security Documents and any other Loan Document shall secure the Obligations ratably and on a pari passu basis in favor of the Collateral Agent for the benefit of the Secured Parties. No Indemnitee or provider of a Specified Swap Agreement or Other Lender Provided Financial Service Product (except in its capacity as a Lender hereunder (to the extent that this Agreement or any other Loan Document empowers the Lenders to direct the Administrative Agents)) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the Collateral.

(vii) Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents (including each Mortgage), the Administrative Agents and the Collateral Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive to the extent permitted by Law. The Administrative Agents and the Collateral Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Administrative Agents and the Lenders under the Loan Documents or applicable Law.

(c) Notice of Sale.

Any notice required to be given by the Collateral Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Collateral Agent, if given to the Borrower at least ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

18. THE AGENTS

(a) Appointment and Authority.

Each Revolving Lender, Term A Lender and Issuing Lender (including each in its capacity as a counterparty to a Specified Swap Agreement or Other Lender Provided Financial Service Product or an

Affiliate of such counterparty on behalf of such Affiliate) hereby irrevocably designates, appoints and authorizes (a) PNC to act as Revolving/TLA Administrative Agent and (b) PNC to act as Collateral Agent, in each case, for such Lender under the Loan Documents and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents. Each Term B Lender (including in its capacity as a counterparty to a Specified Swap Agreement or Other Lender Provided Financial Service Product or an Affiliate of such counterparty on behalf of such Affiliate) hereby irrevocably designates, appoints and authorizes (a) Citi to act as TLB Administrative Agent and (b) PNC to act as Collateral Agent, in each case, for such Lender under the Loan Documents and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the applicable Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the applicable Administrative Agent and the Collateral Agent or any of them by the terms hereof, together with such powers as are reasonably incidental thereto. PNC agrees to act as the Revolving/TLA Administrative Agent, Citi agrees to act as the TLB Administrative Agent and PNC agrees to act as the Collateral Agent on behalf of the applicable Lenders to the extent provided in the Loan Documents. The provisions of this Section 10 are solely for the benefit of the Agents, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, except as set forth in Section 10.10 [Authorization to Release Collateral and Guarantors].

(b) Rights as a Lender.

Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as an Agent hereunder in its individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Persons were not an Agent hereunder and without any duty to account therefor to the Lenders.

(c) Exculpatory Provisions.

The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall such Agent in good faith believe is provided for herein or in the other Loan Documents); provided that each Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall be entitled to seek the direction or confirmation from the Required Lenders (or other applicable group of Lenders) before taking any action under the Loan Documents;

(d) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to such Agent by the Borrower, a Lender or the Issuing Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the validity, priority, perfection or continued perfection of any security interest (or purported security interest) in the Collateral or (vi) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d) Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the applicable Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless such Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(f) Resignation of Agents.

The Revolving/TLA Administrative Agent may at any time give notice of its resignation to the Revolving Lenders, the Term A Lenders, the Issuing Lenders, the other Agents and the Borrower. The TLB Administrative Agent may at any time give notice of its resignation to the Term B Lenders, the other Agents and the Borrower. The Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders, the other Agents and the Borrower. Upon receipt of any such notice of resignation, Required Class Lenders with respect to each Class represented by such Agent (or in the case of a resignation by the Collateral Agent, the Required Lenders) shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor to the applicable retiring Agent shall have been so appointed by the Required Class Lenders of each applicable Class (or in the case of a resignation by the Collateral Agent, the Required Lenders) and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then such retiring Agent may on behalf of the applicable Lenders and, if the retiring Agent is the Revolving/TLA Administrative Agent, the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above; provided that if such retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of a resignation by the Collateral Agent, in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Revolving/TLA Administrative Agent on behalf of the Issuing Lender under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each applicable Lender and, if the retiring Agent is the Revolving/TLA Administrative Agent, the Issuing Lender directly, until such time as the Required Class Lenders of each applicable Class with respect to such retiring Agent appoint a successor Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.6). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10.6 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

If PNC resigns as Revolving/TLA Administrative Agent under this Section 10.6, PNC shall also resign as Swingline Lender and as an Issuing Lender. If PNC resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender with respect to all Letters of Credit issued by it that remain outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Participation Advances pursuant to Section 2.9.3 [Participations, Disbursements, Reimbursement]. If PNC resigns as Swingline Lender, the Borrower shall repay any outstanding Swing Loans on or prior to the effective date of such resignation and, to the extent any Swing Loans remain outstanding as of the effective date of its resignation as Swingline Lender, PNC shall retain all the rights, powers, privileges and duties of a Swingline Lender with respect to such Swing Loans, including the right to require the Lenders to make Base Rate Loans pursuant to Section 2.10 [Borrowings to Repay Swing Loans]. Upon the appointment of a successor Revolving/TLA Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as a retiring Swingline Lender and Issuing Lender, Revolving/TLA Administrative Agent and Collateral Agent and PNC shall be discharged from all of its respective duties and obligations as Swingline Lender and Issuing Lender, Revolving/TLA Administrative Agent and Collateral Agent under the Loan Documents and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangements satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(g) Non-Reliance on Administrative Agents and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h) No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the “Joint Lead Arrangers,” “Joint Bookrunners,” “Bookrunners,” “Revolving/TLA Co-Syndication Agents,” “TLB Co-Syndication Agents” or “Documentation Agents” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, the Collateral Agent, a Revolving/TLA Co-Syndication Agent, a TLB Co-Syndication Agent, a Documentation Agent, the Swingline Lender, a Lender or an Issuing Lender hereunder.

(i) Administrative Agent’s Fee.

The Borrower shall pay to each Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (each, an “Administrative Agent’s Letter”) between the Borrower and such Administrative Agent, as amended from time to time.

(j) Authorization to Release Collateral and Guarantors.

Each Secured Party expressly agrees that, upon the written request of the Borrower (accompanied by such certificates and other documentation as the applicable Agent may reasonably request), the applicable Agent shall, so long as no Event of Default exists after giving effect thereto:

(a) in the case of the Administrative Agents, execute a release in a form reasonably satisfactory to it of any Person from the Guaranty Agreement if such Person ceases to be a Subsidiary of the Borrower or if such Person is or becomes an Excluded Subsidiary, in either case, pursuant to a transaction permitted by the Loan Documents; and

(b) in the case of the Collateral Agent, (i) execute any document in a form reasonably satisfactory to it, evidencing the release of any asset from the Lien of the Security Document upon the Disposition (other than any lease) of such asset permitted by the Loan Documents (other than a Disposition to a Loan Party), (ii) enter into any subordination agreement, non-disturbance agreement or grant of an option with respect to assets, in each case, in a form reasonably satisfactory to it, in connection with any easements, permits, licenses, rights of way, options, surface leases or other surface rights or interests permitted by the Loan Documents to be granted or a Disposition permitted by the Loan Documents and (iii) enter into the Intercreditor Agreement and a Receivables Related Standstill Agreement.

Each Secured Party agrees to be bound by the Intercreditor Agreement and the Receivables Related Standstill Agreement.

The Borrower shall deliver to the Administrative Agents or the Collateral Agent such certificates and other documentation as such Agent(s) may reasonably request to evidence compliance with the applicable provisions of the Loan Documents.

(k) No Reliance on Administrative Agents’ Customer Identification Programs.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agents to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

(l) Withholding Tax.

To the extent required by any applicable Law (as determined in good faith by the applicable Administrative Agent), the applicable Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.9 [Taxes], each Lender shall indemnify and hold harmless the applicable Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the applicable Administrative Agent) incurred by or asserted against such Administrative Agent by the IRS or any other Official Body as a result of the failure of such Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify such Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the applicable Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due such Administrative Agent under this Section 10.12 [Withholding Tax]. The agreements in this Section 10.12 [Withholding Tax] shall survive the resignation and/or replacement of the applicable Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 10.12 [Withholding Tax], include any Issuing Lender and any Swingline Lender.

(m) Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Administrative Agent, the Collateral Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between each Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Administrative Agent, the Collateral Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of any Administrative Agent, the Collateral Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by any Administrative Agent, the Collateral Agent or any Lead Arranger under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other Person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to any Administrative Agent, the Collateral Agent or any Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) Each Administrative Agent, the Collateral Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(n) PNC as Collateral Agent Under Affiliated Company Loan Documents.

The Loan Parties and the Secured Parties hereby acknowledge that PNC is acting as collateral agent under the Affiliated Company Loan Documents, and expressly consent to PNC’s acting in such capacity. The Loan Parties and the Secured Parties hereby waive any conflict of interest that may arise out of PNC’s acting in such capacity, and make the agreements and acknowledgements set forth in Section 11.14 [No Fiduciary Duty] with respect to PNC’s acting in such capacity mutatis mutandis. The Loan Parties and the Secured Parties shall not claim, or support any Person in claiming, any conflict of interest or invalidity of (i) the exercise by the Collateral Agent or the collateral agent under the Affiliated Company Loan Documents of its rights or remedies under the Loan Documents or the Affiliated Company Loan Documents and (ii) any other duty, obligation or right of the Collateral Agent or the collateral agent under the Affiliated Company Loan Documents. The Loan Parties and the Secured Parties agree not to contest, or challenge or support any other Person in contesting or challenging, the acknowledgements, consents, waivers and agreements under this paragraph for any reason.

19. MISCELLANEOUS

(a) Modifications, Amendments or Waivers.

(i) Required Consents.

With the written consent of the Required Lenders (but subject to the last sentence hereof and the provisions of Section 4.6 [Successor LIBOR Rate Index], Section 10.10 [Authorization to Release Collateral and Guarantors], Section 11.1.2 [Certain Amendments] and Section 11.1.3 [Amendments Affecting the Agents, Etc.]), the Administrative Agents, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder; provided that no consent of any Lender is required for actions authorized by Section 10.10 [Authorization to Release Collateral and Guarantors]. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided that no such agreement, waiver or consent may be made which will:

(a) increase the amount of the Revolving Credit Commitment or commitment to make Term Loans of any Lender hereunder without the consent of such Lender;

(b) whether or not any Loans are outstanding, extend any Maturity Date or the time for payment of principal, premium or interest of any Loan, the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of, premium of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, or reduce, remove or shorten the period of applicability of any prepayment premium, without the consent of each Lender directly affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans, changes to Section 8.2.13 [Financial Covenants] or definitions used therein or the application (or waiver of application) of any rate increase described in Section 4.3 [Interest After Default] shall not constitute a postponement of any date scheduled for the payment of principal or interest or a reduction of principal, interest or fees);

(c) except as otherwise provided in or permitted by this Agreement, without the written consent of all the Lenders (other than Defaulting Lenders), release all or substantially all of the Guarantors (as measured by fair market value of their assets) from their Obligations under the Guaranty Agreement;

(d) except as otherwise provided in or permitted by this Agreement, without the written consent of all the Lenders (other than Defaulting Lenders), release all or substantially all of the Collateral; provided that in the event that the Borrower provides any applicable Issuing Lender with Cash Collateral to secure any Letters of Credit with an expiry date beyond the Revolving Maturity Date pursuant to Section 2.9.10 [Cash Collateral Prior to the Maturity Date], such Issuing Lender is permitted to release such Cash Collateral without the consent of any Lender once such Letter of Credit has terminated, expired or has otherwise been returned to such Issuing Lender undrawn; or

(e) amend Section 2.4.1 [Revolving Credit Commitments] with respect to the provision regarding ratable reduction of Revolving Credit Commitments, Section 5.2 [Pro Rata Treatment of Lenders], Section 5.3 [Sharing of Payments by Lenders] or Section 9.2.5 [Application of Proceeds] or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definitions of “Required Class Lenders,” “Required Lenders,” “Required Revolving Lenders,” “Required Revolving/TLA Lenders” or “Ratable Share,” in each case without the consent of all affected Lenders; or

(f) amend this Section 11.1 [Modifications, Amendments or Waivers] in a manner that would reduce the voting rights of any Lender without consent of such affected Lender.

Notwithstanding the foregoing, (i) any of the Financial Covenants or the definition of any defined term used in any of the Financial Covenants (solely as such term is used in the Financial Covenants) may be amended or waived with only the consent of the Required Revolving/TLA Lenders, the Borrower and the Revolving/TLA Administrative Agent (and the consent of no other Person shall be required) and (ii) any condition precedent set forth in Section 7.2 [Each Additional Loan or Letter of Credit] to any extension of credit under the Revolving Credit Commitments may be amended or waived only with the consent of the Required Revolving Lenders (and the consent of no other Person shall be required).

(ii) Certain Amendments.

Notwithstanding Section 11.1.1(a) [Required Consents] or any other provision in any Loan Document to the contrary, the Borrower and the Administrative Agents (or to the extent relating to Collateral, the Collateral Agent), on behalf of the Lenders and without any consent or action by any Lender, may amend, modify, supplement or restate in whole or in part any of the Loan Documents from time to time or consent to such action by the Collateral Agent to (i) cure any defect or error, (ii) comply with any provision hereunder or under any other Loan Document, (iii) add Guarantors of the Obligations, (iv) add property or other assets as Collateral, (v) add covenants of the Borrower or the other Loan Parties for the benefit of the Lenders or to surrender any right or power herein conferred upon the Borrower or any of the other Loan Parties, (vi) approve of any correction or update to any Schedule hereto or to any other Loan Document to the extent such Schedule is being corrected in any manner that is not material or is being updated to reflect the consummation of any transaction or exercise of any rights of the Loan Parties permitted hereunder for which no consent is required or for which the required consent has been received, (vii) release from perfection any Lien created by any Loan Document that is no longer required by the terms hereof or such Loan Document to be perfected, or (viii) share Collateral on a pro rata basis with any counterparty to a Specified Swap Agreement described in clause (b) of the definition of “Specified Swap Agreement.”

(iii) Amendments Affecting the Agents, Etc.

No agreement, waiver or consent which would modify the interests, rights or obligations of any Agent, the Swingline Lender or any Issuing Lender may be made without the written consent of such Agent, the Swingline Lender or such Issuing Lender, as applicable. Furthermore, notwithstanding anything contained in any Loan Document, each fee letter entered into between the Borrower and an Agent may only be amended, waived, consented to or otherwise modified with the consent of each such Agent and the Borrower and no other Person shall be required to or have the right to consent to any such amendment, waiver, consent or modification of such fee letter.

(iv) Non-Consenting Lenders.

If in connection with any proposed waiver, amendment or modification referred to in any of the clauses (a) through (f) in Section 11.1.1 [Required Consents], the consent of the Required Lenders, Required Revolving Lenders, Required Revolving/TLA Lenders or Required Class Lenders, as applicable, is obtained but the consent of one or more of other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender].

(v) Defaulting Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b) No Implied Waivers; Cumulative Remedies.

No course of dealing and no delay or failure of any Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agents and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

(c) Expenses; Indemnity; Damage Waiver.

(i) Costs and Expenses.

The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, the Agents and their respective Affiliates (including the reasonable fees, charges and disbursements of outside counsel and land professionals for the Agents), and shall pay all reasonable fees in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by any Agent, any Lender or any Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for any Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3 [Expenses; Indemnity; Damage Waiver], or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (iv) all reasonable out-of-pocket expenses incurred by PNC as collateral agent under the Affiliated Company Loan Documents in connection with the enforcement or protection of its rights and/or the rights of the Secured Parties in respect of the Affiliated Company Loan Documents (to the extent not promptly paid by the Affiliated Company Loan Agreement Loan Parties) and (v) all reasonable out-of-pocket expenses of any Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

(ii) Indemnification by the Borrower.

The Borrower shall indemnify the Lead Arrangers, the Bookrunners, each Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket related expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party or any Subsidiary of Borrower arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of this Agreement, any other Loan Document, any of the Transactions, or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the Loan Parties of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any breach of representations, warranties or covenants of any Loan Party under the Loan Documents or any breach of any representation or warranty in the certificate delivered pursuant to Section 7.1.1(h)(ii) [Deliveries], (iv) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any facility currently or formerly owned or operated by the Borrower or any of its Subsidiaries or any Environmental Liability relating in any way to the Borrower or any of its Subsidiaries, (v) any action or inaction (including by PNC as collateral agent under the Affiliated Company Loan Documents) under the Affiliated Company Loan Documents (to the extent not promptly paid by the Affiliated Company Loan Agreement Loan Parties) or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that the Borrower shall not be liable for any portion of any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements with respect to an Indemnitee (A) if the same is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or (B) results from a dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an Agent or arranger, bookrunner or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates). The Indemnitees will attempt to minimize the fees and expenses of legal counsel for the Indemnitees which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Indemnitees if appropriate under the circumstances. This Section 11.3.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(iii) Reimbursement by Lenders.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 2.9.8 [Indemnity], Section 11.3.1 [Costs and Expenses] or Section 11.3.2 [Indemnification by the Borrower] to be paid by it to any Agent (or any sub-agent thereof), the Issuing Lenders or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the Issuing Lenders or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent (or any such sub-agent) or an Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity.

(iv) Waiver of Consequential Damages, Etc.

No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found to be a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such Indemnitee, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages (as opposed to direct or actual damages) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of the Loan Parties pursuant to Section 11.3.2 [Indemnification by the Borrower].

(v) Payments.

All amounts due under this Section 11.3 [Expenses; Indemnity; Damage Waiver] shall be payable not later than ten (10) days after demand therefor.

(d) Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the applicable Maturity Date if such Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

(e) Notices; Effectiveness; Electronic Communication.

(i) Notices Generally.

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 11.5.1.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

(ii) Electronic Communications.

Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agents; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender if such Lender or Issuing Lender, as applicable, has notified the applicable Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and such Administrative Agent shall have notified the Borrower of the same. Each Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the applicable Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(iii) Change of Address, Etc.

Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(f) Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

(g) Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Loan Parties contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 2.9.8 [Indemnity], Section 2.9.10 [Cash Collateral Prior to the Revolving Maturity Date], Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive payment in full of all principal and interest under the Notes, the termination of the Commitments and the expiration or termination or cash collateralization of all Letters of Credit. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

(h) Successors and Assigns.

(i) Successors and Assigns Generally.

The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agents and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and, except as set forth in Section 11.8.2(f) [No Assignment to Disqualified Person], any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations], the Lead Arrangers, the Bookrunners and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Lenders and the Lenders, and as set forth in Section 11.12 [Certain Collateral Matters]) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(ii) Assignments by Lenders.

Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in clause (a)(i) of this Section 11.8.2, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Loans of the assigning Lender and the principal outstanding balance of the Term Loans of the assigning Lender, in each case, subject to each such assignment (determined as of the Trade Date) shall not be less than (x) $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment, Revolving Credit Loans or Term A Loans or (y) $1,000,000 in the case of any assignment in respect of the Term B Loans of the assigning Lender, unless each of the applicable Administrative Agent and, so long as no Event of

Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(c) Required Consents. Each assignment shall be subject to the consent of the following Persons (which shall not be unreasonably withheld or delayed):

(i) the applicable Administrative Agent;

(ii) the Borrower, unless an Event of Default has occurred and is continuing at the time of such assignment; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the applicable Administrative Agent within five (5) Business Days after having received notice thereof; provided that in no event shall the Borrower be deemed to have consented to any assignment to a Disqualified Person pursuant to this sentence;

(iii) in the case of an assignment of Revolving Credit Commitments, each Issuing Lender with a Letter of Credit Issuing Lender Sublimit that is, at the time of such proposed assignment, among the five highest Letter of Credit Issuing Lender Sublimits at such time;

(iv) in the case of an assignment of Revolving Credit Commitments, the Swingline Lender;

provided that no consent of the applicable Administrative Agent or the Borrower shall be required in the case of an assignment to a Lender, an Affiliate of a Lender or, in the case of an assignment of Term Loans, an Approved Fund.

(d) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 from the assignor or the assignee, and the assignee, if it is not a Lender, shall deliver to the applicable Administrative Agent an administrative questionnaire provided by such Administrative Agent.

(e) Prohibited Assignments. No such assignment or participation shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) any natural person, or (iii) any Defaulting Lender.

(f) No Assignment to Disqualified Person. No assignment or participation shall be made to any Person that was a Disqualified Person as of the applicable Trade Date with respect to such assignment or participation (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Person for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Person after the applicable Trade Date, such assignee shall not retroactively be disqualified from being a Lender. Any assignment in violation of this clause (f) shall not be void, but the other provisions of this clause (f) shall apply:

(i) if any assignment is made to any Disqualified Person without the Borrower’s prior written consent in violation of this Section 11.8.2(f), the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the applicable Administrative Agent, (A) in the case of outstanding Loans held by Disqualified Persons, purchase or prepay such Loan (and cancel such Commitment) by paying the lesser of (x) the outstanding principal amount of such Loans and (y) the amount that such Disqualified Person paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, without premium, penalty, prepayment fee or brokerage and/or (B) require such Disqualified Person to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.8.2(h)), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more assignees permitted hereunder at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Person paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, without premium, penalty, prepayment fee or brokerage; provided that (i) the Borrower shall have paid to the applicable Administrative Agent any required assignment fee (if any) and (ii) such assignment does not conflict with applicable Laws.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Persons (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, any Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and/or any Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agents or the Lenders, (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agents or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Person will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Persons consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Reorganization Plan”), each Disqualified Person party hereto hereby agrees (1) not to vote on such Reorganization Plan, (2) if such Disqualified Person does vote on such Reorganization Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable “class” has accepted or rejected such Reorganization Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2), and (C) will not be entitled to any expense reimbursement or indemnification rights; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Person and not to any assignee of such Disqualified Person that becomes a Lender so long as such assignee is not a Disqualified Person or an Affiliate thereof.

(iii) Each Administrative Agent shall have the right, and the Borrower hereby expressly authorizes each Administrative Agent, to (A) post the list of Disqualified Persons provided by the Borrower and any updates thereto from time to time to the Lenders (including “public side” Lenders) (it being understood that the list of Disqualified Persons shall not be effective until it has been posted to “public side” Lenders) or (B) provide the list of Disqualified Persons to each Lender requesting the same.

(iv) All parties hereto acknowledge and agree that no Administrative Agent shall have any responsibility or liability for monitoring the list of or processing assignments to Disqualified Persons or compliance with the terms of any of the provisions set forth herein with respect to Disqualified Persons. Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that no Administrative Agent (x) shall have any responsibility or obligation to determine whether any Lender or any potential assignee Lender is a Disqualified Person or (y) shall have any liability with respect to any assignment or participation made to a Disqualified Person.

(g) Each assignment of the Revolving Credit Commitments by any Revolving Lender pursuant to this Section 11.8.2 shall automatically constitute and be deemed an assignment of its Letter of Credit Issuing Lender Sublimit to the assignee with respect to such Revolving Credit Commitments. If an Issuing Lender (or its Affiliated that is the Revolving Lender) assigns all of its Revolving Credit Commitments, such Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender with respect to all Letters of Credit issued by it that remain outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Participation Advances pursuant to Section 2.9.3 [Participations, Disbursements, Reimbursement], but shall not have any obligation to renew, extend, amend or increase any such Letter of Credit or issue any other Letter of Credit.

(h) Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.8 [Increased Costs], and Section 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

(iii) Register.

Each Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the applicable Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each applicable Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agents, the Issuing Lenders and the Lenders shall treat each Person whose name is in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Agents and any Lender (in the case of such Lender, as to such Lender’s own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(iv) Participations.

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agents, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or, solely to the extent provided in and subject to Section 11.8.2(f) [No Assignment to Disqualified Person], any Disqualified Person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of clause (a), (b), (c), (d), (e) or (f) of Section 11.1.1 [Required Consents]. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.7 [Increased Costs] and Section 5.9 [Taxes] (subject to the requirements and limitations of such Sections and Sections 5.6.3 [Designation of a Different Lending Office] and 5.6.2 [Replacement of a Lender], and it being understood that the documentation required under Section 5.9.5 [Status of Lenders] shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) shall be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Section 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender.

Each Lender that sells participations to a Participant, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register of all such Participants on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive (absent manifest error), and the Borrower and the Lenders shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes. For the avoidance of doubt, each Administrative

Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(v) Certain Pledges; Successors and Assigns Generally.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Confidentiality.

(i) General.

Each of the Agents, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.9, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that any such prospective assignee or Participant may be provided the list of Disqualified Persons) or (b) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to the extent such Information (a) becomes publicly available other than as a result of a breach of this Section 11.9 or (b) becomes available to any Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, the other Loan Parties or any other Person that has obtained such confidential information pursuant to this Section 11.9 or (ix) on a confidential basis to (a) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (b) information regarding the credit facilities provided hereunder to (x) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (y) market data collectors and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the credit facilities provided hereunder. Any Person required to maintain the confidentiality of Information as provided in this Section 11.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(ii) Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender, and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

(j) Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to a Lender or any Affiliate of a Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions of Lending and Issuance of Letters of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement, any Assignment and Assumption Agreement or any other Loan Document and the transactions contemplated hereby or thereby shall be deemed to include an electronic symbol or process attached to a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing in any Loan Document shall require any Agent to accept Electronic Signatures from any Loan Party in any form or format without such Agent’s prior written consent. Each Loan Party represents and warrants that it has the corporate capacity and authority to execute the Loan Documents through electronic means and there are no restrictions for doing so in such Loan Party’s constitutive documents. Without limiting the generality of the foregoing, each Loan Party (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among any Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

(k) Governing Law, Etc.

(i) Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each Standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590), as determined by the Issuing

Lender, and each Commercial Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

(ii) SUBMISSION TO JURISDICTION.

THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(iii) WAIVER OF VENUE.

THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.11.2 [SUBMISSION TO JURISDICTION]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE.

(iv) SERVICE OF PROCESS.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(v) WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.5.

(l) Certain Collateral Matters.

The benefit of the Loan Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to the Secured Parties. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Specified Swap Agreement or any Other Lender Provided Financial Service Product, and no Person shall have any voting rights under any Loan Document solely because of such Person’s status as an Indemnitee.

(m) USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act and each Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

(n) No Fiduciary Duty.

Each Loan Party agrees and acknowledges that: (i) each Secured Party is acting solely as a principal and is not a financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other party; (ii) no Secured Party has assumed or will assume an advisory, agency or fiduciary responsibility in any Loan Party’s or their respective Affiliates’ favor with respect to any of the transactions contemplated hereby (irrespective of whether any Secured Party has advised or is currently advising any Loan Party or its Affiliates on other matters) and no Secured Party has any obligation to the Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; (iii) the Secured Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from the Loan Parties or their respective Affiliates and the Secured Parties have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iv) the Lenders have not provided any legal, accounting, regulatory or tax advice in any jurisdiction with respect to any of the transactions contemplated hereby and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party acknowledges and agrees that it will consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and neither any Secured Party nor its Affiliates shall have any responsibility or liability to any Loan Party with respect thereto. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that such Loan Party may have against the Secured Parties or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

(o) Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

(p) Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.16, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

i.	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii.	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii.	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES INTENTIONALLY OMITTED]

SCHEDULE 1.1(A)

REVOLVING/TLA FACILITIES PRICING GRID

The immediately following table shall apply for determining interest rates for periods prior to the Amendment No. 1 Effective Date:

		Applicable Margin
Level	Total Net Leverage Ratio	LIBOR Loans	Base Rate Loans
I	< 1.00:1.00	3.75%	2.75%

II	≥ 1.00:1.00 and < 1.50:1.00	4.00%	3.00%

III	≥ 1.50:1.00 and < 2.00:1.00	4.25%	3.25%

IV	≥ 2.00:1.00	4.50%	3.50%

The following table shall apply for determining interest rates for periods on and following the Amendment No. 1 Effective Date and prior to the Amendment No. 2 Effective Date:

		Applicable Margin
Level	Total Net Leverage Ratio	LIBOR Loans	Base Rate Loans
I	< 1.00:1.00	3.25%	2.25%

II	≥ 1.00:1.00 and < 1.50:1.00	3.50%	2.50%

III	≥ 1.50:1.00 and < 2.00:1.00	3.75%	2.75%

IV	≥ 2.00:1.00	4.00%	3.00%

The following table shall apply for determining interest rates for periods on and following the Amendment No. 2 Effective Date:

		Applicable Margin
Level	Total Net Leverage Ratio	LIBOR Loans	Base Rate Loans
I	< 1.00:1.00	3.75%	2.75%

II	≥ 1.00:1.00 and < 1.50:1.00	4.00%	3.00%

III	≥ 1.50:1.00 and < 2.00:1.00	4.25%	3.25%

IV	≥ 2.00:1.00	4.50%	3.50%

For purposes of determining the Applicable Margin and the Applicable Letter of Credit Fee Rate:

(a) From and including the Amendment No. 2 Effective Date through the date on which the Compliance Certificate is required to be delivered hereunder in respect of the period ending June 30, 2020 (the “Initial Period”), the Applicable Margin and the Applicable Letter of Credit Fee Rate shall be the respective amounts set forth under Level IV of this Schedule 1.1(A) set forth immediately above.

(b) It is expressly agreed that after the Initial Period, the Applicable Margin and the Applicable Letter of Credit Fee Rate shall be determined based upon Schedule 1.1(A) immediately above and change on each date on which a Compliance Certificate is required to be delivered hereunder.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Revolving/TLA Administrative Agent for the account of the Revolving Lenders, promptly on demand by the Revolving/TLA Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Revolving/TLA Administrative Agent, any Revolving Lender or Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Revolving/TLA Administrative Agent, any Revolving Lender or Issuing Lender, as the case may be, under Section 2.9 [Letters of Credit] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

EXHIBIT C

AMENDMENT TO AFFILIATED COMPANY LOAN AGREEMENT

[See attached]

Execution Version

AMENDMENT NO. 2

This AMENDMENT NO. 2, dated as of June 5, 2020 (this “Amendment”), amends the Credit Agreement, dated as of November 28, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), by and among CONSOL COAL RESOURCES LP (the “Borrower”), the guarantors party thereto, the lenders party thereto, CONSOL ENERGY INC., as administrative agent for the Lenders (the “Administrative Agent”) and PNC BANK, NATIONAL ASSOCIATION, as collateral agent for Secured Parties (the “Collateral Agent” and, together with the Administrative Agent, the “Agents”). Capitalized terms used but not defined herein shall have the meanings given them in the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”).

WITNESSETH

WHEREAS, the Borrower desires to amend the Credit Agreement on the terms set forth herein; and

WHEREAS, the contemplated amendments require the consents of the Required Lenders under the Credit Agreement and the Required Lenders (as defined in the CEI Credit Agreement).

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, covenant and agree as follows:

20. Amendments to the Credit Agreement. Effective as of the Amendment No. 2 Effective Date, the Credit Agreement is hereby amended to be as set forth below (references to Sections are to Sections of the Credit Agreement):

(a) Section 1.1 is hereby amended to add the following definitions in alphabetical order therein:

“Amendment No. 2 Effective Date” shall mean June 5, 2020.

“Capital Expenditures” shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (in the case of leasing, pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person.

“Consolidated Fixed Charges” shall mean, for any period, calculated on a consolidated basis for the Borrower and the Restricted Subsidiaries, the sum of (a) Consolidated Cash Interest Expense for such period, (b) the amount of cash payments made (net of cash refunds received) during such period by the Borrower and the Restricted Subsidiaries in respect of Taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) during such period, (c) the aggregate amount of scheduled repayments of principal during such period in respect of any Consolidated Indebtedness, (d) dividends and distributions paid in cash during such period by the Borrower and the Restricted Subsidiaries on a consolidated basis and (e) Maintenance Capital Expenditures for such period.

“Electronic Signature” shall have the meaning assigned thereto in Section 11.10 [Counterparts; Integration; Effectiveness].

“Fixed Charge Coverage Ratio” shall mean, on any date of determination, the ratio of (1) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of four fiscal quarters of the Borrower most recently ended on or prior to the date of determination for which financial statements are available to (2) Consolidated Fixed Charges for such period.

“Maintenance Capital Expenditures” shall mean, for any period, the portion of the Borrower’s and the Restricted Subsidiaries’ Capital Expenditures required to maintain the operating capacity of the Borrower’s and the Restricted Subsidiaries’ capital assets for such period as determined in good faith by the Borrower, specifically excluding the Capital Expenditures for the refuse disposal expansion project for areas 7 and 8 located at the Pennsylvania Mining Complex preparation plant; provided that the Borrower shall provide to the Agents and the CEI Agents a brief written explanation of such determination no less than five (5) Business Days prior to the earlier of each time that the Borrower delivers or is required to deliver financial statements pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] (or such shorter period as the Agents and the CEI Agents shall agree in their sole discretion), and the Agents and the CEI Agents shall have the right to approve (such approval not to be unreasonably withheld) such determination; provided further that if the Agents and the CEI Agents shall not have responded to the Borrower with respect to such explanation within two (2) Business Days after the Borrower delivers it, then such approval will not be deemed to be required.

“Specified Conditions” shall mean with respect to any transaction, at the time of and after giving effect to such transaction on a Pro Forma Basis, (x) the First Lien Gross Leverage Ratio at such time shall not be greater than 2.00 to 1.00, and (y) the Fixed Charge Coverage Ratio shall be not less than 1.00 to 1.00.

(b) Section 8.2.4 is hereby amended by adding the following to the end of the proviso immediately following clause (r) thereof and immediately before the period:

“; provided further that, with respect to Investments made on or after the Amendment No. 2 Effective Date pursuant to clause (h) or (k), after giving effect to any such Investment, the Specified Conditions shall be satisfied and the Borrower shall deliver to the Agents and the CEI Agents on or prior to the date of the making of any such Investment an Officer’s Certificate certifying compliance with the requirements of this proviso and setting forth calculations in reasonable detail showing such compliance”.

(c) Section 8.2.5(b) is hereby amended by adding the following at the end thereof:

“provided that, on or after the Amendment No. 2 Effective Date, after giving effect to such distribution and any borrowings in connection therewith, the Specified Conditions shall be satisfied and the Borrower shall deliver to the Agents and the CEI Agents on or prior to the date of the making of any such Restricted Payment an Officer’s Certificate certifying compliance with the requirements of this clause (b) and setting forth calculations in reasonable detail showing such compliance;”.

(d) (i) Section 8.2.5(i) is hereby deleted in its entirety, (ii) Section 8.2.5(h) is hereby amended by deleting the “; and” at the end thereof and replacing it with a period and (iii) Section 8.2.5(g) is hereby amended by adding “and” at the end thereof.

(e) Section 8.2.13(a) is hereby amended and restated in its entirety as follows:

(a) Maximum First Lien Gross Leverage Ratio. Commencing with the fiscal quarter ending December 31, 2017, the Borrower shall not permit the First Lien Gross Leverage Ratio, calculated as of the last day of each fiscal quarter of the Borrower, to be greater than the First Lien Gross Leverage Ratio set forth opposite such day in the table below.

Quarter Ended	Maximum First Lien Gross Leverage Ratio
December 31, 2017	2.75x
March 31, 2018	2.75x
June 30, 2018	2.75x
September 30, 2018	2.75x
December 31, 2018	2.75x
March 31, 2019	2.75x
June 30, 2019	2.75x
September 30, 2019	2.75x
December 31, 2019	2.75x
March 31, 2020	2.75x
June 30, 2020	3.75x
September 30, 2020	3.75x
December 31, 2020	3.75x
March 31, 2021	3.75x
June 30, 2021	3.50x
September 30, 2021	3.50x
December 31, 2021	3.00x
March 31, 2022	3.00x
June 30, 2022 and thereafter	2.75x

(f) Section 8.2.13(b) is hereby amended and restated in its entirety as follows:

(b) Maximum Total Net Leverage Ratio. Commencing with the fiscal quarter ending December 31, 2017, the Borrower shall not permit the Total Net Leverage Ratio, calculated as of the last day of each fiscal quarter of the Borrower, to be greater than the Total Net Leverage Ratio set forth opposite such day in the table below.

Quarter Ended	Maximum Total Net Leverage Ratio
December 31, 2017	3.25x
March 31, 2018	3.25x
June 30, 2018	3.25x
September 30, 2018	3.25x
December 31, 2018	3.25x
March 31, 2019	3.25x
June 30, 2019	3.25x
September 30, 2019	3.25x

Quarter Ended	Maximum Total Net Leverage Ratio
December 31, 2019	3.25x
March 31, 2020	3.25x
June 30, 2020	4.00x
September 30, 2020	4.00x
December 31, 2020	4.00x
March 31, 2021	4.00x
June 30, 2021	3.75x
September 30, 2021	3.75x
December 31, 2021	3.50x
March 31, 2022	3.50x
June 30, 2022 and thereafter	3.25x

(g) Section 11.10 is hereby amended by replacing the second paragraph thereof with the following:

“The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement, any Assignment and Assumption Agreement or any other Loan Document and the transactions contemplated hereby or thereby shall be deemed to include an electronic symbol or process attached to a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing in any Loan Document shall require any Agent or any CEI Agent to accept Electronic Signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each Loan Party (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among any Agent, any CEI Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.”

(h) Schedule 1.1(A) to the Credit Agreement is hereby amended and restated in its entirety by Schedule 1.1(a) attached hereto:

21. Conditions Precedent. This Amendment shall be effective upon satisfaction of each of the following conditions (the date of such effectiveness, the “Amendment No. 2 Effective Date”):

(a) Execution and Delivery of Amendment. The Borrower, the Guarantors, the Required Lenders, the Administrative Agent and the Collateral Agent shall have executed and delivered this Amendment.

(b) Consent Under CEI Credit Agreement. The Collateral Agent shall have received an executed copy of the consent under the CEI Credit Agreement to this Amendment, and such Amendment shall have become effective.

(c) Officer’s Certificate. (i) The representations and warranties of each of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the Amendment No. 2 Effective Date with the same effect as though such representations and warranties had been made on and as of such date (except (x) that any representation and warranty that is already qualified as to materiality shall be true and correct in all respects as so qualified and (y) for representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein); (ii) no Event of Default or Potential Default shall have occurred and be continuing; (iii) since December 31, 2018, there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to constitute a Material Adverse Change; and (iv) the Borrower shall have delivered to the Agents for the benefit of each Lender a certificate of the Borrower, dated the Amendment No. 2 Effective Date and signed by a Responsible Officer or Authorized Officer of the Borrower, to each effect in clauses (i) through (iii).

(d) Secretary’s Certificates. The Agents shall have received:

(i) a certificate dated the Amendment No. 2 Effective Date and signed by an Authorized Officer of the Borrower, certifying (A) that attached thereto is a true and complete copy of resolutions duly adopted by the managing general partner of the Borrower authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to be executed and delivered in connection herewith, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Amendment No. 2 Effective Date; (B) the names of the officer or officers authorized to sign this Amendment and the other Loan Documents to be executed and delivered in connection herewith and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of the Borrower for purposes of this Amendment and such other Loan Documents and the true signatures of such officers, on which each Agent and each Lender may conclusively rely; and (C) copies of its certificate of limited partnership (recently certified by the Secretary of State of the State of Delaware) and limited partnership agreement as in effect on the Amendment No. 2 Effective Date, together with recently dated certificates from the Secretary of State of the State of Delaware as to the continued existence and good standing of the Borrower; and

(ii) a certificate dated the Amendment No. 2 Effective Date and signed by an Authorized Officer of each of the Loan Parties (other than the Borrower), certifying (A) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party (or its managing general partner, managing member or equivalent) authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to be executed and delivered in connection herewith, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Amendment No. 2 Effective Date; (B) the names of the officer or officers authorized to sign this Amendment and the other Loan Documents to be executed and delivered in connection herewith and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of such Loan Party for purposes of this Amendment and such other Loan Documents and the true signatures of such officers, on which each Agent and each Lender may conclusively rely; and (C) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Amendment No. 2 Effective Date, recently certified by the appropriate state official where such documents are filed in a state office (or, in the alternative, certifying that such organizational documents have not been amended since the latest delivery of such organizational documents pursuant to Section 7.1.1(b)(iii) of the Credit Agreement or pursuant to a condition precedent to effectiveness of an amendment to the Credit Agreement, and that such organizational documents are in full force and effect), together with recently dated certificates from the appropriate state officials as to the continued existence and good standing of such Loan Party in each state where organized.

(e) Solvency Certificate. The Agents shall have received a certificate of the chief financial officer of the General Partner on behalf of the Borrower stating that, after giving effect to this Amendment, the Borrower and its Subsidiaries , taken as a whole, are Solvent.

(f) Fees and Expenses. All fees and expenses payable on or before the Amendment No. 2 Effective Date by the Borrower to the Collateral Agent (or its Affiliates) in connection with this Amendment shall have been paid in accordance with Section 11.3 of the Credit Agreement, including the reasonable fees, charges and disbursements of counsel for the Collateral Agent.

22. Full Force and Effect; Reaffirmation. All of the terms, conditions, representations, warranties and covenants contained in the Loan Documents shall continue in full force and effect except, in each case, as expressly modified by this Amendment. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement. All references to the Credit Agreement in any Loan Document, unless expressly provided otherwise, shall mean and be a reference to the Credit Agreement as amended by this Amendment. Each Loan Party, by its signature below, hereby affirms and confirms (i) its obligations under each of the Loan Documents to which it is a party and (ii) its guarantee of the Obligations and the pledge of and/or grant of a security interest in its assets as Collateral to secure the Obligations, and acknowledges and agrees that such guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, the Obligations. The amendment of the Credit Agreement pursuant to this Amendment and all other Loan Documents amended and/or executed and delivered in connection herewith shall not constitute a novation of the Credit Agreement and the other Loan Documents as in effect prior to the Amendment No. 2 Effective Date.

23. Counterparts. This Amendment may be executed by different parties hereto in any number of separate counterparts, each of which, when so executed and delivered shall be an original and all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby or thereby shall be deemed to include an electronic symbol or process attached to a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing in any Loan Document shall require any Agent or any CEI Agent to accept Electronic Signatures in any form or format without its prior written consent.

24. Severability. If any term of this Amendment or any application thereof shall be held to be invalid, illegal or unenforceable, the validity of other terms of this Amendment or any other application of such term shall in no way be affected thereby.

25. Entire Agreement. This Amendment sets forth the entire agreement and understanding of the parties with respect to the amendments to the Loan Documents contemplated hereby and supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to such amendments. No representation, promise, inducement or statement of intention has been made by any party that is not embodied in this Amendment, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not set forth herein.

26. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. The provisions of Section 11.11.2 through 11.11.5 of the Credit Agreement shall apply to this Amendment mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

CONSOL COAL RESOURCES LP

By: CONSOL COAL RESOURCES GP LLC,
its general partner

By:
Name:
Title:

GUARANTORS:

CONSOL OPERATING LLC
CONSOL THERMAL HOLDINGS LLC
CONSOL COAL FINANCE CORP.

By:
Name:
Title:

[Signature Page to Amendment No. 2 to CCR Affiliated Company Credit Agreement]

CONSOL ENERGY INC., as Administrative Agent and as the Lender

By:
Name:
Title:

[Signature Page to Amendment No. 2 to CCR Affiliated Company Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

[Signature Page to Amendment No. 2 to CCR Affiliated Company Credit Agreement]

SCHEDULE 1.1(A)

PRICING GRID

The following table shall apply for determining interest rates for periods prior to the Amendment No. 2 Effective Date:

Level	Total Net Leverage Ratio	Applicable Rate
I	< 1.50:1.00	3.75%
II	≥ 1.50:1.00 and < 2.00:1.00	4.00%
III	≥ 2.00:1.00 and < 2.50:1.00	4.25%
IV	≥ 2.50:1.00 and < 3.00:1.00	4.50%
V	≥ 3.00:1.00	4.75%

The following table shall apply for determining interest rates for periods on and following the Amendment No. 2 Effective Date:

Level	Total Net Leverage Ratio	Applicable Rate
I	< 1.50:1.00	4.25%
II	≥ 1.50:1.00 and < 2.00:1.00	4.50%
III	≥ 2.00:1.00 and < 2.50:1.00	4.75%
IV	≥ 2.50:1.00 and < 3.00:1.00	5.00%
V	≥ 3.00:1.00	5.25%

For purposes of determining the Applicable Rate:

(a) From the Amendment No. 2 Effective Date through the date on which the first Compliance Certificate is required to be delivered hereunder after the Amendment No. 2 Effective Date (the “Initial Period”), the Applicable Rate shall be the amount set forth under Level III of this Schedule 1.1(A) set forth above.

(b) It is expressly agreed that after the Initial Period, the Applicable Rate shall be determined based upon Schedule 1.1(A) above and change on each date on which a Compliance Certificate is required to be delivered hereunder.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 4.2 [Interest After Default] or Section 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.